UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EDUCATE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Educate, Inc.

(2)	Aggregate number of securities to which transaction applies:

43,163,307 shares of Educate, Inc. common stock outstanding as of March 5, 2007

3,271,986 options to purchase shares of Educate, Inc. common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.00 per share of Educate, Inc. common stock(a)

(4)	Proposed maximum aggregate value of transaction:

$371,482,344(a)

(a) Based on: 43,163,307 shares of common stock, par value $0.01 per share (“Common Stock”), of Educate, Inc. outstanding and owned by stockholders other than Educate, Inc., and 3,271,986 shares of Common Stock underlying outstanding stock options. The filing fee is calculated based on the sum of (i) 43,163,307 shares of Common Stock and (ii) 3,271,986 shares of Common Stock underlying outstanding stock options, multiplied by the merger consideration of $8.00 in cash per share of Common Stock (the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .0000307.

(5)	Total fee paid:

$11,404.51

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EDUCATE, INC. 1001 Fleet Street Baltimore, Maryland 21202

                        , 2007

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Educate, Inc. (the “Company”) to be held at                 ,                 , on                         , 2007, at                 . At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 28, 2007, by and among Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), Edge Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), and the Company. Parent is affiliated with Sterling Partners and Citigroup Private Equity, and with R. Christopher Hoehn-Saric, Chairman and Chief Executive Officer of the Company. Peter J. Cohen, President and Chief Operating Officer of the Company, and certain other members of management are expected to participate in the transaction by continuing to hold options with respect to the surviving corporation after the consummation of the merger.

The merger agreement contemplates the merger of MergerCo with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. At the effective time of the merger, each issued and outstanding share of our common stock, par value $0.01 per share, other than certain shares owned by Mr. Hoehn-Saric and certain affiliates of Sterling Partners which will be contributed to Parent immediately prior to the effective time of the merger, or shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive $8.00 in cash, without interest.

Apollo Sylvan, LLC and Apollo Sylvan II, LLC, collectively referred to as Apollo, holders of approximately 52.3% of our outstanding common stock, have entered into a voting agreement agreeing to vote their shares in favor of the merger and the adoption of the merger agreement.

On January 27, 2007, an independent committee of our Board of Directors, consisting of all members of our Board of Directors who are not members of management or affiliates of the buyer group, unanimously recommended that our Board of Directors approve and adopt the merger agreement. On January 27, 2007, the merger agreement was approved by our Board of Directors by unanimous vote (other than Mr. Hoehn-Saric and Douglas Becker, who recused themselves due to their affiliation with Parent or its affiliates and their participation in the acquisition of the Company). Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. The proxy statement is dated                     , 2007, and is first being mailed to stockholders on or about                         , 2007.

We cannot complete the merger unless holders of a majority of all outstanding shares of our common stock entitled to vote on the matter vote to adopt the merger agreement. However, Apollo holds sufficient shares of our outstanding common stock to approve the proposal to adopt the merger agreement, even if no other shares are voted in favor of it. The voting agreement will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms, the written consent of Apollo, Parent and MergerCo, the effective time of the merger or the amendment of the merger agreement in a manner adverse to Apollo without Apollo’s consent. The voting agreement will not terminate if our Board of Directors changes its recommendation that our stockholders approve the adoption of the merger agreement.

PLEASE VOTE YOUR SHARES. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided, or vote your proxy over the Internet or telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the adoption of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the merger agreement.

Sincerely,

C. Alan Schroeder General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

EDUCATE, INC. 1001 Fleet Street Baltimore, Maryland 21202

NOTICE OF SPECIAL MEETING                              OF STOCKHOLDERS

TO BE HELD ON                         , 2007 AT

TO OUR STOCKHOLDERS:

Notice is hereby given that a special meeting of stockholders of Educate, Inc., a Delaware corporation (the “Company”), will be held at                 ,                 , on                         , 2007, at                  for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 28, 2007, by and among Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), Edge Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), and the Company. Parent is affiliated with Sterling Partners and Citigroup Private Equity, and with R. Christopher Hoehn-Saric, Chairman and Chief Executive Officer of the Company. Peter J. Cohen, President and Chief Operating Officer of the Company, and certain other members of management are expected to participate in the transaction by continuing to hold options with respect to the surviving corporation after the consummation of the merger. The merger agreement contemplates the merger of MergerCo with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. At the effective time of the merger, each issued and outstanding share of our common stock, par value $0.01 per share, other than certain shares owned by Mr. Hoehn-Saric and certain affiliates of Sterling Partners which will be contributed to Parent immediately prior to the effective time of the merger, or shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive $8.00 in cash, without interest. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement; and

2.	To transact any other business that may properly come before the special meeting.

On January 27, 2007, an independent committee of our Board of Directors, consisting of all members of our Board of Directors who are not members of management or affiliates of the buyer group, unanimously recommended that our Board of Directors approve and adopt the merger agreement. On January 27, 2007, the merger agreement was approved by our Board of Directors by unanimous vote (other than Mr. Hoehn-Saric and Douglas Becker, who recused themselves due to their affiliation with Parent and/or its affiliates and their participation in the acquisition of the Company). Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.

Our Board of Directors has fixed the close of business on                     , 2007, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Appraisal Rights” beginning on page 80 of the accompanying proxy statement and Annex E to the proxy statement.

We cannot complete the merger unless holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on the matter vote to adopt the merger agreement. As a condition to the execution of the merger agreement, Apollo Sylvan, LLC and Apollo Sylvan II, LLC, collectively referred to as Apollo, executed a voting agreement pursuant to which Apollo agreed to vote in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. Apollo holds 22,588,278 shares, or approximately 52.3%, of our outstanding common stock, which is a sufficient amount of our common stock to approve the proposal to adopt the merger agreement, even if no other shares are voted in favor of it.

The voting agreement will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms, the written consent of Apollo, Parent and MergerCo, the effective time of the merger or the amendment of the merger agreement in a manner adverse to Apollo without Apollo’s consent. The voting agreement will not terminate if our Board of Directors changes its recommendation that our stockholders approve the adoption of the merger agreement.

PLEASE VOTE YOUR SHARES. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided, or vote your proxy over the Internet or telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the adoption of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

C. Alan Schroeder General Counsel and Secretary

Baltimore, Maryland

                    , 2007

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” “Educate” and “the Company” refer to Educate, Inc. and its subsidiaries. We refer to Sterling Capital Partners, L.P. as “SCP,” Sterling Capital Partners II, L.P. as “SCP II” and Sterling Capital Partners GmbH & Co. KG as “Sterling Germany” (and together with SCP and SCP II, “Sterling”). We refer to Citigroup Capital Partners II 2007 Citigroup Investment, L.P. as “Citigroup 2007,” Citigroup Capital Partners II Employee Master Fund, L.P. as “Citigroup EMF,” Citigroup Capital Partners II Onshore, L.P. as “Citigroup Onshore,” Citigroup Capital Partners II Cayman Holdings, L.P. as “Citigroup Cayman,” and CGI CPE LLC as “CGI” (and together with Citigroup 2007, Citigroup EMF, Citigroup Onshore and Citigroup Cayman, “Citigroup”). We refer to R. Christopher Hoehn-Saric (including certain trusts related to Mr. Hoehn-Saric), Peter J. Cohen, Kevin E. Shaffer and Jeffrey H. Cohen, collectively, as the “Participating Management Members.” We refer to affiliates of Sterling, other than R. Christopher Hoehn-Saric and his related trusts, that will contribute shares of our common stock to Parent as the “Other Rollover Investors.” We refer to Sterling, Citigroup, the Participating Management Members and the Other Rollover Investors, collectively, as the “Buyer Group.” We refer to Edge Acquisition, LLC as “Parent” and Edge Acquisition Corporation as “MergerCo.” We refer to Apollo Sylvan, LLC and Apollo Sylvan II, LLC, collectively, as “Apollo.” We refer to the stockholders of Educate, other than Apollo and the Buyer Group, collectively, as our “minority unaffiliated stockholders.”

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Parties to the Transaction. We are a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Both Parent and MergerCo were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent is affiliated with Sterling and Citigroup, and with R. Christopher Hoehn-Saric, Chairman and Chief Executive Officer of the Company. MergerCo is a wholly owned subsidiary of Parent. Sterling is a private equity firm. Citigroup is the private equity business of a global diversified financial services company. The Participating Management Members will participate in the transaction by continuing to hold options with respect to the surviving corporation after the consummation of the merger. In addition, Mr. Hoehn-Saric will be contributing certain shares of common stock owned by him to Parent immediately prior to the effective time of the merger in exchange for membership interests of Parent. See “The Transaction Participants” beginning on page 69.

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The Proposal. We are asking our stockholders to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of January 28, 2007, by and among Parent, MergerCo and the Company, providing for the merger of MergerCo with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. The Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of the Company common stock, par value $0.01 per share, in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at                 ,                 ,                      on                         , 2007, at                 . See “The Special Meeting” beginning on page 52 and “Special Factors—Background of the Merger” beginning on page 11.

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Going-Private Transaction. This is a “going-private” transaction. If the merger is completed, the Company will become a wholly owned subsidiary of Parent, and you will be entitled to receive $8.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law, and:

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the NASDAQ Global Select Market; and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors—Certain Effects of the Merger” beginning on page 36.

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Treatment of Stock Options. Other than certain options held by the Participating Management Members, all holders of stock options will receive, in cash, the excess, if any, of $8.00 over the applicable per share exercise price for each stock option held (whether vested or unvested), less any required tax withholding. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights” beginning on page 56.

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Our Position as to Fairness of the Merger; Board Recommendation. Based in part on the unanimous recommendation of the Negotiation Committee of our Board of Directors, our Board of Directors (other than Mr. Hoehn-Saric and Douglas Becker, who are affiliated with members of the Buyer Group and chose not to participate in the meeting at which the merger agreement was approved) unanimously determined that the merger is fair to and in the best interests of our minority unaffiliated stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Fairness of the Merger; Recommendation of Our Board of Directors” beginning on page 18.

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Positions of Parent, Merger Co., Mr. Hoehn-Saric, Mr. Becker and Sterling. Each of Parent, Merger Co., Mr. Hoehn-Saric, Mr. Becker and Sterling believes that the merger is fair to our minority unaffiliated stockholders. However, none of Parent, Merger Co., Mr. Hoehn-Saric, Mr. Becker or Sterling has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to our minority unaffiliated stockholders. See “Special Factors—Position of Mr. Hoehn-Saric as to Fairness,” “—Position of Mr. Becker as to Fairness” and “—Position of Parent, Merger Co. and Sterling as to Fairness” beginning on page 22.

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Negotiation Committee. An independent committee of our Board of Directors, consisting of all members of the Company’s Board of Directors who are not members of management or affiliates of the Buyer Group (the “Negotiation Committee”) was formed for the purpose of reviewing an initial nonbinding proposal received on September 21, 2006 from certain members of the Buyer Group to acquire all of our outstanding shares of common stock for $8.00 per share in cash.

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Opinions of Negotiation Committee’s Financial Advisors. On January 27, 2007, each of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) rendered its oral opinion to the Negotiation Committee (which was subsequently confirmed in writing by delivery of their respective written opinions dated the same date) to the effect that, as of January 27, 2007, the merger consideration to be received by the holders of our common stock (other than the Excluded Shareholders), in the merger was fair to such holders from a financial point of view. With respect to the opinion of Credit Suisse, “Excluded Shareholders” means Parent and its affiliates, the Participating Management Members (and any other holder of our common stock exchanging shares for securities of Parent and its affiliates in the merger) and Apollo. With respect to the opinion of Houlihan Lokey, “Excluded Shareholders” means Parent, MergerCo, the holders of direct or indirect equity interests in Parent and each of their respective affiliates, including those stockholders of the Company who will exchange their shares of our common stock for membership interests in Parent, and Apollo.

The opinions of Credit Suisse and Houlihan Lokey were directed to the Negotiation Committee and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than the Excluded Shareholders) in the merger and did not address any other aspect or implication of the merger. The summaries of the opinions of Credit Suisse and Houlihan Lokey in this proxy statement are qualified in their entirety by reference to the full text of their written opinions, which are included as Annex C and Annex D to this proxy statement, respectively, and set forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by each of Credit Suisse and Houlihan Lokey in preparing their opinions. We encourage our stockholders to carefully read the full text of the Credit Suisse and Houlihan Lokey written opinions. However, neither Credit Suisse’s or Houlihan Lokey’s written opinions nor the summary of their opinions and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger. See “Special Factors—Opinions of Negotiation Committee’s Financial Advisors” beginning on page 25 and Annex C and Annex D.

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Purposes of the Transaction. The purposes of the transaction are to enable our stockholders to immediately realize in cash the value of their investment in the Company and to allow Parent to obtain a controlling interest in the Company. See “Special Factors—Purposes and Reasons of Parent, MergerCo and Sterling for the Merger” beginning on page 22.

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Required Vote. Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to adopt the merger agreement. See “The Special Meeting—Record Date; Quorum and Voting” beginning on page 52.

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Voting Agreement. Concurrently with the execution of the merger agreement, as a condition and inducement to Parent’s and MergerCo’s willingness to enter into the merger agreement, Parent, MergerCo and Apollo entered into a voting agreement, pursuant to which Apollo has agreed to vote its shares in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. The voting agreement terminates on the earlier of the effective time of the merger, the written consent of Apollo, Parent and MergerCo, the date the merger agreement has been validly terminated, or such time as the merger agreement is amended in a manner adverse to Apollo without Apollo’s consent. The voting agreement will not terminate if our Board of Directors changes its recommendation that our stockholders approve the adoption of the merger agreement. If Apollo votes in favor of the adoption of the merger agreement, neither votes against the adoption of the merger agreement, nor withholding of shares by other stockholders, will affect the outcome of the vote. See “The Merger Agreement—Voting Agreement” beginning on page 67.

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Share Ownership of Certain Persons. As of March 5, 2007, Mr. Hoehn-Saric owned 2,067,520 shares of our common stock (including shares underlying options held by Mr. Hoehn-Saric), representing approximately 4.6% of our outstanding common stock. As of March 5, 2007, affiliates of Citigroup owned 1,068,993 shares of our common stock. In addition, as of March 5, 2007, the Other Rollover Investors owned 205,833 shares of our common stock. See “The Special Meeting—Stock Ownership and Interests of Certain Persons” beginning on page 54.

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Interests of Our Directors and Executive Officers in the Merger. In considering the recommendation of our Board of Directors with respect to the merger, you should be aware that certain members of the Board of Directors and certain executive officers have relationships with Parent and its affiliates or personal interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests include:

•	Mr. Hoehn-Saric is affiliated with Parent, will have an ownership interest in Parent following completion of the merger and will be eligible to receive grants of incentive equity in Parent;

•	Mr. Hoehn-Saric has also agreed not to exercise his options to acquire shares of our common stock and to allow his options to remain outstanding after the effective time of the merger, with the effect that Mr. Hoehn-Saric will not receive any portion of the merger consideration in respect of such options, but shall retain an equity interest in the surviving corporation after the merger;

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the Participating Management Members other than Mr. Hoehn-Saric have agreed that, unless they elect and notify us in writing otherwise prior to the consummation of the merger, they will not exercise their options to acquire shares of our common stock, and such options will remain outstanding after the effective time of the merger, with the effect that such Participating Management Members will not receive any portion of the merger consideration in respect of such options, but will retain an equity interest in the surviving corporation after the merger;

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the Participating Management Members will be eligible to receive grants of incentive equity in one or more of the entities to be formed in connection with the transactions described in “Special Factors—Plans for Educate after the Merger,” which grants will be made in proportion to the number of Educate stock options held by the Participating Management Members which remain outstanding at the effective time of the merger;

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the merger will result in the accelerated vesting and cash-out of all of our stock options, including any stock options that the Participating Management Members other than Mr. Hoehn-Saric do not elect to leave in place after the effective time of the merger;

•	upon completion of the merger, each of the Participating Management Members other than Mr. Hoehn-Saric will receive $8.00 in cash for each share of our common stock that he owns;

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our existing executive officers expect to have continuing employment relationships with the surviving corporation after completion of the merger. After completion of the merger, Mr. Hoehn-Saric expects to continue to serve as Chief Executive Officer of Parent and the surviving corporation. Mr. Hoehn-Saric’s existing employment agreement with us will remain in effect after the completion of the merger. For a description of the terms of Mr. Hoehn-Saric’s employment agreement, please see “Employment Agreement” in the Proxy Statement for our 2006 Annual Meeting of Stockholders. We anticipate that the other Participating Management Members and our other executive officers will hold positions with the surviving corporation that are substantially similar to their current positions; and

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the merger agreement provides for continued indemnification of our current and former directors and officers and our subsidiaries in respect of liabilities for acts or omissions occurring at or prior to the completion of the merger. In addition, the merger agreement provides for continued directors’ and officers’ insurance coverage for six years following completion of the merger.

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Financing for the Merger; Source and Amount of Funds. The total amount of funds required to complete the merger and the related transactions, including refinancing of existing indebtedness, and payment of fees and expenses in connection with the merger, is anticipated to be approximately $564.4 million. This amount is expected to be provided through a combination of (i) equity contributions from the Buyer Group totaling approximately $289.4 million and (ii) debt financing totaling approximately $275.0 million. See “Special Factors—Financing for the Merger; Source and Amount of Funds” beginning on page 39.

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Limited Guarantees from Sterling and Citigroup. Each of the Sterling and Citigroup entities have agreed, severally and not jointly, to guarantee the termination fee and expense reimbursement obligations of Parent and MergerCo under the merger agreement up to an aggregate amount of $16.0 million. See “The Merger Agreement—Actions to be Taken to Complete the Merger” beginning on page 59.

•	Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the “HSR Act”), and approval by the German Federal Cartel Office. Early termination of the applicable waiting period under the HSR Act was granted on February 27, 2007. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 64.

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Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. Stockholders are urged to consult their tax advisors regarding the United States federal, state, local and foreign tax considerations of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.

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Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise its appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 80 and Annex E—Section 262 of the Delaware General Corporation Law.

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Anticipated Closing of the Merger. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by our stockholders and the absence of legal prohibitions to the merger. We currently expect the merger to be completed shortly following the special meeting of stockholders, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

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No Solicitation. Pursuant to the merger agreement, we agreed that until the effective time of the merger, neither we nor any of our subsidiaries would engage in certain actions related to the solicitation of alternative acquisition proposals. In addition, we agreed to recommend adoption of the merger agreement to our stockholders, subject to our Board of Directors’ right to change its recommendation in the event that our Board of Directors determines in its good faith judgment, following consultation with legal counsel, that the failure of the Board of Directors to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders; however, if such change is in response to a takeover proposal, our Board of Directors may change its recommendation only if it determines in its good faith judgment, following consultation with one of our financial advisors and legal counsel, that the proposal is a superior proposal and that the failure to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders, and provides Parent and MergerCo with written notice that includes, among other things, the material terms and conditions of the superior proposal and Parent and MergerCo do not, within five business days, make an offer that our Board of Directors determines, in its good faith judgment, following consultation with outside financial advisors and legal counsel, to be at least as favorable to our stockholders as the superior proposal. See “The Merger Agreement—No Solicitation” beginning on page 61.

•	Conditions to the Completion of the Merger. The obligations of the Company, Parent and MergerCo to complete the merger are subject to the satisfaction or waiver of certain conditions, including the adoption of the merger agreement by the affirmative vote of the holders of a majority of our outstanding common stock. See “—Conditions to the Completion of the Merger” beginning on page 64.

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Termination of Merger Agreement. The merger agreement contains a number of circumstances under which the merger agreement may be terminated by one or all of the parties thereto. For example, either we or Parent may terminate the merger agreement if the merger has not been consummated by June 30, 2007 and the terminating party is not the cause of such failure. See “—Termination of Merger Agreement” beginning on page 65.

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Termination Fees. The merger agreement provides for a termination fee of $16.0 million payable by us to Parent if the merger agreement is terminated under certain circumstances, and for a termination fee of the same amount payable by Parent to us if the merger agreement is terminated under separate sets of circumstances. See “—Termination Fees; Reimbursement of Expenses” beginning on page 66.

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Company Stock Price. On September 22, 2006, the last full trading day prior to the public announcement of the Buyer Group’s initial proposal to acquire all of our outstanding shares of common stock, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $7.06. On January 26, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $7.61. On                     , 2007, the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on NASDAQ Global Select Market was $            .

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Additional Information. You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 90.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the adoption of the merger agreement entered into by and among Parent, MergerCo and the Company pursuant to which MergerCo will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. See “The Merger Agreement—The Merger” beginning on page 55.

Q:	How Does the Company’s Board of Directors Recommend That I Vote?

A:	Our Board of Directors (other than Mr. Hoehn-Saric and Mr. Becker who are affiliated with certain members of the Buyer Group) unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Fairness of the Merger; Recommendation of Our Board of Directors” beginning on page 18.

Q:	What Will I Receive in the Merger?

A:	Upon completion of the merger, you will receive $8.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $800.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 55.

Q:	When and Where Is the Special Meeting?

A:	The special meeting of stockholders will be held at on , 2007 at . See “The Special Meeting” beginning on page 52.

Q:	May I Attend the Special Meeting?

A:	All stockholders of record as of the close of business on , 2007, the record date for the special meeting, may attend the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who Can Vote at the Special Meeting?

A:	All stockholders of record at the close of business on , 2007, the record date for the special meeting, will be entitled to vote at the special meeting. If, on that date, your shares were registered directly in your name with our transfer agent, LaSalle Bank National Association, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If, on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. As of the close of business on the record date, shares of our common stock were outstanding. Every holder of our common stock is entitled to one vote for each such share the stockholder held as of the record date. See “The Special Meeting” beginning on page 52.

Q:	How Are Votes Counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a brokerage firm holding shares as nominee for a beneficial owner indicates on an executed proxy that it has not received instructions with respect to the merger proposal from the beneficial owner and, as in this case, does not have discretionary authority to vote the shares without such instructions. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of our shares of common stock, broker non-votes and abstentions will have exactly the same effect as a vote “Against” the adoption of the merger agreement. Broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	How Many Votes Are Required to Adopt the Merger Agreement?

A:	Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on , 2007, the record date for stockholders entitled to vote at the special meeting, is required to adopt the merger agreement. As of the close of business on the record date, there were shares of our common stock outstanding. This means that under Delaware law, shares or more must vote in the affirmative to adopt the merger agreement. See “The Special Meeting” beginning on page 52.

Q:	How Many Votes Does the Company Already Know Will Be Voted in Favor of the Merger Proposal?

A:	Pursuant to a Voting Agreement, dated as of January 28, 2007, by and among MergerCo, Parent and Apollo, Apollo has agreed to vote all shares of our common stock it owns in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. As of , 2007, the record date for stockholders entitled to vote at the special meeting, Apollo owned 22,588,278 shares of our common stock, which is equivalent to approximately 52.3% of our outstanding common stock. In addition, each member of our Board of Directors and each of our current executive officers has advised us that they intend to vote all of their shares in favor of the adoption of the merger agreement. As of the record date, these persons (including Apollo) owned 23,522,245 shares of our common stock (excluding shares underlying options held by these persons, which shares cannot be voted on the proposal to adopt the merger agreement unless such options are exercised), which is equivalent to approximately 54.5% of our outstanding common stock. If these persons (including Apollo) vote in favor of the adoption of the merger agreement, neither votes against the adoption of the merger agreement, nor withholding of votes by other stockholders, will affect the outcome of the vote.

Q:	How Many Votes Do I Have?

A:	You have one vote for each share of our common stock you own as of , 2007, the record date for stockholders entitled to vote at the special meeting.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 52.

Q:	What If I Fail to Instruct My Broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the adoption of the merger agreement.

Q:	Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What Happens If I Do Not Vote?

A:	Because the vote required is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the exact same effect as a vote “Against” the adoption of the merger agreement. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 52 and “Appraisal Rights” beginning on page 80 and Annex E—Section 262 of the Delaware General Corporation Law.

Q:	When Should I Send in My Stock Certificates?

A:	After the special meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to the paying agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates now.

Q:	When Can I Expect to Receive the Merger Consideration For My Shares?

A:	Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to the Company in order to cover any potential loss.

Q:	What Do I Need to Do Now?

A:	You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, or vote over the Internet or telephone as instructed in these materials. If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other agent rather than from the Company. You should complete and return the proxy card to your broker or other agent to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a proxy form. The meeting will take place at on , 2007 at . See “The Special Meeting” beginning on page 52.

Q:	What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I Change My Vote After I Have Mailed in My Proxy Card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways: first, you can send a written notice stating that you would like to revoke your proxy to our Corporate Secretary at Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202; second, you can request a new proxy card, complete it and send it to our Corporate Secretary at the same address, or complete a new proxy by visiting the website or calling the toll-free number shown on your proxy card; and third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to our Corporate Secretary at the same address. Voting via the Internet, by calling the toll-free number or by mailing in your proxy card will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy by mail, by calling the toll-free number or via the Internet even if you plan to attend the special meeting in person. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the special meeting. See “The Special Meeting” beginning on page 52.

Q:	What Are the Consequences of the Merger to Members of Our Management and Board of Directors?

A:	Mr. Hoehn-Saric has an ownership interest in Parent, and he is expected to continue as Chairman and Chief Executive Officer of Parent and the surviving corporation following the merger. Mr. Hoehn-Saric is also contributing certain shares of common stock owned by him and certain trusts related to him to Parent immediately prior to the effective time of the merger in exchange for membership interests of Parent. In addition, some or all of the Participating Management Members will participate further in the transaction by continuing to hold options with respect to the surviving corporation after the consummation of the merger, receiving additional grants of incentive equity in Parent and certain related entities formed for the purpose of engaging in the transactions described in “Special Factors—Plans for Educate after the Merger,” and following the merger it is expected that these and other members of our management will continue as management of the surviving corporation and/or such other related entities. Our current Board of Directors, however, will be replaced by a new Board of Directors to be nominated by Parent. Like all other holders of shares of our common stock, members of our management and Board of Directors, other than Mr. Hoehn-Saric to the extent of his contribution of shares to Parent, will be entitled to receive $8.00 per share in cash for each of their shares of our common stock (whether vested or not). All options (whether or not vested) to acquire our common stock held by members of our management and Board of Directors, other than options held by the Participating Management Members to the extent that such persons will continue to hold options in the surviving corporation after the consummation of the merger, will be canceled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $8.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options.

Q:	Who Can Answer Further Questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary at Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202.

SPECIAL FACTORS

Background of the Merger

Over the period from Spring 2005 until early 2006, Goldman Sachs assisted us as our financial advisor to help in considering the possibility of a transaction after we were approached by a strategic party (the “Strategic Party”). On our behalf, Goldman Sachs contacted a discreet group of strategic buyers. During the course of this time, we entered into non-disclosure agreements with the Strategic Party and one other party and engaged in substantial preliminary discussions with the Strategic Party. Such discussions remained at the initial stage and were eventually discontinued in early 2006.

During 2005, R. Christopher Hoehn-Saric, our Chairman and Chief Executive Officer, and representatives of Apollo engaged in preliminary discussions regarding Apollo’s plans for its investment in Educate, including possible transactions in which management would lead the process and acquire a significant portion of Apollo’s investment in the Company.

On November 2, 2005, representatives of Signal Hill Capital Group, LLC, financial advisors, made a presentation to Mr. Hoehn-Saric regarding a possible acquisition of Apollo’s investment in Educate by Mr. Hoehn-Saric.

Discussions between Mr. Hoehn-Saric and representatives of Apollo regarding the possibility of Mr. Hoehn-Saric acquiring Apollo’s stake in Educate were discontinued at the end of 2005. During 2006, Mr. Hoehn-Saric and representatives of Apollo commenced discussions focusing on the long-term prospects of us and our business, and possible alternatives to keeping us a public company. In addition, as a result of the deterioration in our business, the Board of Directors was considering changes in our strategic direction and roles of management.

Beginning on August 7, 2006, in reaction to our stock price, which had fallen below $6.00 per share, Mr. Hoehn-Saric and representatives of Sterling and Signal Hill discussed the feasibility of a management-led buyout of us. As a result of these discussions, on August 11, Sterling engaged Katten Muchin Rosenman LLP (“Katten”) to advise the members of the Buyer Group with respect to legal matters in their discussions with us and potential outside investors.

Mr. Hoehn-Saric and representatives of Sterling, Signal Hill and Katten met for the purpose of discussing a management-led buyout of us on August 15. Between August 15 and August 18, Mr. Hoehn-Saric and representatives of Sterling and Signal Hill communicated by telephone regarding a possible transaction, which discussions included analyses of premiums paid in recent transactions in our industry, models for a potential leveraged buyout of us, and levels of equity participation in a leveraged buyout that would be required to support various prices for our common stock.

On August 28, 2006, Signal Hill made a presentation to certain potential investors in the merger, including members of the Buyer Group. Meetings and telephone conference calls among Mr. Hoehn-Saric and representatives of Signal Hill and Sterling to confirm Sterling’s interest in pursuing a transaction continued throughout the end of August and early September. On September 13, members of the Buyer Group, together with representatives of Katten and Signal Hill, discussed possible structures for a buyout transaction, as well as the manner in which Mr. Hoehn-Saric and the other members of the Buyer Group would approach Apollo and the Board of Directors.

Mr. Hoehn-Saric and representatives from Signal Hill met with representatives of prospective lenders on September 18, 2006 to discuss the Buyer Group’s proposal for a going-private transaction that Mr. Hoehn-Saric would propose, together with Sterling and Citigroup. J.P. Morgan Chase Bank and another potential lender subsequently indicated their interest in providing debt financing for the transaction, and prepared draft term sheets that could be presented to our Board of Directors.

On September 21, 2006, we received a nonbinding proposal from Mr. Hoehn-Saric, Peter J. Cohen, Christopher J. Paucek, Sterling and certain limited partners and co-investors of Sterling, including Citigroup, to acquire all of our outstanding shares of common stock for $8.00 per share in cash, which represented a premium of 13.3% to the closing price of our common stock on that date of $7.06. The proposal noted that the transaction would be financed with a combination of bank debt and equity. This proposal was communicated to the Board of Directors, and was discussed by the Board of Directors at a regularly scheduled meeting of the Board of Directors held on September 22, 2006, at which meeting representatives from Signal Hill made a presentation at the request of Mr. Hoehn-Saric. Messrs. Hoehn-Saric and Becker, both of whom are partners and members in affiliates of Sterling, did not participate in such discussions. The proposal was announced to the public on September 25, 2006.

A subsequent meeting of the Board of Directors was called for September 25, 2006 to further discuss the proposal. Messrs. Hoehn-Saric and Becker were not present at the September 25th Board of Directors meeting. At the meeting, Laurence Berg and Aaron Stone, both of whom are affiliated with Apollo, our majority stockholder, indicated that Apollo would not seek a control premium or different treatment from other stockholders and would not propose an alternate transaction with us. The Negotiation Committee also confirmed with Apollo that Apollo was under no compulsion to sell its shares of common stock of the Company. Accordingly, Apollo’s only interest with respect to a possible transaction was to maximize the value obtained by all stockholders. As a result, the members of the Board of Directors present at the meeting unanimously concluded that there existed no conflict of interest between Apollo and our other stockholders.

The Board of Directors then formed a Negotiation Committee consisting of all members of the Board of Directors other than Messrs. Hoehn-Saric and Becker. The Board of Directors authorized the Negotiation Committee to, among other things, review, evaluate, respond to and negotiate the proposal received from the Buyer Group, as well as to seek alternative proposals and to review, evaluate, respond to and negotiate such other proposals, offers or expressions of interest the Company might receive with respect to a possible business combination or other transaction. The Negotiation Committee, consisting of Laurence Berg, Michael F. Devine, III, David W. Hornbeck, Cheryl Krongard, Aaron Stone, Michael D. Weiner and Raul Yzaguirre, engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its lead legal advisor. The members of the Negotiation Committee were informed of the fact that Skadden had represented both us and Apollo in the past. In particular, Skadden had represented us in our initial public offering and had represented Apollo in Apollo’s initial acquisition of a controlling stake in us, as well as other unrelated matters. In order to fully protect the Company’s interests in the event that the Company’s interests in pursuing a transaction differed from Apollo’s interests, the Negotiation Committee also engaged Hughes Hubbard & Reed LLP (“Hughes Hubbard”) as counsel to the members of the Negotiation Committee not affiliated with Apollo. The Negotiation Committee identified Credit Suisse and Goldman, Sachs & Co. as having the most experience with transactions in the supplemental education market. The Negotiation Committee learned that Goldman Sachs & Co. had a conflict of interest due to an unrelated engagement on behalf of an affiliate of the Buyer Group and authorized Skadden and Hughes Hubbard to negotiate a non-exclusive engagement with Credit Suisse, subject to a review for conflicts of interest.

On September 25, 2006, another company competing in the supplemental educational services industry (the “Strategic Party”) contacted Mr. Berg to express an interest in exploring a possible transaction with us. Mr. Berg requested that the Strategic Party contact Credit Suisse.

On September 28, 2006, the Strategic Party and a private equity party (the “Private Equity Party”) contacted Credit Suisse and indicated that they might be interested in exploring a possible transaction with us.

On October 3, 2006, we entered into a non-disclosure agreement with Sterling.

On October 6, 2006, the Negotiation Committee held a meeting with its legal advisors and Credit Suisse to review the status of discussions with the Buyer Group, including the debt and equity financing arrangements that the Buyer Group was proposing. In addition, Credit Suisse summarized for the Negotiation Committee the conversations that it had with other potentially interested parties over the last week.

Credit Suisse informed the Negotiation Committee that (i) it had a lending relationship with Laureate Education, Inc., the Chief Executive Officer of which, Douglas Becker, is an affiliate of Sterling, and (ii) it has an ongoing relationship with JP Morgan, the proposed lender under the Buyer Group’s financing arrangements, and Citigroup, although the relationship was in no way related to the proposed transaction with us. After the Negotiation Committee discussed the impact of Credit Suisse’s relationships, the Negotiation Committee decided that it was nevertheless very beneficial to the Negotiation Committee to continue to receive advice from Credit Suisse due to their extensive knowledge of the supplemental education services industry. The Negotiation Committee agreed that it was prudent to appoint a second financial advisor to assist the Negotiation Committee in reviewing, evaluating, responding to and negotiating the proposal from the Buyer Group and any other proposals, offers, or expressions of interest that it might solicit or receive. Ms. Krongard was authorized by the Negotiation Committee to identify possible advisors that did not have any significant relationships with members of the Buyer Group and to negotiate an engagement agreement with a second financial advisor, with final terms of the engagement to be approved by the Negotiation Committee.

Also on October 6, 2006, the Buyer Group delivered to the Negotiation Committee a draft merger agreement prepared by Katten, setting forth the proposed principal economic and other terms of the Buyer Group’s proposal. Skadden and Hughes Hubbard began their review and discussions regarding the draft merger agreement.

On October 13, 2006, the Negotiation Committee held a meeting with its legal advisors and Credit Suisse to continue its consideration of the proposal it had received from the Buyer Group and to review the status of discussions with other potentially interested parties. At this meeting, Skadden and Hughes Hubbard reported to the Negotiation Committee on the terms of the proposed merger agreement. The Negotiation Committee reviewed the status of the Company’s responses to the Buyer Group’s diligence requests, as well as the status of Credit Suisse’s own diligence to reach a preliminary valuation analysis. The Negotiation Committee reviewed with its legal advisors and Credit Suisse discussions that Credit Suisse had regarding the Strategic Party’s interest in entering into a non-disclosure agreement and conducting diligence regarding our business. Also at this meeting, the Negotiation Committee authorized the engagement of Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, as an appropriate second financial advisor to the Negotiation Committee.

On October 18, 2006, the Negotiation Committee held a meeting with its legal and financial advisors to continue its review of the proposal it had received from the Buyer Group. Credit Suisse gave a presentation to the Negotiation Committee as to its preliminary valuation of our Company. The Negotiation Committee discussed the structure of the Buyer Group’s proposed financing, and expressed concerns with respect to the conditionality of such financing. The Negotiation Committee discussed potential strategies in dealing with other interested parties and determined that Credit Suisse should follow up with respect to inquiries made last year by four other potentially interested parties, including two who had spent time during the last year performing due diligence on our business. Credit Suisse reported to the Negotiation Committee that the Strategic Party had given Credit Suisse preliminary feedback that the Strategic Party might value our common stock at between $8.25 and $8.75 per share, with a possible increase for the ability to leverage the franchise network. The Strategic Party further indicated that any proposal it made would not contain a financing condition. The Negotiation Committee agreed that Credit Suisse and management should spend more time with the Strategic Party to enable them to finalize a proposal and, at the same time, should continue to encourage the Buyer Group to provide more clarity as to their timing and the ultimate terms of their proposal.

On October 19, 2006, an investment bank contacted Credit Suisse on behalf of a company in the educational publishing business (the “Publishing Entity”) to express interest in a possible transaction with us.

On October 20, 2006, another private equity party (“Party A”) contacted Credit Suisse to express interest in a possible transaction with us.

During the next two weeks, we entered into non-disclosure agreements with the Strategic Party, the Private Equity Party, Party A and other parties. Throughout the month of November, Credit Suisse contacted a number of possible strategic and financial bidders to assess their interest in considering a transaction with us.

During the months of November, December and January, each interested party and its advisors (and, in the case of the Buyer Group, potential financing sources and their advisors) submitted requests for, and received from us, additional due diligence materials. In addition, members of our senior management were made available, with the financial advisors of the Negotiation Committee in attendance, for question-and-answer sessions regarding due diligence issues.

During the last week of October 2006, we disclosed to each interested party and its advisors preliminary financial results relating to our performance for the third quarter of 2006.

On November 2, 2006, the Negotiation Committee held a meeting with its legal and financial advisors to review the discussions that Credit Suisse had with the Strategic Party, the Private Equity Party, the Publishing Entity and Party A. In addition, the Negotiation Committee discussed the progress with respect to providing diligence materials in response to the Buyer Group’s requests. The Buyer Group’s lender had expressed concern over our third quarter 2006 results, which reflected substantially lower than expected performance. As a result, the Buyer Group was taking longer to provide us with more definitive details as to their proposed financing. Credit Suisse and HLHZ discussed our third quarter results with the Negotiation Committee in an effort to assist the Negotiation Committee in reviewing management’s projections and evaluating the possible reasons for such shortfall.

During the week of November 6, 2006, diligence meetings were conducted between the Buyer Group and selected franchisees at which representatives of Credit Suisse were present.

On November 8, 2006, the Publishing Entity submitted a letter to Credit Suisse and HLHZ indicating its continued interest in the Company.

On November 10, Mr. Hoehn-Saric and representatives of Signal Hill and Sterling made a presentation to J.P. Morgan Chase Bank for purposes of its continuing consideration of providing debt financing for the merger.

On November 13, 2006, another company in the educational publishing business (“Party B”) expressed to Credit Suisse an interest in a possible transaction with us. During the following week we entered into a non-disclosure agreement with Party B.

On November 14, 2006, the Buyer Group contacted Credit Suisse and HLHZ to explain its proposed financing structure, whereby the Company would be restructured at or immediately following the merger, with the franchise operations of the Company remaining in place, and most of the non-franchise operations of the Company being split off into separate entities. The Buyer Group also expressed to Credit Suisse concern about the impact of our declining financial performance on the proposed transaction.

Also on November 14, 2006, the Private Equity Party expressed its continued interest in the Company to Credit Suisse and indicated that its preliminary valuation was between $8.50 and $9.50 per share, subject to satisfactory completion of diligence and negotiation of definitive documentation.

On November 17, 2006, Party A, which had spent the last three to four weeks reviewing diligence materials, indicated to Credit Suisse that, due to the downturn in our performance for 2006, the party did not believe it could be competitive with the Buyer Group’s bid absent some potential upside in our results. The party still requested a two-hour meeting with our management team to determine whether they would be able to make a competitive bid, which meeting was held on December 8, 2006, with representatives of Credit Suisse and HLHZ in attendance.

On November 20, 2006, the Strategic Party conducted a diligence call with our management team. After the call, the Strategic Party indicated that it was still interested in considering a transaction with us, and that it would continue to review the diligence materials that we had provided. We scheduled a meeting with the Strategic Party, Credit Suisse, HLHZ and our management team at our headquarters for December 13. The Negotiation Committee then directed Credit Suisse to work with each remaining interested party to receive definitive proposals from each of them by the middle of December.

On November 20, 2006, the Strategic Party had a conference call with management to discuss our business operations. Representatives of Credit Suisse and HLHZ participated in this call.

On November 22, 2006, Credit Suisse discussed with an investment bank representative of the Publishing Entity the need and timing for an initial indication of interest and preliminary bid from the Publishing Entity.

On November 26, 2006, we disclosed to the Buyer Group, the Strategic Party, the Private Equity Party, the Publishing Entity and Party B our financial projections for 2007 to 2010.

On November 30, 2006, the Private Equity Party attended a series of management presentations, at which representatives of Credit Suisse and HLHZ were in attendance.

On December 1, 2006, Credit Suisse and the Publishing Entity discussed a potential bid by the Publishing Entity. The Publishing Entity subsequently indicated that it could not be competitive with the Buyer Group’s bid given our current financial performance and projections.

On December 4, 2006, the Negotiation Committee held a meeting with its legal and financial advisors to review the discussions between Credit Suisse and the Buyer Group, as well as the other potentially interested parties. The Private Equity Party had access to the diligence materials for the prior two to three weeks and met with our management during the previous week. The Private Equity Party characterized its interest as very strong after the management meeting, and it informed Credit Suisse that it would put more resources behind its diligence efforts to firm up its position quickly.

On December 4, 2006, after discussion with its legal and financial advisors regarding alternative strategies for obtaining the best possible updated proposals from the various interested parties, including the Buyer Group, the Negotiation Committee directed Credit Suisse to request that all interested parties respond by December 18, 2006 with their updated proposals and a markup of a draft merger agreement to be included in the bid request packages. The Negotiation Committee agreed to reconvene on December 20, 2006 in order to review and consider the updated proposals. Bid packages, including a proposed draft of the merger agreement, were sent to the Strategic Party, the Private Equity Party, the Publishing Entity and Party B on December 13 and 14.

On December 11, 2006, Party B informed Credit Suisse that it was not interested in pursuing a potential transaction with us.

On December 13, 2006, the Strategic Party attended a series of management presentations, at which representatives of Credit Suisse and HLHZ were in attendance.

On December 14, Mr. Hoehn-Saric and representatives of Signal Hill and Sterling made a presentation to Citigroup for purposes of its continuing consideration of providing equity financing for the merger and remaining a member of the Buyer Group.

On December 19, 2006, the Buyer Group confirmed its offer of $8.00 per share. Also on December 19, 2006, the Strategic Party informed Credit Suisse that it would not be able to submit a firm bid at that time and that it needed to conduct further diligence review, and the Private Equity Party informed Credit Suisse that it was interested in continuing to pursue a transaction with the Company, but that it needed to conduct further diligence review.

On December 20, 2006, the Negotiation Committee held a meeting with its legal and financial advisors to review the responses received over the past two days with respect to its request that all interested parties provide an updated proposal and revised draft of the merger agreement. As of December 20, only the Buyer Group had provided an updated bid and a markup of the merger agreement, as requested. Credit Suisse briefed the Negotiation Committee regarding the feedback that had been received from the three other parties who were sent bid packages. The Private Equity Party had indicated that it needed some additional time and information in order to prepare its final proposal, and that its offer would possibly remain in the range of $8.50 to $9.50 per share, but noted that the declining results of operations had put downward pressure on its views as to value. The Private Equity Party indicated that it was evaluating the possible synergies between our products and services and the products and services offered by other of the Private Equity Party’s portfolio companies in order to retain its original range, despite the decrease in our current and projected results.

Party A confirmed in conversations with Credit Suisse that it did not expect to be able to reach a competitive offer for our stock, and that therefore it was terminating its consideration of a possible transaction with us. The Strategic Party had not provided a markup of the merger agreement or any formal indication of its current bid, but instead had indicated to Credit Suisse that its most critical diligence item was to become comfortable with our 2007 budget and business plan, which our management team was still in the process of preparing. Based on the Strategic Party’s knowledge of our 2007 projections, which we had provided to the Strategic Party on November 26, 2006, it indicated to Credit Suisse that it would not be interested in a transaction with us at $8.00 per share. The Committee instructed Credit Suisse to continue discussions with the Strategic Party and to provide it any additional information that it may request in the hope of encouraging it to make a higher bid.

On January 2, 2007, the Private Equity Party indicated to Credit Suisse that it was interested in continuing to pursue a transaction with the Company.

On January 4, 2007, Credit Suisse discussed with the Strategic Party and the Private Equity Party their respective remaining diligence requests.

Over the two weeks between January 8, 2007 and January 19, 2007, the Negotiation Committee’s legal and financial advisors, in consultation with the Negotiation Committee, continued to negotiate with the Buyer Group and its advisors the terms of the draft merger agreement and the related financing commitments.

On January 17, 2007, Mr. Hoehn-Saric and representatives of Sterling made a presentation to the investment committee of Sterling regarding the merger, with representatives of Signal Hill available for questions.

On January 19, 2007, the Negotiation Committee met with its legal and financial advisors to review the status of the updated proposals from the Strategic Party, the Private Equity Party and the Buyer Group. In conversations with Credit Suisse, the Private Equity Party indicated that it would not be able to confirm a price that would be competitive with $8.00 per share. The Strategic Party also indicated that, given our performance trends, it was not prepared to pay $8.00 per share, but indicated that it may have an interest at $7.50 per share. The Negotiation Committee discussed with its legal and financial advisors the status of their discussions with the representatives of the Buyer Group regarding the open issues in the merger agreement. The Negotiation Committee instructed its legal advisors and Credit Suisse to seek the removal of certain conditions from the Buyer Group’s financing papers and the draft merger agreement.

During the week following January 19, 2007, the Negotiation Committee’s legal and financial advisors continued discussions with representatives of the Buyer Group to reach agreement regarding the treatment of deal expenses, the provision of additional equity by certain of the Buyer Group parties in connection with the asset sales required by the Buyer Group’s proposed financing, and the ability of certain members of the Buyer Group to contribute additional cash equity to meet a specified leverage ratio required by the Buyer Group’s lenders. During the second half of January 2007, we disclosed to the Buyer Group updated financial projections for 2007.

On January 25, 2007, the Strategic Party and the Private Equity Party reiterated to Credit Suisse that they would be unable to meet or exceed the Buyer Group’s outstanding bid.

On January 26, 2007, the Buyer Group informed the Negotiation Committee that, in exchange for the Buyer Group’s agreement to pay liquidated damages in favor of the Company under specified circumstances, the Buyer Group was seeking a break-up fee of $18 million.

On the afternoon of January 26, 2007, the Negotiation Committee met with its legal and financial advisors to review the terms of the Buyer Group’s proposal and to attempt to reach a final position with respect to any remaining issues in the merger agreement. For the benefit of the Negotiation Committee, each of Credit Suisse and HLHZ reviewed their preliminary financial analyses regarding the Company and the proposed merger. The Negotiation Committee, together with their financial advisors, discussed the Credit Suisse and HLHZ preliminary financial analyses and the fact that management’s projections of our results of operations for prior periods had been consistently inaccurate, and that it was possible our management’s current projections might be inaccurate. After the presentations and discussion, Credit Suisse reported to the Negotiation Committee that Buyer Group had confirmed a price per share for our common stock of $8.00, but the Buyer Group was seeking a break-up fee of $16 million and the right to sue for any damages above and beyond the proposed $16 million break-up fee in the case of intentional breach. It was noted that a draft of the merger agreement had been substantially negotiated, on terms that had been reviewed and considered by the Negotiation Committee, and was in nearly final form and had been provided for review by the Negotiation Committee, together with the related debt and equity commitment and guarantee documents. Representatives of Skadden and Hughes Hubbard then reviewed with the Negotiation Committee in detail the terms of the transaction as reflected in the draft merger agreement and the voting agreement. The Negotiation Committee members considered their fiduciary duties to obtain the highest stockholder value in light of the mid- to long-term expected results of the Company and the fact that the use of the Negotiation Committee had permitted the Board of Directors to pursue an independent and objective process in its consideration of the transaction and alternative transactions. The Negotiation Committee then discussed the Buyer Group’s overall proposal and directed its legal advisors and Credit Suisse that it would be willing to accept a break-up fee of $16 million if the Buyer Group agreed that such amount would also constitute a reverse termination fee and there would be no right to pursue further damages, if any, against the Company. The Negotiation Committee was of the view that a reverse termination fee was necessary to stimulate the Buyer Group to improve the certainty of its financing and to provide a heightened incentive for the Buyer Group to consummate a transaction, since in the event of a financing shortfall in an amount less than the reverse termination fee, the Buyer Group would likely prefer to contribute additional equity to close the merger rather than pay the full amount of the reverse termination fee. The Negotiation Committee agreed to reconvene on the afternoon of January 27, 2007, with the hope of reaching final resolution of the remaining open issues.

On the afternoon of January 27, 2007, the Negotiation Committee met with its legal and financial advisors to discuss the status of the remaining open issues in the merger agreement. Credit Suisse reported to the Negotiation Committee that the Buyer Group had accepted that the break-up fee would be $16 million and that such amount would also represent the amount of a reverse termination fee and there would be no right to pursue further damages by either party. Credit Suisse and Houlihan Lokey each delivered their oral opinion to the Negotiation Committee (which was subsequently confirmed in writing by delivery of their written opinions dated the same date) to the effect that, as of January 27, 2007 and based upon and subject to procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing their opinions as described in their written opinions (copies of which are attached to this Proxy Statement as Annexes C and D, respectively), the $8.00 per share merger consideration to be received by holders of shares of our common stock in the merger was fair, from a financial point of view, to holders of our common stock (other than the Excluded Shareholders). Following discussion, the Negotiation Committee unanimously resolved to approve the proposed merger and to recommend the transaction and the form of merger agreement to our Board of Directors and stockholders.

Also on January 27, 2007, our Board of Directors met to consider the proposed transaction with the Buyer Group, with Messrs. Hoehn-Saric and Becker recusing themselves given their interests in the transaction as members and affiliates of the Buyer Group. Representatives of Skadden, Hughes Hubbard, Credit Suisse and

Houlihan Lokey were in attendance at the Board of Directors meeting. After consideration and discussion among the members of the Board of Directors present at the meeting, the members of the Board of Directors (other than Mr. Hoehn-Saric and Mr. Becker) unanimously resolved to approve and adopt the merger agreement and the proposed merger and to recommend that our stockholders adopt the merger agreement at a special or annual meeting.

Following the Board of Directors meeting, representatives of Skadden and Katten completed certain minor details of the merger agreement reflective of discussions prior to the Board of Directors meeting that had been communicated to the members of our Board of Directors at such meeting. On the evening of January 28, 2007, definitive financing and equity commitments were delivered and the merger agreement and voting agreement were executed. During the morning of January 29, 2007, we issued a press release announcing the transaction and later that same day filed a Current Report on Form 8-K with the SEC disclosing the merger transaction and attaching a copy of the definitive merger agreement as an exhibit.

Fairness of the Merger; Recommendation of Our Board of Directors

In this section, we refer to our Board of Directors (other than Messrs. Hoehn-Saric and Becker, who are affiliated with certain members of the Buyer Group and who recused themselves from the Board’s consideration of this matter) as the “Board.” The Board believes that the merger is substantively and procedurally fair to and in the best interests of our minority unaffiliated stockholders. On January 28, 2007, the Board approved the merger agreement, authorized the transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders adopt the merger agreement. In reaching these conclusions, the Negotiation Committee considered, and the Board expressly adopted the Negotiation Committee’s conclusions regarding, the following material factors, among others:

•

that our financial advisors had, at the Negotiation Committee’s request, actively solicited indications of interest and proposals from other potential acquirers and engaged in discussions with various potentially interested parties, including the Strategic Party and the Private Equity Party;

•

its belief that our stock price was not likely to trade at or above the $8.00 price offered in the merger in the foreseeable future. This belief was based on a number of factors, including: the directors’ knowledge and understanding of our Company and our industry, our management’s projections and our business plan, and the preliminary results for the Company’s fourth quarter of 2006;

•

that, if an acquisition were not consummated with the Buyer Group or another party, the Company would need to consider a significant change to the Company’s strategic plan in order to reverse the negative trends of the business, and that the execution of such plan would entail significant risks to the Company’s ability to achieve its financial projections;

•

that none of the parties contacted by the Negotiation Committee’s financial advisors indicated an ability or interest in acquiring the Company at a price per share in excess of the price offered by the Buyer Group;

•

its belief, based upon our historical and then-current financial performance and results of operations, our projected financial performance and our long-term strategy, our competitive position in our industry, the outlook for the supplemental education services industry and general economic and stock market conditions, that the $8.00 per share merger consideration would result in greater value to our stockholders than remaining a public company;

•

the historical market prices of our common stock and recent trading activity, including the fact that (a) the $8.00 per share merger consideration represented a premium of approximately 13.3% over our closing stock price on September 22, 2006 ($7.06) (the last trading day before the public announcement of the Buyer Group’s proposal), a premium of approximately 16.2% over our average closing stock price during the 30-day period prior to the public announcement of the Buyer Group’s proposal ($6.71), a premium of approximately 5.1% over our closing stock price on January 26, 2007 ($7.61) (the last trading day before the public announcement of the execution of the merger agreement) and a premium of approximately 7.8% over our average closing stock price during the 30-day period prior to the public announcement of the execution of the merger agreement ($7.38), and (b) the Company’s failure to meet consensus estimates for the third quarter of 2006 and continued softness in our business in the fourth quarter of 2006 would, upon disclosure thereof to the market, likely have resulted in a widening of this premium had the proposal not artificially supported our stock price;

•

the financial analysis reviewed and discussed with the Negotiation Committee by representatives of Credit Suisse and Houlihan Lokey as well as the oral opinions of Credit Suisse and Houlihan Lokey to the Negotiation Committee (which were subsequently confirmed in writing by delivery of their respective written opinions dated the same date) to the effect that, as of January 27, 2007 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by each of Credit Suisse and Houlihan Lokey in preparing their respective opinions, the merger consideration to be received by the holders of our common stock in the merger was fair to the holders of our common stock (other than the Excluded Shareholders) from a financial point of view. See “—Opinion of the Negotiation Committee’s Financial Advisors” below and Annex C and Annex D;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to our stockholders;

•

the terms of the merger agreement, including the fact that the merger agreement contains provisions that permit us to consider alternative proposals received prior to the stockholders’ approval of the merger agreement at the stockholders’ meeting, and that the voting agreement will terminate if the merger agreement is terminated;

•	that the merger agreement is subject to limited conditions;

•	that the members of the Negotiation Committee were unanimous in their recommendation that the Board approve and adopt the merger agreement;

•

that the Buyer Group delivered financing commitments from reputable and financially sound lenders that, together with the equity commitments received from Sterling, Citigroup, Mr. Hoehn-Saric and the Other Rollover Investors, are sufficient to pay the aggregate merger consideration; and

•

that Apollo, the Company’s majority stockholder, had indicated that the merger consideration represented an acceptable price for the purchase of its common stock, and that Apollo had elected to forego a control premium with respect to its majority stake in the Company, and was instead willing to accept the same consideration per share as all other stockholders unaffiliated with the Buyer Group.

The Board also believed the process by which we entered into the merger agreement with Parent and MergerCo was fair, and in reaching that determination the Board took into account, in addition to the factors noted above, the following:

•

the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the Negotiation Committee consisting of all members of our Board other than those directors who are members of management or affiliated with the Buyer Group, and no limitations were placed on the authority of the Negotiation Committee. Accordingly, the Negotiation Committee was free to reject the proposed merger as well as to explore a transaction with any other bidder whose offer it determined was as favorable or likely to be as favorable than the offer from the Buyer Group. The purpose for establishing the Negotiation Committee and granting it the exclusive authority to review, evaluate and negotiate the terms of the transaction on our behalf was to ensure that our minority unaffiliated stockholders were adequately represented by disinterested persons. None of the members of the Negotiation Committee has any financial interest in the merger that is different from our minority unaffiliated stockholders generally, although the merger agreement does include customary provisions for indemnification and the continuation of liability insurance for our officers and directors;

•

the Negotiation Committee was advised by two legal counsels and two internationally recognized financial advisors selected by the Negotiation Committee. The Negotiation Committee as a whole engaged Skadden as legal counsel, the members of the Negotiation Committee not affiliated with Apollo selected Hughes Hubbard as legal counsel, and the Negotiation Committee selected

Credit Suisse and Houlihan Lokey as financial advisors to advise the Negotiation Committee in their efforts to represent the interests of our minority unaffiliated stockholders. In deciding to retain Credit Suisse to act as one of the Negotiation Committee’s financial advisors, the Negotiation Committee was aware that Credit Suisse (and its affiliates or associates) is a large, global, full-service financial institution that had in the past provided investment banking services to or made investments in, companies involved in the merger (or their respective affiliates or associates) for which Credit Suisse (or its affiliates or associates) had received compensation. However, prior to entering into the engagement letter with Credit Suisse, the Negotiation Committee determined that such relationships did not impair Credit Suisse’s ability to render an opinion or to act as the financial advisor to the Negotiation Committee and, to mitigate against any perceived conflict, HLHZ was retained to render financial advisory services and its affiliate, Houlihan Lokey, rendered an opinion with respect to the fairness of the merger consideration to our stockholders (other than the Excluded Shareholders);

•

the Negotiation Committee conducted discussions and negotiations with the Strategic Party and the Private Equity Party over a period of several months, including making available detailed diligence materials, and was unable to obtain terms from the Strategic Party or the Private Equity Party or any other party for an acquisition of our Company which represented, in the determination of the Negotiation Committee, a better price for our stockholders; and

•	the Negotiation Committee’s extensive, arm’s-length negotiations with the Buyer Group over several months.

The Board was aware of and also considered the following adverse factors associated with the merger, among others:

•

that, at various times over the past several years, our stock price traded in excess of the $8.00 per share merger consideration, although the Board believed it was unlikely that our stock would trade in excess of $8.00 in the foreseeable future for the reasons described above;

•

that Sterling and Citigroup have not, on their own, committed sufficient funds to complete the transaction, and therefore, while not an express condition of the merger agreement, the transaction is unlikely to close unless Parent and MergerCo obtain debt financing totaling approximately $275 million. See “—Financing for the Merger; Source and Amount of Funds” beginning on page 39;

•

that our stockholders unaffiliated with the Buyer Group will have no ongoing equity participation in the surviving corporation following the merger, meaning that they will cease to participate in our future earnings or growth or to benefit from any increases in the value of our stock;

•	that the proposed merger will be a taxable transaction for our stockholders;

•

that, if the merger is not completed, we will be required to pay our fees associated with the transaction as well as, under certain circumstances, to reimburse Buyer Group and MergerCo for their out-of-pocket expenses associated with the transaction;

•	that we will be required to pay Buyer Group a termination fee if the merger agreement is terminated under certain circumstances; and

•

that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations resulting from the failure to realize any benefit from the resources we will have spent in preparing for the merger and the failure to take advantage of other opportunities that may have been available to us while preparing for the merger.

In analyzing the transaction relative to our going concern value, the Board took into account our pre-announcement stock price, our third and fourth quarter results and our financial projections and also considered the analyses and methodologies used by Credit Suisse and Houlihan Lokey. Our financial advisors’ analyses were based upon certain management-provided scenarios and assumptions but did not include an independent analysis of our liquidation value or book value. The Board did not consider liquidation value as a factor because we are a viable going concern business. Further, the Board did not consider net book value a material indicator of our value because it understates our value as a going concern and is instead indicative of historical costs.

In view of the large number of factors considered by the Negotiation Committee and the Board in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, neither the Negotiation Committee nor the Board considered it practicable to, nor did either attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did the Negotiation Committee or the Board evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Negotiation Committee held extensive discussions with Credit Suisse and HLHZ with respect to their financial analyses with respect to the Company and the merger. The Negotiation Committee and the Board conducted discussions of, among other things, the factors described above, including asking questions of our management and the Negotiation Committee’s financial and legal advisors, and reached the conclusion that the merger is substantively and procedurally fair to and in the best interests of our minority unaffiliated stockholders.

Purpose and Reasons of Mr. Hoehn-Saric for the Merger

Under the rules governing “going private” transactions, Mr. Hoehn-Saric (including certain related trusts) is deemed to be engaged in a “going private” transaction and is required to express his reasons for the merger to our unaffiliated stockholders. In addition, by virtue of Mr. Hoehn-Saric’s status as a partner or member in certain affiliates of Sterling, Sterling could be deemed to be engaged in a “going private” transaction. In such case, Sterling also would be required to express its reasons for the merger to our unaffiliated stockholders. Mr. Hoehn-Saric, both for himself and on behalf of certain related trusts, is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Sterling’s reasons for the merger are described below under “—Purpose and Reasons of Parent, MergerCo and Sterling for the Merger.”

For Mr. Hoehn-Saric, the purpose of the merger is to enable Mr. Hoehn-Saric, through his rollover equity commitments, the preservation of his options to acquire shares of our common stock, the anticipated grant to Mr. Hoehn-Saric of additional incentive equity in Parent and certain related entities to be formed in connection with the transactions described below in “—Plans for Educate after the Merger” and his status as an affiliate of Sterling, to benefit from any future earnings and growth of Educate after its stock ceases to be publicly traded, while permitting the unaffiliated stockholders, through receipt of the per share merger consideration, to immediately realize in cash the value of their investment in Educate. In satisfaction of his rollover equity commitment, Mr. Hoehn-Saric anticipates that he and his related trusts shall roll over all of their shares of our common stock.

Purpose and Reasons of Mr. Becker for the Merger

Under the rules governing “going private” transactions, Mr. Becker is deemed to be engaged in a “going private” transaction and is required to express his reasons for the merger to our unaffiliated stockholders. In addition, by virtue of Mr. Becker’s status as a partner or member in certain affiliates of Sterling, Sterling could be deemed to be engaged in a “going private” transaction. In such case, Sterling also would be required to express their reasons for the merger to our unaffiliated stockholders. Mr. Becker is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Sterling’s reasons for the merger are described below under “—Purpose and Reasons of Parent, MergerCo and Sterling for the Merger.”

For Mr. Becker, the purpose of the merger is to enable Mr. Becker, through his status as an affiliate of Sterling, to benefit from any future earnings and growth of Educate after its stock ceases to be publicly traded, while permitting the unaffiliated stockholders, through receipt of the per share merger consideration, to immediately realize in cash the value of their investment in Educate.

Purpose and Reasons of Parent, MergerCo and Sterling for the Merger

The proposed merger is a “going private” transaction. If the proposed merger is completed, Educate will become a subsidiary of Parent. For Parent and MergerCo, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For Sterling, the purpose of the merger is to benefit from any future earnings and growth of Educate after the merger of MergerCo with and into Educate.

Sterling believes that it is best for Educate to operate as a privately-held entity. As a privately held entity, Educate will have the flexibility to be restructured as described under “—Plans for Educate after the Merger,” and to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Educate and the focus on the quarter-to-quarter performance often emphasized by the public markets. Sterling believes that, after the proposed restructuring, the Company will be able to increase its borrowing base through improvements in free cash flow, and each of the Company and the new entities formed in the restructuring will have capitalization structures which better reflect the needs of the business units to be owned by such entities. Furthermore, Sterling believes that, as a result of the merger and the proposed restructuring, each of the Company and the new entities will be able to improve the focus and accountability of their management teams and improve the effectiveness of management incentives. Moreover, Sterling believes that Educate’s future business prospects can be improved through its active participation in the strategic direction and operations of Educate. Although Sterling believes that there will be significant opportunities associated with its investment in Educate, Sterling realizes that there are also substantial risks (including the risks and uncertainties relating to Educate’s prospects, including the prospects described in management’s projections summarized under “—Financial Projections”).

Sterling believes that structuring the transaction as a “going private” merger transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of Educate at the same time, (ii) it represents an opportunity for Educate’s unaffiliated stockholders to receive fair value for their shares and (iii) it also allows Mr. Hoehn-Saric to maintain a significant portion of his investment in Educate.

Position of Mr. Hoehn-Saric as to Fairness

Under the rules governing “going private” transactions, Mr. Hoehn-Saric, together with certain related trusts, is deemed to be engaged in a “going private” transaction and is required to express his belief as to the fairness of the merger to our unaffiliated stockholders. Mr. Hoehn-Saric, both for himself and on behalf of certain related trusts, is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of Mr. Hoehn-Saric as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Mr. Hoehn-Saric has interests in the merger different from, and in addition to, those of the other stockholders of Educate. These interests are described below under “—Interests of Certain Persons in the Merger.”

The unaffiliated stockholders were represented by the Company’s Negotiation Committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. Accordingly, Mr. Hoehn-Saric did not undertake a formal evaluation of the merger or engage a financial advisor for these purposes. Mr. Hoehn-Saric believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders and agrees with the analyses and conclusions of the Negotiation Committee and the Board of Directors based upon the reasonableness of those analyses and conclusions, which he adopts, and based upon Mr. Hoehn-Saric’s knowledge of Educate (see “—Fairness of the Merger; Recommendation of Our Board of Directors”).

In particular, Mr. Hoehn-Saric considered the fact that the $8.00 price per share to be received by the unaffiliated stockholders represents a premium of approximately 13.3% over the closing price of our common stock on September 22, 2006 ($7.06), the last trading day before the public announcement of the Buyer Group’s proposal, a premium of approximately 16.2% over the average closing market price during the 30-day period prior to the public announcement of the Buyer Group’s proposal ($6.71), a premium of approximately 5.1% over the closing price of Educate’s common stock on January 26, 2007 ($7.61), the last trading day before the public announcement of the execution of the merger agreement, and a premium of approximately 7.8% over the average closing market price during the 30-day period prior to the public announcement of the execution of the merger agreement ($7.38).

While Mr. Hoehn-Saric is a director of Educate, because of his differing interests in the merger, he did not serve on the Negotiation Committee and consequently did not participate in the Negotiation Committee’s evaluation or recommendation of the approval of the merger agreement and the merger or the Board of Directors’ evaluation of the Negotiation Committee’s recommendation of the approval of the merger agreement and the merger. For these reasons, Mr. Hoehn-Saric does not believe that his interests in the merger influenced the decision of the Negotiation Committee or the Board of Directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Hoehn-Saric in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Hoehn-Saric. Mr. Hoehn-Saric did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Hoehn-Saric believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated stockholders.

Position of Mr. Becker as to Fairness

Under the rules governing “going private” transactions, Mr. Becker is deemed to be engaged in a “going private” transaction and is required to express his belief as to the fairness of the merger to our unaffiliated stockholders. Mr. Becker is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of Mr. Becker as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Mr. Becker has interests in the merger different from, and in addition to, those of our other stockholders. These interests are described below under “—Interests of Certain Persons in the Merger.”

The unaffiliated stockholders were represented by the Company’s Negotiation Committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. Accordingly, Mr. Becker did not undertake a formal evaluation of the merger or engage a financial advisor for these purposes. Mr. Becker believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders and agrees with the analyses and conclusions of the Negotiation Committee and the Board of Directors based upon the reasonableness of those analyses and conclusions, which he adopts, and based upon Mr. Becker’s knowledge of Educate (see “—Fairness of the Merger; Recommendation of Our Board of Directors”).

In particular, Mr. Becker considered the fact that the $8.00 price per share to be received by the unaffiliated stockholders represents a premium of approximately 13.3% over the closing price of our common stock on September 22, 2006 ($7.06), the last trading day before the public announcement of the Buyer Group’s proposal, a premium of approximately 16.2% over the average closing market price during the 30-day period prior to the public announcement of the Buyer Group’s proposal ($6.71), a premium of approximately 5.1% over the closing price of our common stock on January 26, 2007 ($7.61), the last trading day before the public announcement of the execution of the merger agreement, and a premium of approximately 7.8% over the average closing market price during the 30-day period prior to the public announcement of the execution of the merger agreement ($7.38).

While Mr. Becker is a director of Educate, because of his differing interests in the merger, he did not serve on the Negotiation Committee and consequently did not participate in the Negotiation Committee’s evaluation or recommendation of the approval of the merger agreement and the merger or the Board of Directors’ evaluation of the Negotiation Committee’s recommendation of the approval of the merger agreement and the merger. For these reasons, Mr. Becker does not believe that his interests in the merger influenced the decision of the Negotiation Committee or the Board of Directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Becker in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Becker. Mr. Becker did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Becker believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated stockholders.

Position of Parent, MergerCo and Sterling as to Fairness

Under a potential interpretation of the rules governing “going private” transactions, Parent, MergerCo and Sterling may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Parent, MergerCo and Sterling are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, MergerCo and Sterling should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Parent, MergerCo and Sterling attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the our other stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, MergerCo or Sterling believes that it has or had any fiduciary duty to us or our stockholders, including with respect to the merger and its terms. Our stockholders were, as described elsewhere in this proxy statement, represented by the Negotiation Committee that negotiated with Sterling on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, MergerCo or Sterling participated in the deliberation process of the Negotiation Committee, and none of them participated in the conclusions of the Negotiation Committee or the Board of Directors of Educate that the merger was fair to the unaffiliated stockholders of Educate, nor did they undertake any independent evaluation of the fairness of the merger. None of Parent, MergerCo or Sterling received advice from Educate’s or the Negotiation Committee’s legal or financial advisors as to the substantive and procedural fairness of the proposed merger. However, Parent, MergerCo and Sterling believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders based upon the following factors:

•

the factors considered by, and the findings of, the Negotiation Committee and the Board of Directors with respect to the fairness of the merger to such unaffiliated stockholders as set forth in this proxy statement (see “—Fairness of the Merger; Recommendation of Our Board of Directors”), which findings and related analyses, as set forth in this proxy statement, Parent, MergerCo and Sterling adopt;

•

the $8.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Negotiation Committee and its advisors and Messrs. Hoehn-Saric, Sterling, Parent and MergerCo and their respective advisors;

•	the Negotiation Committee consists solely of directors who are not officers or controlling stockholders of Educate, or affiliated with the Buyer Group, or any of their affiliates;

•

Parent, MergerCo and the Buyer Group did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Negotiation Committee or the negotiating positions of the Negotiation Committee; and

•

the merger will provide consideration to the stockholders (other than the Participating Management Members and the Other Rollover Investors, to the extent they contribute their shares of Educate common stock to Parent prior to the effective time of the merger or leave in place their options to acquire shares of Educate common stock) entirely in cash, which provides certainty of value.

The foregoing discussion of the information and factors considered and given weight by Parent, MergerCo and Sterling in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, MergerCo and Sterling. Parent, MergerCo and Sterling did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Parent, MergerCo and Sterling believe that these factors provide a reasonable basis for their position that they believe that the merger is fair to the unaffiliated stockholders.

Opinions of Negotiation Committee’s Financial Advisors

Credit Suisse Opinion

The Negotiation Committee retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Negotiation Committee requested that Credit Suisse evaluate the fairness of the merger consideration, from a financial point of view, to our stockholders (other than the Excluded Shareholders). On January 27, 2007, the Negotiation Committee met to review the proposed merger and the terms of the proposed merger agreement. During this meeting, Credit Suisse reviewed with the Negotiation Committee certain financial analyses, as described below, and rendered its oral opinion to the Negotiation Committee, which was subsequently confirmed in writing, that, as of January 27, 2007, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than the Excluded Shareholders).

The full text of Credit Suisse’s opinion, dated January 27, 2007, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this proxy statement by reference. Holders of our common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the Negotiation Committee in connection with its evaluation of the merger consideration to holders of our common stock (other than the Excluded Shareholders). Credit Suisse’s opinion does not address any other aspect of the proposed merger, relates only to the fairness, from a financial point of view, of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The following is a summary of the Credit Suisse opinion and is qualified by reference to the full text of the opinion attached as Annex C, which you are encouraged to read in its entirety.

In arriving at its opinion, Credit Suisse reviewed the proposed merger agreement, dated as of January 27, 2007, and certain related agreements as well as certain publicly available business and financial information relating to Educate. Credit Suisse also reviewed certain other information relating to Educate, including financial forecasts, provided to or discussed with Credit Suisse by Educate, and met with the management of Educate to discuss the business and prospects of Educate. Credit Suisse also considered certain financial and stock market data of Educate, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Educate, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been recently effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects.

With respect to the financial forecasts for Educate which Credit Suisse reviewed, Credit Suisse was advised by the management of Educate, and assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Educate’s management as to the future financial performance of Educate. Credit Suisse also assumed, with the consent of the Negotiation Committee, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Educate and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Educate, nor was Credit Suisse furnished with any such evaluation or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to holders of our common stock (other than the Excluded Shareholders), of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that might have been available to Educate, nor did it address the underlying decision of Educate to proceed with the merger.

The Negotiation Committee retained Credit Suisse to act as its financial advisor in connection with the merger. Credit Suisse was selected by the Negotiation Committee based on Credit Suisse’s qualifications, experience and reputation and, in particular, Credit Suisse’s experience in the supplemental educational services industry. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Educate and Parent or its affiliates for which Credit Suisse has received, and would expect to receive, compensation. In addition, private investment funds associated with Credit Suisse own interests in funds associated with certain owners of Parent or its affiliates. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Educate, Parent and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Educate has agreed to pay Credit Suisse for its financial advisory services in connection with the merger an aggregate fee of $5.0 million, $2.0 million of which became payable upon delivery of Credit Suisse’s opinion and the balance of which ($3.0 million) will become payable contingent upon the closing of the merger. In addition, Educate has agreed to reimburse Credit Suisse for certain fees and expenses, including reasonable attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Financial Analyses

In preparing its opinion to the Negotiation Committee, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Educate. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Educate, its business or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

The merger consideration was determined through arm’s-length negotiations between the Negotiation Committee and the acquiror and was recommended by the Negotiation Committee for approval by the Board of Directors and was approved by the Board of Directors. Credit Suisse provided advice to the Negotiation Committee. Credit Suisse did not recommend any specific merger consideration to the Negotiation Committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger. The opinion and financial analyses of Credit Suisse were only one of many factors considered by the Negotiation Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Negotiation Committee, the Board of Directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses that underlie the opinion of Credit Suisse and which were reviewed with the Negotiation Committee on January 27, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis. Generally, a discounted cash flow analysis estimates the present value of the unlevered, after tax free cash flow of a company based on its estimated future cash flows. The estimated future cash flows of Educate were based on internal forecasts of Educate’s management. Credit Suisse derived ranges of estimated terminal values by multiplying calendar year 2011 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, by selected multiples ranging from 7.5x to 9.5x. The estimated after-tax free cash flows and terminal values were then discounted to present value at December 31, 2006, using discount rates of 13.0% to 16.0%. This analysis indicated the following implied per share equity reference range for Educate, as compared to the per share merger consideration:

Implied Per Share Equity Reference For Educate	Per Share Merger Consideration
$6.45 – 9.65	$8.00

Selected Companies Analysis

Credit Suisse performed a selected companies analysis. Generally, a selected companies analysis reviews the potential financial value of a company based on a comparison of the market values and trading multiples of other companies in similar industries. Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following publicly-traded companies in the center-based education service provider, educational content and publishing sectors:

Center-Based Service Providers:	Educational Content Providers:	Publishers:
ABC Learning Centers Ltd. Bright Horizons Family Solutions Inc. Weight Watchers	LeapFrog Enterprises Plato Princeton Review Renaissance Learning	McGraw Hill Pearson Reed Elsevier Scholastic School Specialty

The selected companies were chosen because they are publicly traded companies that operate in similar industries to Educate and have similar lines of business to Educate. There may have been other companies that operate in a similar industry to Educate or have similar principal lines of business to Educate, but none were identified by Credit Suisse as comparable to Educate. Multiples for the selected companies and Educate were based, in part, on closing stock prices as of January 18, 2007. Estimated financial data for the selected companies were based on publicly available equity research analysts’ estimates. Estimated financial data for Educate were based on internal estimates of Educate’s management. Credit Suisse compared enterprise values as multiples of estimated EBITDA for the twelve-month periods ended December 31, 2006, December 31, 2007 and December 31, 2008. Set forth below are the relevant multiples derived from the selected companies:

Selected Company	Enterprise Value/ 2006E EBITDA		Enterprise Value/ 2007E EBITDA		Enterprise Value/ 2008E EBITDA
Center-Based Service Providers:
ABC Learning Centers Ltd.	NA		11.4	x	8.6	x
Bright Horizons Family Solutions Inc.	11.3	x	9.6	x	8.3	x
Weight Watchers	15.4	x	13.7	x	13.1	x

Educational Content Providers:
LeapFrog Enterprises	NM		NM		21.9	x
Plato	23.0	x	13.4	x	8.3	x
Princeton Review	25.5	x	23.2	x	NA
Renaissance Learning	17.4	x	16.4	x	13.8	x

Publishers:
McGraw Hill	14.3	x	13.1	x	12.4	x
Pearson	12.7	x	11.9	x	11.0	x
Reed Elsevier	13.3	x	12.4	x	11.5	x
Scholastic	9.9	x	8.9	x	8.3	x
School Specialty	10.8	x	9.2	x	NA

Credit Suisse then applied ranges of selected multiples described above for the selected companies to the corresponding financial data of Educate, based on internal estimates of Educate’s management. Credit Suisse then calculated an implied enterprise value reference range for Educate. Educate’s net debt, as of December 31, 2006, was then deducted in order to derive an implied equity reference range for Educate from which an implied per share equity reference range was derived. Credit Suisse then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for Educate, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Educate	Per Share Merger Consideration
$5.25 – 8.25	$8.00

Credit Suisse noted that, based on the pre-offer trading price of $7.06 as of September 22, 2006, the last trading day prior to the announcement of the management offer, the Company traded at an implied Enterprise Value/2006E EBITDA multiple of 10.3x and an Enterprise Value/2007E EBITDA multiple of 8.3x.

Selected Transaction Analysis

Credit Suisse performed a selected transactions analysis. Generally, a selected transactions analysis reviews the potential financial value of a company based on a comparison of the financial terms of other transactions involving companies in similar industries. The selected transactions were chosen because they involved transactions in companies whose operations and principal lines of business are similar to those of Educate. There may have been other transactions involving companies whose operations and principal lines of business are similar to those of Educate, but none were identified by Credit Suisse as comparable to the merger. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated financial data for Educate were based on internal estimates of Educate’s management. Credit Suisse compared the adjusted purchase price in the selected transactions as multiples of the latest 12 months sales and EBITDA. Set forth below are the relevant multiples derived from the selected transactions:

Acquiror	Target	Date	Adjusted Purchase Price	Adjusted Purchase Price/ LTM Sales		Adjusted Purchase Price/ LTM EBITDA
A.B.C. Learning Centers	La Petite Academy	12/14/06	$330	0.8	x	9.8	x
Glencoe Capital	Child Development Schools	05/31/06	NA	NA		NA
A.B.C. Learning Centers	Kids Campus	03/15/06	123	3.1	x	NA
Kaplan Test Prep and Admissions	Kidum Group	08/03/05	NA	NA		NA
A.B.C. Learning Center	Learning Care Group	11/15/05	164	0.7	x	15.9	x
Bright Horizons	ChildrenFirst	06/28/05	50	1.6	x	NA
Knowledge Learning	Kindercare	11/05/04	973	1.1	x	6.7	x
Shakespeare Acquisitions	Edison Schools	07/14/03	151	0.4	x	5.6	x
Apollo Management	Sylvan Learning Systems (K-12 Assets)	03/10/03	266	1.2	x	7.2	x
Knowledge Learning	Educational Resources (unit of Aramark)	03/04/03	265	0.6	x	4.9	x
Child Time Learning Centers	Tutor Time Learning Centers	06/28/02	22	0.3	x	NA
Edison Schools	LearnNow	06/04/01	36	1.1	x	NA
Knowledge Universe	Children’s Discovery Centers of America	03/30/98	91	1.0	x	8.7	x
Chase Capital Partners	La Petite Academy	03/17/98	192	0.6	x	6.1	x
Kohlberg, Kravis, Roberts	Kindercare Learning Centers	10/03/96	536	1.0	x	6.1	x

Credit Suisse then applied ranges of selected multiples for the selected transactions to the corresponding financial data of Educate, based on internal estimates of Educate’s management in order to derive an implied enterprise value reference range. Educate’s net debt, as of December 31, 2006, was then deducted and other adjustments were made in order to derive an implied equity reference range for Educate from which an implied per share equity reference range was derived. Credit Suisse then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for Educate, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Educate	Per Share Merger Consideration
$4.20 – 6.60	$8.00

Houlihan Lokey Opinion

On January 27, 2007, Houlihan Lokey rendered its oral opinion to the Negotiation Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of January 27, 2007, the merger consideration to be received by the holders of our common stock other than the Excluded Shareholders in the merger was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to the Negotiation Committee and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock other than the Excluded Shareholders in the merger and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed our annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and interim financial statements prepared by us for the period ended December 31, 2006, which our management identified as being the most current financial statements available;

2.	reviewed financial forecasts and projections prepared by our management with respect to our Company for the fiscal years ended December 31, 2007 through 2010;

3.	reviewed the most recent drafts provided to Houlihan Lokey as of January 27, 2007, of the following agreements and documents:

a.	the merger agreement;

b.	the voting agreement;

c.	the form of Limited Guarantee;

d.	the Debt Commitment Letter provided by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. with respect to certain loans; and

e.	the form of equity commitment agreement.

4.	reviewed the letter, dated September 21, 2006, from R. Christopher Hoehn-Saric, Peter J. Cohen, Christopher Paucek, Sterling and certain limited partners and co-investors of Sterling, including

Citigroup Private Equity, regarding a proposed transaction with our Company and the attached letters from Sterling and Citigroup Private Equity, indicating their interest in providing equity financing for such transaction;

5.	spoke with certain members of our management regarding the operations, financial condition, future prospects and projected operations and performance of our Company and regarding the merger, and spoke with representatives of the Negotiation Committee’s other financial advisor and the Negotiation Committee’s counsel regarding our Company, the merger, and related matters;

6.	reviewed the historical market prices and trading volume for our Company’s publicly traded securities since our Company’s initial public offering and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

7.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant for companies in related industries to our company; and

8.	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of our company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections with respect to our company had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management as to the future financial results and condition of our company, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of our company since the date of the most recent financial statements provided to Houlihan Lokey, and that there were no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which our company or any stockholder of our company was a party (other than the merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of our company, or otherwise have a material adverse effect on our company or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of our company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which our company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which our company was or may be a party or was or may be subject and, at our direction and with our consent, Houlihan Lokey’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment or consider events occurring after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Negotiation Committee in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not address: (i) the underlying business decision of the Negotiation Committee, our Board of Directors, our company, Parent, MergerCo, their respective security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise, except as expressly addressed in Houlihan Lokey’s opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of our company, Parent or MergerCo, or any other party other than those set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for our company or any other party or the effect of any other transaction in which our company, Parent, MergerCo or any other party might engage, (v) the tax or legal consequences of the merger to our company, Parent, MergerCo, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of our company’s or any other party’s security holders vis-à-vis any other class or group of our company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), (vii) whether or not our company, Parent, MergerCo, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, or (viii) the solvency, creditworthiness or fair value of our company, Parent, MergerCo or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, Houlihan Lokey intended no opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessment by the Negotiation Committee, our Board of Directors, our company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to our company and the merger.

In preparing its opinion to the Negotiation Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to us or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the Negotiation Committee in connection with its consideration of the proposed merger and were only one of many factors considered by the Negotiation Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Negotiation Committee or management with respect to the merger.

The following is a summary of the material valuation analyses prepared in connection with Houlihan Lokey’s opinion rendered on January 27, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value – generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

EBIT – generally the amount of the relevant company’s earnings before interest and taxes for a specified time period.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected education related companies listed below as of January 24, 2007, and the transaction and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of fiscal year 2006 and 2007 EBITDA and Revenue for our company were based on estimates provided by our management. Estimates of calendar year 2006 and 2007 EBITDA and revenue for the selected education related companies listed below were based on publicly available research analyst estimates for those companies. For purposes of its analyses, Houlihan Lokey calculated enterprise values for the Company after taking into account the estimated present value of certain net operating losses and goodwill amortization tax shields. The aggregate present value of such net operating losses and goodwill amortization tax shields were estimated based on discussions with our company’s management to be approximately $49 million to $52 million,

Selected Companies Analysis

Houlihan Lokey calculated multiples of enterprise value and considered certain financial data for our company and selected education related companies.

The calculated multiples included:

Enterprise value as a multiple of estimated 2006 EBITDA;

Enterprise value as a multiple of estimated 2007 EBITDA;

Enterprise value as a multiple of estimated 2006 Revenue; and

Enterprise value as a multiple of estimated 2007 Revenue.

The selected education related companies were:

ABC Learning Centres Limited.;

Bright Horizons Family Solutions Inc.;

Leapfrog Enterprises Inc.;

PLATO Learning Inc.;

The Princeton Review Inc.;

Renaissance Learning Inc.;

Scholastic Corporation; and

School Specialty Inc.

The selected companies analysis indicated the following:

Multiple Description	Low		High		Median		Mean
Enterprise Value as a multiple of:
2006E EBITDA	10.9	x	26.4	x	12.9	x	14.8	x
2007E EBITDA	8.1	x	10.3	x	9.3	x	9.3	x
2006E Revenue	0.89	x	3.96	x	1.25	x	1.78	x
2007E Revenue	0.83	x	3.72	x	1.29	x	1.58	x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for our company, including estimates provided by our company’s management. The selected companies analysis indicated an implied reference range value per share of our common stock of $6.30 to $7.28, as compared to the proposed merger consideration of $8.00 per share of our common stock.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices paid in selected publicly-announced transactions involving education related companies.

The calculated multiples included:

Enterprise value as a multiple of latest 12 months (LTM) EBITDA; and

Enterprise value as a multiple of LTM Revenue.

The selected transactions involving education related companies were:

Acquirer	Target
ABC Learning Centres Limited	La Petite Academy Inc.
ABC Learning Centres Limited	Busy Bees Group
HM Rivergroup PLC	Houghton Mifflin Holding Company, Inc.
Funtastic Limited	Judius Group
Learning Resources, Inc.	Educational Insights, Inc.
Knowledge Learning Corp.	Education Station LLC
ABC Learning Centres Limited	The Children’s Courtyard LLP
Thoma Cressey Equity Partners	Excelligence Learning Corporation
ABC Learning Centres Limited	Hutchisons Child Care Services Ltd.
ABC Learning Centres Limited	Kids Campus Limited
Providence Service Corp.	A To Z In-Home Tutoring LLC
ABC Learning Centres Limited	Learning Care Group Inc.
School Specialty Inc.	Delta Education LLC
Bright Horizons Family Solutions Inc.	ChildrenFirst Inc.
Pearson Education, Inc.	American Guidance Service, Inc
Bain Capital LLC	School Specialty Inc.
Educate Inc.	Gateway Learning Corp./Hooked on Phonics
ProQuest Company	Voyager Expanded Learning Inc.
Haights Cross Communications, Inc.	Options Publishing Inc.
Knowledge Learning Corporation	KinderCare Learning Centers Inc.
School Specialty, Inc.	Children’s Publishing Business of McGraw-Hill Education

The selected transactions analysis indicated the following:

Multiple Description	Low		High		Median		Mean
Enterprise Value as a multiple of:
LTM EBITDA	6.1	x	17.7	x	12.3	x	11.9	x
LTM Revenue	0.17	x	4.34	x	1.61	x	1.88	x

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for our company. The selected transactions analysis indicated an implied reference range value per share of our common stock of $6.08 to $6.83, as compared to the proposed merger consideration of $8.00 per share of our common stock.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of our company’s unlevered, after-tax debt-free cash flows based on estimates provided by our company’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 12% to 16% based on our company’s estimated weighted average cost of capital and terminal value multiples ranging from 8x to 10x based on the selected companies analyses. The discounted cash flow analyses indicated an implied reference range value per share of our common stock of $7.29 to $9.05, as compared to the proposed merger consideration of $8.00 per share of our common stock.

Other Matters

We engaged HLHZ at the request and on behalf of the Negotiation Committee pursuant to a letter agreement dated as of October 18, 2006 to, among other things, assist the Negotiation Committee in evaluating the merger proposal. We engaged HLHZ based on HLHZ’s experience and reputation and based on the fact that HLHZ does not have any significant relationships with members of the Buyout Group. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Pursuant to the engagement letter, our company agreed to pay HLHZ a fee of $250,000 upon the execution of HLHZ’s engagement letter and an additional $1,250,000 upon the delivery of Houlihan Lokey’s opinion. In addition, if the merger is not consummated within 270 days following the date of the engagement letter, we will pay HLHZ a monthly fee of $50,000 for each month (or portion thereof) after such 270th day and prior to the earlier of the closing of the merger and the termination of the merger agreement. We have also agreed to reimburse HLHZ for certain expenses, not exceeding $100,000 without our further approval, and to indemnify HLHZ, its affiliates (including Houlihan Lokey) and certain related parties against certain liabilities, including certain liabilities under the federal securities laws arising out of or relating to HLHZ’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including bank loans and other obligations) of, or investments in, our company, any other party that may be involved in the merger and their respective affiliates.

Certain Effects of the Merger

If the merger is completed, all of our equity interests, other than interests underlying certain options in the surviving corporation which will be held by the Participating Management Members, will be owned by Parent. Except for members of the Buyer Group, none of our current stockholders will have any ownership interest in, or be a stockholder of, Parent or the Company after the completion of the merger. As a result, our current stockholders (other than members of the Buyer Group) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent and members of the Buyer Group will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each of our stockholders (other than those who perfect their appraisal rights under Delaware law and members of the Buyer Group to the extent any such person continues to hold interests in Parent after the consummation of the merger) will be entitled to receive $8.00 in cash, without interest and less any required tax withholding, for each share of our common stock held.

Each holder of options outstanding at the closing of the merger (other than the Participating Management Members to the extent such persons will continue to hold options with respect to the surviving corporation), whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $8.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the option, less any required tax withholding. No consideration will be paid in respect of any stock option for which the exercise price exceeds $8.00 per share. See “—Interests of Certain Persons in the Merger” beginning on page 41. At the effective time of the merger, other than those options in the surviving corporation that will continue to be held by the Participating Management Members, all options to acquire shares of our common stock that have not been exercised will be canceled.

Vesting ceases as of the last day of employment for stock options held by employees who terminate their employment (other than for retirement) prior to closing of the merger, and any unvested stock options will be forfeited at that time.

Following the merger, shares of our common stock will no longer be traded on the NASDAQ Global Select Market or any other public market.

Our common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

Our common stock is registered as a class of equity security under the Securities Exchange Act of 1934 (the “Exchange Act”). Parent intends to terminate the registration of our common stock under the Exchange Act upon the Company’s application to the SEC at the effective time of the merger. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and will make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

If the merger is completed, Educate’s stockholders who are not members of the Buyer Group will have no interests in Educate’s net book value or net earnings after the merger. The table below sets forth the interests in our common stock on a fully diluted basis and the interest in our net book value and net earnings for Sterling, Citigroup, the Participating Management Members and the Other Rollover Investors before and after the merger, based on our historical net book value as of September 30, 2006 and our historical net earnings for the year ended September 30, 2006. All dollar figures are rounded to the nearest dollar amount.

	Fully Diluted Ownership of the Company Prior to the Merger			Fully Diluted Ownership of Parent After the Merger
	% Ownership	Net loss for the year ended September 30, 2006	Net book value as of September 30, 2006	% Ownership		Net loss for the year ended September 30, 2006	Net book value as of September 30, 2006
Sterling	0	$0	$0	46	%(1)	$(2,577,308)	$98,639,770
Citigroup	2.3%	(128,865)	4,931,989	47	%(1)	(2,633,337)	100,784,113
Participating Management Members	7.2%	(403,405)	15,439,268	5	%(2)	(280,142)	10,721,714
Other Rollover Investors	0.4%	(22,411)	857,737	2%		(112,057)	4,288,686
Total	9.9%	$(554,682)	$21,228,994	100%		$(5,602,844)	$214,434,283

(1)	Includes interests in Parent to be assigned to a co-investment vehicle at or immediately following the merger; See “—Agreements with Respect to Parent Following the Merger.”
(2)	Does not include value of options to acquire shares or surviving company common stock.

Plans for Educate after the Merger

Following the consummation of the merger, the registration of Educate’s common stock and Educate’s reporting obligations under the Exchange Act with respect to our common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, our common stock will no longer be listed on any exchange or quotation system, including the NASDAQ Global Select Market, and price quotations will no longer be available. Educate will not be subject to the obligations and constraints associated with having publicly traded equity securities, and will not incur an estimated $3.0 million in related direct and indirect annual costs.

The Buyer Group has advised Educate that, following the consummation of the merger, and as a condition to the debt financing described under “—Financing of the Merger; Debt Financing,” they intend that Educate will separate the following assets and lines of business from Educate and its subsidiaries:

•

The subsidiaries of Educate which currently own and operate (a) Educate’s Hooked on Phonics and Products businesses, as well as that portion of Educate’s business which is provided via the Internet, will be acquired by, or will sell all or substantially all of their assets to, a newly formed holding company (“Newco”) and/or its subsidiaries (“HoP Newco” and “Online Newco”), which will be owned by the Buyer Group and (b) Progressus Therapy’s business will be acquired by, or will sell all or substantially all of their assets to, a newly formed holding company and/or its subsidiaries (“Progressus Newco”), an affiliate of Sterling or an unaffiliated third party, in transactions with a fair market value anticipated to be approximately $45 million in the aggregate.

•

The portion of Educate’s Learning Centers business located in the United States and Canada which is operated by Educate and not by franchisees of Educate (the “Corporate Centers Business”) will be acquired by a subsidiary of Newco (“Corporate Centers Newco”), the consideration for which shall be one or more promissory notes payable to Educate and/or its subsidiaries in the approximate aggregate principal amount of $50 million.

•	Following these transactions, Educate will own and operate the franchised portion of the Learning Centers business and the Catapult Learning business, which is referred to as the franchise business.

The businesses to be separated from the franchise business have recently experienced poor results, both from an operational perspective and in their use of cash. Maintaining Educate’s existing structure would continue to put pressure on cash flows by diverting cash from the franchise business to under-performing business units. The proposed transactions are expected to improve the borrowing base of the franchise business by improving its free cash flow and consolidated earnings before interest, taxes, depreciation and amortization, to increase clarity of focus and accountability among the management teams of the various business units, and to provide for capitalization of each of the business units that is more appropriate for the continuation of its business than would exist in a consolidated group.

We have entered into agreements providing for the sale of a few learning centers operated by us, which learning centers will thereafter enter into franchise agreements with us. Including with these learning centers, we have plans to sell and subsequently franchise up to total of 80 learning centers in 2007. These planned sales are expected to occur regardless of whether the merger is consummated.

The Buyer Group has advised Educate that, following the consummation of the merger, they intend to consider whether Educate and Newco ought to undertake a variety of additional possible corporate transactions, including the continued sale and franchising of the learning centers owned by Corporate Centers Newco, or the spin-off or sale of all or a portion of Corporate Centers Newco, HoP Newco, Online Newco or Progressus Newco and/or the sale or public offering of Educate or Newco, or any combination of corporate transactions, individually or in concert. The Buyer Group has not definitively decided whether they will cause Educate, Newco, Corporate Centers Newco, HoP Newco, Online Newco or Progressus Newco or any combination of the foregoing to pursue any of such transactions, or which transactions, if any, they would cause any of the foregoing, individually or in concert, to pursue. Any such transaction or transactions would be subject to significant risk and uncertainty, but if pursued and successfully executed, could substantially increase the value of Educate and/or Newco, which increased value would be realized entirely by the Buyer Group. Additionally, following the merger, Educate’s management and the Buyer Group will continuously evaluate and review Educate’s and Newco’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Educate, and may undertake any such actions if they are deemed desirable at any time following the closing of the merger. The Buyer Group expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Conduct of Our Business if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any payment for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NASDAQ Global Select Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline as the current market price of our stock may reflect a market assumption that the merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify other strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement—Termination of Merger Agreement” beginning on page 65.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination Fees; Reimbursement of Expenses,” Educate will be required to pay to Parent a termination fee of $16 million, or in certain circumstances, to reimburse Parent’s and MergerCo’s out-of-pocket expenses for the transaction, up to $4 million in the aggregate, which amount may be credited against any such termination fee.

Financing for the Merger; Source and Amount of Funds

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions, to repay the Company’s existing debt and to pay related fees and expenses will be approximately $570.3 million. Parent expects this amount to be provided through a combination of the proceeds of:

•	equity investments by each of Sterling and Citigroup, which are described in this section under the subheading “Equity Financing”;

•	a first-lien term loan facility, which is described in this section under the subheading “Debt Financing”; and

•	a second-lien term loan facility, which is described in this section under the subheading “Debt Financing”.

Equity Financing

On January 28, 2007, each of Sterling and Citigroup entered into equity commitment letters with Parent, pursuant to which:

•	SCP committed to purchase, concurrently with the merger, $34 million of certain equity securities of Parent;

•	SCP II committed to purchase, concurrently with the merger, $102 million of certain equity securities of Parent;

•	Citigroup 2007 committed to purchase, concurrently with the merger, $30 million of certain equity securities of Parent;

•	Citigroup EMF committed to purchase, concurrently with the merger, $33 million of certain equity securities of Parent;

•	Citigroup Onshore committed to purchase, concurrently with the merger, $15 million of certain equity securities of Parent;

•	Citigroup Cayman committed to purchase, concurrently with the merger, $19 million of certain equity securities of Parent;

•	CGI committed to purchase, concurrently with the merger, $40 million of certain equity securities of Parent;

•

Mr. Hoehn-Saric and the Other Rollover Investors committed to contribute shares of our common stock having an aggregate value of $7.1 million to Parent in exchange for certain equity securities of Parent; and

•

Citigroup, Mr. Hoehn-Saric and certain of the Other Rollover Investors committed to purchase up to an aggregate of $12 million of certain equity securities of Parent in the event that certain covenants under the debt financing described below are not met.

    Debt Financing

On January 28, 2007, Parent entered into a commitment letter, referred to in this proxy statement as the “JPM Commitment Letter,” with J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), whereby JPMorgan agreed to act as the sole lead arranger, and JPMorgan Chase Bank committed to provide the entire amount of funding, with respect to a $185 million senior secured first-lien credit facility, consisting of a $170 million term loan facility and a $15 million working capital revolving facility (the “first-lien facility”), and a $105 million second-lien term loan facility (the “second-lien facility” and, together with the first lien facility, the “credit facilities”). The proceeds of the term loan facilities will be used to complete the merger and related transactions and pay related fees and expenses.

Under the credit facilities, the borrower may elect to pay interest at an annual rate of (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin. For purposes of the credit facilities, ABR means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%. For purposes of the first-lien facility, “Applicable Margin” means (a) 1.75% in the case of loans bearing interest based upon ABR, and (b) 2.75% in the case of loans bearing interest based upon the Eurodollar Rate. For purposes of the second-lien facility, “Applicable Margin” means (a) 4.5% in the case of loans bearing interest based upon ABR, and (b) 5.5% in the case of loans bearing interest based upon the Eurodollar Rate. For purposes of the credit facilities, “Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for a period equal to one, two, three or six months (as selected by the borrower) appearing on Page 3750 of the Telerate screen. Interest under the credit facilities is payable at the end of each interest period set forth in the credit facilities (but at least every three months).

The borrower under the credit facilities will be MergerCo or another entity satisfactory to JP Morgan Chase Bank and, upon effectiveness of the merger, the surviving corporation. The credit facilities will be guaranteed on a joint and several basis by each of MergerCo’s (and, upon effectiveness of the merger, the surviving corporation’s) direct and indirect, existing and future, subsidiaries (excluding foreign subsidiaries to the extent a guarantee thereby could reasonably be expected to result in adverse consequences). The credit facilities will be secured by a perfected first priority security interest in substantially all of the tangible and intangible assets held by Parent, MergerCo (and, upon effectiveness of the merger, the surviving corporation) or any subsidiary guarantor (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences), which security shall include the $50 million notes payable to the surviving corporation (See “—Plans for Educate after the Merger”).

The commitments of JPMorgan and JPMorgan Chase Bank to provide the financing are subject to the satisfaction of certain conditions, including the following:

•	Parent and MergerCo shall have executed and delivered satisfactory credit documentation.

•

Since December 31, 2005, there shall not have occurred any material adverse effect on the Company or any change, event or development that could reasonably be expected to have a material adverse effect (as defined in the merger agreement) on the Company, except as disclosed in the Company’s disclosure letter to the merger agreement or as disclosed in the Company’s filings with the SEC between December 31, 2005 and January 19, 2007.

•

The merger and the transfer of the non-franchise businesses of the Company (See “—Plans for Educate after the Merger”) shall be consummated on reasonably satisfactory terms in accordance with applicable law substantially concurrently with the initial funding of the credit facilities.

•

The amount, obligor, collateral (including guarantees) and terms of the $50 million notes payable issued in connection with the transfer of the Corporate Centers Business shall be reasonably satisfactory to JPMorgan.

•	The lenders under the credit facilities and the administrative agent shall have received all fees and invoiced expenses required to be paid on or before closing.

•

All government approvals which in the aggregate are material and third party approvals (if any) which in the aggregate are material in connection with the transactions, the financing thereof and the continuing operations of MergerCo and the surviving corporation shall have been obtained.

•	The lenders under the credit facilities shall have received certain financial statements with respect to the Company.

•	The lenders under the credit facilities shall have received certain pro forma consolidated balance sheets of MergerCo and its subsidiaries.

•

The pro forma ratio of total debt of Parent and its consolidated subsidiaries (after giving effect to the transfer of the non-franchise businesses of the Company) to adjusted EBITDA shall not exceed 5.3 to 1.0, subject to the right of certain members of the Buyer Group, as described in “Equity Financing” above, to contribute up to $12 million in additional cash equity such that the resulting ratio does not exceed 5.5 to 1.0.

•

All actions necessary (including the obtaining of lien searches) to establish that the administrative agent will have a perfected first priority security interest in the collateral under the first-lien facility and a perfected second priority security interest in the collateral under the second-lien facility shall have been taken, and, in connection with owned real estate collateral, if any, the administrative agent shall have received satisfactory title insurance policies and other customary documentation to the extent reasonably requested by it.

•	The administrative agent shall have received such legal opinions, certificates, documents and other instruments as are customary for similar mergers and transactions as they may reasonably request.

•

MergerCo shall have used its best efforts to obtain, at least 30 days prior to closing, corporate credit ratings and facilities ratings from Moody’s Investor’s Services, Inc. and from Standard & Poor’s Ratings Group.

The lenders under the credit facilities shall be entitled to rely on the solvency opinion to be delivered pursuant to or in connection with the merger; see “The Merger Agreement; Conditions to the Completion of the Merger.”

Interests of Certain Persons in the Merger

In considering the recommendation of the Negotiation Committee and the Board of Directors with respect to the merger, you should be aware that certain officers and directors of Educate have interests in the transaction that are different from, and/or in addition to, the interests of Educate’s stockholders generally. Educate’s Board of Directors and the Negotiation Committee were aware of such interests and considered them, among other matters, in reaching their decisions to adopt the merger agreement and recommend that Educate’s stockholders vote in favor of approving and adopting the merger agreement.

Equity Rollover. In connection with the signing of the merger agreement, R. Christopher Hoehn-Saric, Educate’s Chairman and Chief Executive Officer, entered into an equity rollover commitment letter pursuant to which Mr. Hoehn-Saric, together with certain related trusts, agreed to contribute 687,520 shares of Educate common stock, constituting all of his and such trusts’ equity interests in Educate, to Parent immediately prior to the consummation of the merger in exchange for units of Parent initially valued at $5,500,160. These units of Parent will be issued to Mr. Hoehn-Saric and the trusts. Mr. Hoehn-Saric has also agreed not to exercise his options to acquire shares of our common stock and to allow his options to remain outstanding with respect to shares of the surviving corporation after the effective time of the merger, with the effect that Mr. Hoehn-Saric will not receive any portion of the merger consideration in respect of such options, but will retain an equity interest in the surviving corporation after the merger. A table setting forth the contributions of Mr. Hoehn-Saric, together with certain related trusts, and the units of Parent to be issued in respect of such contributions, as well as the expected Class A unit ownership of each member of the Buyer Group immediately following the merger, is set forth under “—Arrangements With Respect to Parent Following the Merger.”

In addition, in connection with the merger agreement, the other Participating Management Members have agreed that, unless they elect and notify us in writing otherwise prior to the consummation of the merger, they will not exercise their options to acquire shares of our common stock, and such options will remain outstanding with respect to shares of the surviving corporation after the effective time of the merger, with the effect that such Participating Management Members will not receive any portion of the merger consideration in respect of such options, but will retain an equity interest in the surviving corporation after the merger. Additionally, after the date of this proxy statement, the Buyer Group may, but is not obligated to, permit additional members of Educate’s management to contribute their shares of Educate common stock or to reinvest the after-tax proceeds received in respect of certain of their options to purchase shares of Educate common stock. In this event, the aggregate equity investments of the Buyer Group may be reduced.

Interests in Newco following the Merger. In addition to the options to acquire shares of our common stock held by Participating Management Members, the Participating Management Members may be granted incentive equity in Newco and/or one or more of its subsidiaries following the effective time of the merger and the consummation of the proposed restructuring, which grants of incentive equity are anticipated to be made in proportion to the number shares underlying options to acquire common stock of the surviving corporation held by such Participating Management Members following the effective time of the merger.

Limited Liability Company Agreement of Parent; Interests in Parent Following the Merger. Concurrently with the execution of the merger agreement, members of the Buyer Group (excluding the Participating Management Members other than Mr. Hoen-Saric) entered into a limited liability company agreement of Parent, as the initial members of Parent, which sets forth the terms and conditions governing the relationship among the members of the Buyer Group with respect to the merger agreement prior to the closing of the transactions contemplated by the merger agreement.

Among other things, the limited liability company agreement of Parent grants Sterling the power to take any action on behalf of Parent with respect to the merger agreement or the transactions contemplated thereby, including the entry into any amendments to the merger agreement, the exercise of any right to terminate the merger agreement, the determination as to whether the conditions to Parent’s and MergerCo’s obligations to consummate the merger have been met, and the determination as to whether any of such conditions, if not met, should be waived. In addition, decisions with respect to Parent’s debt financing and with respect to the various equity commitments of the members of the Buyer Group, are to be decided by Sterling.

The limited liability company agreement of Parent also governs the entitlement of the members of the Buyer Group to any termination fee payable by Educate to Parent pursuant to the terms and conditions of the merger agreement, and the responsibility for any reverse termination fee payable by Parent to Educate (or with respect to which Educate has exercised rights pursuant to the limited guarantees executed by members of the Buyer Group or their affiliates in favor of Educate). The limited liability company agreement provides that all responsibility for a reverse termination fee under the merger agreement, and all benefit of any termination fee under the merger agreement, shall be the obligation or entitlement, as applicable, of Sterling and Citigroup.

Finally, the limited liability company agreement of Parent contemplates that, at closing, each member of the Buyer Group will execute an amended and restated limited liability company agreement of Parent, which will govern the rights and obligations of the parties with respect to Parent and Educate following the closing. Pursuant to such agreement, Mr. Hoehn-Saric will be appointed as Chairman and chief executive officer of Parent. Mr. Hoehn-Saric, as well as the other members of Educate’s management, may also be granted management incentive units of Parent pursuant to the amended and restated limited liability company agreement of Parent that will give such persons additional economic rights, over and above their rights as holders of Class A units of Parent, in the event that Parent achieves certain thresholds with respect to distributions to holders of the Class A units, Class B units and/or Class C units of Parent. The amended and restated limited liability company agreement of Parent, and the rights and obligations pursuant to such agreement of Mr. Hoehn-Saric and the other parties thereto, are more fully described below under “—Arrangements with Respect to Parent Following the Merger.”

The foregoing summary of the limited liability company agreement of Parent does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Interests of Messrs. Hoehn-Saric and Becker in Sterling Following the Merger. Messrs. Hoehn-Saric and Becker are partners and members in affiliates of Sterling. Pursuant to partnership agreements, (a) the general partner of SCP is entitled to receive 20% of SCP’s and SCP Germany’s cumulative net profits, provided that investors in each of SCP and SCP Germany earn a return on their investment of at least 8% and (b) the general partner of SCP II is entitled to receive 20% of SCP II’s cumulative net profits, provided that investors in SCP II earn a return on their investment of at least 8%. The timing of distributions by each of SCP, SCP II and SCP Germany to its respective general partner in respect of this 20% “carried interest” depends on a number of circumstances. Messrs. Hoehn-Saric and Becker, together with other partners of the general partners of SCP, SCP II and SCP Germany, will share in any distribution of such carried interest.

Treatment of Existing Stock Options. Upon the consummation of the merger, except as otherwise agreed by a holder or participant and Parent, all outstanding stock options granted under any of our employee or director equity plans, whether vested or unvested, will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Educate common stock underlying such options multiplied by the amount (if any) by which $8.00 exceeds the option exercise price, without interest and less any applicable withholding tax. Certain members of Educate’s management, as a condition to their being permitted to participate as Participating Management Members, subject to the consummation of the merger, have agreed that certain of their options shall remain outstanding following the effectiveness of the merger.

See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights” for a more complete description of the treatment of the relevant plans under which such stock options and other stock-based awards were issued.

The table below sets forth, as of March 5, 2007, for each of our directors, executive officers, and for such persons as a group:

•	the number of shares of our common stock held by such persons;

•	the number of shares of our common stock which may be acquired upon exercise of stock options (both vested and unvested) held by such persons; and

•	the aggregate cash payment that may be made in respect of such shares of stock and stock options upon consummation of the merger.

	Shares of Common Stock		Vested Options		Weighted Average Exercise Price of Vested Options	Unvested Options		Weighted Average Exercise Price of Unvested Options	Resulting Cash Consideration
Executive Officers
R. Christopher Hoehn-Saric	687,250	(1)	1,380,000	(2)	$3.71	0		—	$—
Peter J. Cohen	128,307		368,000	(3)	$3.71	16,000	(3)	$3.71	$1,026,456
Jeffrey H. Cohen	22,282		249,167	(3)	$3.71	10,833	(3)	$3.71	$178,256
Kevin E. Shaffer	95,858		185,015	(3)	$4.11	36,820	(3)	$4.63	$766,864
Christopher J. Paucek	—		43,438		$8.90	106,563		$9.61	$—

Non-Executive Directors
Douglas L. Becker	—		—		—	—		—	—
Laurence Berg	—		20,000		$5.06	—		—	$58,800
Michael F. Devine, III	—		20,000		$12.13	—		—	$—
David W. Hornbeck	—		12,000		$5.06	—		—	$35,280
Cheryl Krongard	—		20,000		$5.06	—		—	$58,800
Aaron Stone	—		20,000		$5.06	—		—	$58,800
Michael D. Weiner	—		12,000		$8.22	—		—	$—
Raul Yzaguirre	—		12,000		$5.06	—		—	$35,280

(1)	No consideration will be paid, as all shares will be rolled over into equity interests in Parent.
(2)	No consideration will be paid, as all options held shall survive the effective time of the merger and remain outstanding.
(3)	It is currently expected that no consideration will be paid in respect of any options, as all options held are expected to survive the effective time of the merger and remain outstanding.

Arrangements with Respect to Parent Following the Merger

In connection with the merger, Educate will become a privately held company and a wholly owned subsidiary of Parent. By virtue of the equity rollovers described above, certain of our directors and officers will be parties to the amended and restated limited liability company agreement of Parent to be entered into at closing and will have certain rights and obligations under such agreement with respect to Parent and the members thereof.

Governance. Following the closing, Parent will be a “manager managed” limited liability company governed by a five-member board of managers and initially by a chairman who will be one of the members of the board of managers. R. Christopher Hoehn-Saric, Educate’s Chairman and Chief Executive Officer, will initially be the chairman of Parent. The other four members of the board of managers will be designated by the Buyer Group.

Mr. Hoehn-Saric will also serve as the chief executive officer of Parent and the surviving corporation. As the chief executive officer, he will have control over most of the day-to-day operations of Parent and the surviving corporation, subject to certain rights of the board of managers (and in some cases, certain members of

Parent, acting in their capacity as such) to approve significant actions proposed to be taken by Parent or its subsidiaries, including, among other things, liquidations, issuances of equity securities, distributions (other than certain tax related distributions), transactions with affiliates, settlement of litigation or entry into material agreements, entry into new lines of business, approval of the annual budget or deviation from certain approved budgeted items. Additionally, certain members of Parent will have the ability to compel certain activities, including restructuring actions and liquidity events, including an IPO of Parent or any of its subsidiaries or businesses, a sale of Parent or any of its material subsidiaries or its businesses, or distributions of excess cash to the members of Parent, although certain of such actions may only be so compelled after specified time periods, and the manner in which such transactions are implemented shall be subject to the discretion of board of managers.

Mr. Hoehn-Saric will be the chief executive officer of Parent until he retires, dies or becomes unable to serve due to disability, or such time as he is removed by the board of managers of Parent.

Pursuant to Mr. Hoehn-Saric’s employment agreement with us, which shall survive the merger and remain in force, Mr. Hoehn-Saric will be the chief executive officer of the surviving corporation until he retires, dies or becomes unable to serve due to disability, or such time as he is removed by the board of directors of the surviving corporation.

Following such time as there is no chief executive officer, the board of managers will have control of the day to day operations of Parent, subject to certain rights of certain members of Parent to approve significant actions.

Economic Rights. Generally, the economic rights in Parent will initially be divided into classes of units—Class A units, Class B units, Class C units and Class D units. The Class A units will be issued to Sterling in respect of its capital contribution to Parent as described above. Generally, the holders of Class A units will share ratably in all distributions.

The Class B units will be issued to Citicorp. Generally, the holders of Class B units will share ratably in all distributions.

The Class C units will be issued to one or more newly-formed co-investment entities (the “Carry Entities”) which will be managed by Sterling and owned by certain investors (the “Carry Investors”) approved by Sterling. Class C units will entitle a holder thereof to receive distributions from Parent in an amount equal to distributions paid on Class A units and Class B units. Each Carry Entity shall enter into an operating or partnership agreement with Sterling or an affiliate of Sterling, which has or will provide investment and advisory services for the benefit of (or in anticipation of the formation of) the Carry Entity in connection with the purchase, holding and disposition by such Carry Entity of its interest in Parent.

In consideration of these services, Sterling or an affiliate of Sterling may receive a profits interest of up to 20% in each such Carry Entity (depending upon the specific amount invested by each Carry Investor in the Carry Entity), which will be payable after the Carry Investors with respect to such Carry Entity have received distributions representing a return of such Carry Investors’ capital investment in such Carry Entity.

The Class D (if any) units will be issued to Mr. Hoehn-Saric and the Other Rollover Investors. Generally, the holders of Class D units will share ratably in all distributions in excess of capital.

The table below sets forth the expected capitalization of Parent following the merger, detailing (a) the contributions made by each member of the Buyer Group in respect of their units of Parent, and (b) the units to be issued to each member of the Buyer Group, other than the Participating Management Members (but including Mr. Hoehn-Saric), and the Carry Entity.

	Capital Contributions			Capitalization of Parent
	Contributed Shares	Imputed Value	Cash	% of Class A Units	% of Class B Units	% of Class C Units	% of Class D Units*
Sterling Capital Partners II	0	0	$102,412,500.00	75.0%	0	0	0
Sterling Capital Partners	0	0	$34,137,500.00	25.0%	0	0	0
Citigroup Capital Partners II 2007 Citigroup Investment, L.P.	0	0	$29,538,884.68	0	21.6%	0	0
Citigroup Capital Partners II Employee Master Fund, L.P.	0	0	$33,179,904.20	0	24.4%	0	0
Citigroup Capital Partners II Onshore, L.P.	0	0	$14,979,343.50	0	11.0%	0	0
Citigroup Capital Partners II Cayman Holdings, L.P.	0	0	$18,769,546.89	0	13.8%	0	0
CGI CPE LLC	0	0	$40,082,320.73	0	29.2%	0	0
Carry Entity	0	0	0	0	0	100%	0
SMT Trust	41,880.00	$335,040.00	0	0	0	0	4.7%
SMT Gift Trust	52,135.00	$417,080.00	0	0	0	0	5.8%
Diane Taslitz Trust	1,000.00	$8,000.00	0	0	0	0	0.1%
R. Christopher Hoehn-Saric	520,000.00	$4,160,000.00	0	0	0	0	58.2%
RCHS Trust	125,640.00	$1,005,120.00	0	0	0	0	14.1%
CHS Trust	41,880.00	$335,040.00	0	0	0	0	4.7%
EDB Trust	14,966.00	$119,728.00	0	0	0	0	1.7%
Zenith Trust	31,420.00	$251,360.00	0	0	0	0	3.5%
Becker Family Trust	31,420.00	$251,360.00	0	0	0	0	3.5%
Elfman Gift Trust	20,256.00	$162,048.00	0	0	0	0	2.3%
Wareham Gift Trust	12,756.00	$102,048.00	0	0	0	0	1.4%

*	Does not reflect the impact of grants of incentive equity which may be made at or after the effective time of the merger.

Other Provisions. The amended and restated limited liability company agreement of Parent also contains provisions granting holders of units in Parent preemptive rights, as well as rights of first refusal, drag along rights, tag along rights and certain rights of indemnification. In the event that any member of management of Educate holding incentive units or options leaves Educate at any time following the closing, the units of such management employee are intended to be subject to a call right, which call right may be exercised at the lower of fair market value and the amount of initial capital contribution, depending on the circumstances of termination of employment. The agreement also restricts the transfer of the units of Parent (except for certain permitted transfers). The management incentive units of Parent are not transferable (except for certain permitted transfers). Each of the Participating Management Members and the holders of management incentive units:

•

will be subject to a non-compete in certain circumstances; provided that the chief executive officer, if there is one, may determine that the non-compete should not apply to such employee, other than Mr. Hoehn-Saric, so long as the employee is terminated without cause or terminates his or her employment for good reason, and

•	will be subject to non-solicitation restrictions relating to both employees and customers of Parent and its subsidiaries.

Indemnification and Insurance

For a period of six years from the effective time of the merger, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Educate’s and any of its subsidiaries’ organization documents in effect immediately prior to the effective time of the merger or in any indemnification agreements with any of their respective directors, officers or employees in effect as of the date of the merger agreement.

In addition, prior to the effective time of the merger, Educate will purchase a six-year “tail policy” of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than maintained by Educate and its subsidiaries with respect to matters arising on or before the effective time of the merger.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement—Indemnification of Directors and Officers; Insurance.”

Negotiation Committee Fees. In mid-October, 2006, the Compensation Committee of the Board of Directors approved the payment of fees to members of the Negotiation Committee for their service on the Negotiation Committee. Negotiation Committee members receive a retainer of $20,000 for their service on the Negotiation Committee, $2,600 for each separately scheduled meeting of the committee that they attend and reimbursement for their expenses incurred while serving as a member of the Negotiation Committee.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to our stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to United States persons who hold their shares of our common stock as “capital assets” for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, taxpayers that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders. Stockholders are urged to consult their tax advisors regarding the United States federal, state, local and foreign tax considerations of the merger.

Consequences of the Merger to Our Stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). Such capital gain or loss will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the merger. There are limitations on the deductibility of capital losses.

Backup Withholding Tax. Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at the applicable rate, unless the stockholder or other payee (i) provides a taxpayer identification number, and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

Litigation

None.

Governmental and Regulatory Clearances

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Parent and the Company. Parent and the Company filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on February 12, 2007. Termination of the waiting period was granted on February 27, 2007.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the merger or by seeking the divestiture of substantial assets of Parent and the Company or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed merger does not violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

The German merger control laws require that transactions which exceed certain thresholds based on worldwide and local sales in the previous fiscal year not be implemented until the governmental entity approves the transaction. We have determined that the thresholds are met in Germany, and caused the filings of the required information with the German Federal Cartel Office on March     , 2007.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse Parent and MergerCo for various fees and expenses. See “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 66. Total fees and expenses incurred or to be incurred by the Company, Parent and MergerCo in connection with the merger are estimated at this time to be as follows:

Description	Amount
(in thousands)
Financing fees and expenses and related professional fees
Financial advisory fee and expenses	$6,800
Legal and accounting fees and expenses
Printing, proxy solicitation, filing fees and mailing costs
Negotiation Committee fees
Miscellaneous

These expenses will not reduce the merger consideration to be received by our stockholders.

Financial Projections

We include below a summary from the January 2007 projected financial information referenced in this proxy statement only because this information was provided (on a confidential basis) by our management to the Buyer Group and others. The information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to this projected financial information, nor have they expressed any opinion or given any form of assurance on this projected financial information. None of Credit Suisse, HLHZ or Houlihan Lokey prepared or have any responsibility for this projected financial information. Furthermore, this projected financial information:

•	necessarily makes numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	does not necessarily reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur;

•	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved.

We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time this projected financial information was prepared, given the information our management had at the time.

This projected financial information is not a guarantee of performance and involves risks, uncertainties and assumptions. The future financial results and stockholder value of Educate may materially differ from the projected financial information due to factors that are beyond our ability to control or predict. We cannot assure you that the estimates in the projected financial information will be realized or that future financial results will not materially vary from such estimates. We do not intend to update or revise the projected financial information.

The projected financial information constitutes forward-looking statements. For information on factors that may cause our future financial results to vary materially, see “Forward-Looking Statements” on page 89.

January 2007 Projected Financial Information

	Year Ending December 31
	2007E		2008E		2009E		2010E
	(Dollars in thousands, except per share amounts)
Total Revenue	$408,932		$415,702		$439,126		$470,825
% Growth		14%		2%		6%		7%
Operating Income	$37,828		$49,512		$56,536		$61,168
% Margin		9%		12%		13%		13%
Adjusted EBITDA(1)	$50,033		$60,486		$68,382		$73,523
% Margin		12%		15%		16%		16%
Earnings per Share	$0.30		$0.48		$0.60		$0.68
% Growth		N/A		61%		25%		13%
Capital Expenditures	$10,000		$9,000		$9,000		$12,000
% of Sales		2.6%		2.1%		2.1%		2.6%

(1)	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude amortization of software and media intangible assets.

THE PARTIES TO THE MERGER

Educate

Educate is a Delaware corporation with its headquarters in Baltimore, Maryland. Educate provides tutoring and other supplemental education services to pre-kindergarten through twelfth grade, or pre-K-12, students. Educate’s principal executive offices are located at 1001 Fleet Street, Baltimore, Maryland 21202. Our telephone number is 410-843-8000. For more information about Educate, please visit our website at www.educate-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Educate’s common stock is publicly traded on the NASDAQ Global Select Market under the symbol “EEEE.”

Parent

Edge Acquisition, LLC is a Delaware limited liability company that was formed on September 25, 2006 and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Edge Acquisition, LLC is 1033 Skokie Boulevard, Suite 600, Northbrook, IL 60062. The telephone number at the principal office is 847-480-4000.

MergerCo

Edge Acquisition Corporation is a Delaware corporation that was formed on January 16, 2007 solely for the purpose of completing the proposed merger. Upon the completion of the merger, Edge Acquisition Corporation will cease to exist and Educate will continue as the surviving corporation. Edge Acquisition Corporation is wholly owned by Edge Acquisition, LLC and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Edge Acquisition Corporation is 1033 Skokie Boulevard, Suite 600, Northbrook, IL 60062. The telephone number at the principal office is 847-480-4000.

THE SPECIAL MEETING

The Purpose

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors (consisting of R. Christopher Hoehn-Saric, Douglas L. Becker, Laurence Berg, Michael F. Devine, III, David W. Hornbeck, Cheryl Krongard, Aaron Stone, Michael D. Weiner and Raul Yzaguirre) for use at a special meeting of stockholders to be held at             ,             , on                         , 2007 at             . The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 28, 2007, by and among the Parent, MergerCo, a wholly owned subsidiary of Parent, and the Company, which provides for the merger of MergerCo with and into the Company.

Parent is an entity currently owned by each of the members of the Buyer Group, including Mr. Hoehn-Saric but excluding the other Participating Management Members. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                         , 2007.

On January 27, 2007, the merger agreement was approved and adopted by our Board of Directors by unanimous vote (other than Mr. Hoehn-Saric and Douglas Becker, who recused themselves due to their affiliation with certain members of the Buyer Group). Our Board of Directors (other than Mr. Hoehn-Saric and Mr. Becker) unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Our Board of Directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, including any postponement or adjournment of the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Quorum and Voting

The holders of record of our common stock, par value $0.01 per share, as of the close of business on                         , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were              shares of our common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by the Company or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on                         , 2007, the record date for the special meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum.

As of                         , 2007, the record date for stockholders entitled to vote at the special meeting, our directors (including Mr. Hoehn-Saric and Mr. Becker) and current executive officers owned, in the aggregate,              shares of our common stock (excluding shares underlying options held by these persons, which shares cannot be voted on the proposal to adopt the merger agreement unless options are exercised), or collectively approximately     % of the outstanding shares of our common stock. Our directors and current executive officers have informed us that they intend to vote all of their shares in favor of the adoption of the merger agreement.

Concurrently with the execution of the merger agreement, as a condition and inducement to Parent’s and Merger Co.’s willingness to enter into the merger agreement, Parent, MergerCo and Apollo, which owns approximately 52.3% of the outstanding shares of our common stock, entered into a voting agreement, pursuant to which Apollo has agreed to vote its shares in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. The voting agreement terminates on the earlier of the effective time of the merger, the written consent of Apollo, Parent and MergerCo, the date the merger agreement has been validly terminated, or such time as the merger agreement is amended in a manner adverse to Apollo without Apollo’s consent. The voting agreement will not terminate if our Board of Directors changes its recommendation that our stockholders approve adoption of the merger agreement. See “The Merger Agreement—Voting Agreement” beginning on page 67.

If Apollo, our directors and current executive officers vote in favor of the adoption of the merger agreement, neither votes against the adoption of the merger agreement, nor withholding of shares by other stockholders, will affect the outcome of the vote.

The approval of any proposal to postpone or adjourn the special meeting, if necessary, in the event that, among other reasons, we determine that failure to postpone or adjourn the special meeting would result in a violation of our Board of Directors’ fiduciary duties under Delaware law or a violation of United States federal securities laws, requires the affirmative vote of a majority of those shares represented in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 80 and Annex E for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of our common stock outstanding on                         , 2007, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. Adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock as of the record date. Because approval of the merger requires the approval of holders representing a majority of the outstanding shares of our common stock, failure to vote your shares (including if you hold your shares through a broker or other nominee) will have exactly the same effect as a vote “against” the adoption of the merger agreement.

If you hold your shares in record name, you may vote your shares as follows:

Voting by Mail. You can vote your proxy by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting by Internet. You can vote your proxy via the Internet. The website for Internet voting is [                        ]. Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the web site. You will be prompted to enter the control number printed on your proxy card and to follow the instructions to obtain your records and create an electronic voting form. Voting by Internet is available 24 hours a day until                             . If you vote via the Internet, you should not return your proxy card.

Voting by Telephone. You can vote your proxy by telephone by calling the toll-free number of [                    ]. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is available 24 hours a day until                             . If you vote by telephone, you should not return your proxy card.

Voting in Person. You can vote by appearing and voting in person at the special meeting.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other agent rather than from the Company. Simply complete and return the proxy card to your broker or other agent to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a proxy form.

Stock Ownership and Interests of Certain Persons

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. It is anticipated that our current management will remain in their respective positions with the Company following the completion of the merger. Please read “Special Factors—Interests of Certain Persons in the Merger” beginning on page 41.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to our Corporate Secretary;

•	submitting another proper proxy via the Internet, by telephone or by later-dated written proxy; or

•	attending the special meeting and voting in person. However, simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held in street name through a broker or other agent, you must follow instructions received from such broker or agent which were provided with this proxy statement in order to revoke your vote or to vote at the special meeting.

Proxy Solicitation

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Adjournments

Although it is not expected, the special meeting may be postponed or adjourned in the event that, among other reasons, we determine that failure to postpone or adjourn the special meeting would result in a violation of our Board of Directors’ fiduciary duties under Delaware law or a violation of United States federal securities laws. In the event of such postponement, we will hold or resume the special meeting on the earliest date that would that would not violate our Board of Directors’ fiduciary duties under Delaware law or United States federal securities laws. In the event of such adjournment, under certain circumstances Parent may have the right to terminate the merger agreement. See “The Merger Agreement—Termination of Merger Agreement.” If the special meeting is postponed or adjourned, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting.

THE MERGER AGREEMENT

This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but it is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The following summary is qualified in its entirety by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Except for its status as the contractual document that establishes and governs the legal relations among us, Parent and MergerCo with respect to the merger, the merger agreement is not intended to be a source of factual, business or operational information about us, Parent or MergerCo. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, may be modified in important part by the underlying disclosure schedules which are not filed publicly, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the Delaware General Corporation Law (the “DGCL”), MergerCo will be merged with and into the Company, the separate corporate existence of MergerCo will cease, and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent. The surviving corporation in the merger is sometimes referred to as the surviving corporation.

Closing of the Merger

Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the merger will take place on the third business day following the day on which the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of merger as agreed to by the parties.

Parent or we may terminate the merger agreement before the completion of the merger in certain circumstances, whether before or after the approval of the merger proposal by our stockholders. Additional details on the termination of the merger agreement are described in “—Termination of Merger Agreement.”

Directors and Officers

The directors of MergerCo and the officers of the Company, in each case, as of the effective time of the merger, will be the directors and officers, respectively, of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation.

Consideration to be Received by Our Stockholders in the Merger

At the effective time of the merger, each share issued and outstanding (including each restricted share of our common stock) immediately prior to the effective time (other than shares held by Parent, MergerCo, the Company or any of their respective direct or indirect wholly owned subsidiaries, and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) automatically will, by virtue of the merger and without any action by the holder thereof, be converted into the right to receive $8.00 in cash. This amount is referred to in this proxy statement as the merger consideration. All shares of our common stock held by Parent, MergerCo, the Company or any of their respective direct or indirect wholly owned subsidiaries will be retired and canceled and no payment will be made in respect of those shares.

Pursuant to the DGCL, holders of shares of our common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see “Appraisal Rights” beginning on page 80 and Annex E.

Treatment of Stock Options and Other Stock Rights

Other than options held by the Participating Management Members, to the extent that such persons are expected to continue to hold options with respect to the surviving corporation after the consummation of the merger, at the effective time of the merger, each option to purchase shares of our common stock, whether or not vested, will become fully vested and be canceled and the holder will be entitled to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of $8.00 over the exercise price per share of such option and (ii) the number of shares subject to such option, and less any amount required to be withheld under applicable law.

Paying Agent and Paying Procedures

Prior to the effective time of the merger, Parent will (i) designate a bank or trust company that is reasonably acceptable to the Company to act as paying agent and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such paying agent to act as agent for the payment of the merger consideration. Immediately prior to the effective time of the merger, Parent or MergerCo will deposit, or cause to be deposited, with the paying agent cash in the amount necessary for the payment of the merger consideration. No later than five business days after the effective time of the merger, the surviving corporation will instruct the paying agent to mail to each stockholder of record a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of stock certificates (or affidavits of loss) or book-entry shares to the paying agent and instructions for use in effecting the surrender of such stock certificates (or affidavits of loss) and book-entry shares in exchange for the merger consideration. Upon the proper surrender of a stock certificate or book-entry share to the paying agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the paying agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor $8.00 for each share of common stock formerly represented by such certificate or book-entry share.

Representations and Warranties

Our Representations and Warranties. In the merger agreement, we make certain representations to Parent and MergerCo with respect to the Company and our subsidiaries. These include representations regarding corporate organization, power and qualification; authority relative to the merger agreement and enforceability of the merger agreement; capitalization with respect to common stock and stock options; our subsidiaries and joint ventures; filings with and consents of governmental entities required to complete the merger; non-contravention of our organizational and governing documents and contracts; accreditation and licensing; compliance with laws and permits; voting requirements to approve the merger; documents filed with the SEC and the accuracy of information contained in those documents, including financial statements; the absence of undisclosed liabilities and certain material adverse changes with respect to the Company; litigation matters; material contracts to which we are a party; benefit plans and labor relations matters; tax, environmental and intellectual property matters;

good and valid title with respect to real property; matters relating to our franchises and the valid registration of such franchises; compliance with takeover statutes and laws governing foreign corrupt practices; the Negotiation Committee’s receipt of the fairness opinions; broker’s and finder’s fees; and matters relating to our obligations with respect to our affiliates.

Many of our representations and warranties are qualified by the absence of a Company Material Adverse Effect which means, for purposes of the merger agreement, any event, circumstance, development, change or effect (including those affecting or relating to any of our joint ventures) that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) is materially adverse to our business, assets and liabilities taken as a whole, financial condition or results of operations, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (A) (1) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of the merger agreement or any natural disasters or any national or international calamity affecting the United States; (3) any general downturn in the industry in which we operate, except, in the case of clauses (1), (2) and (3), to the extent such changes or developments have a disproportionate impact on our business, assets, liabilities, condition or results of operations, taken as a whole, relative to other participants in the industry in which we conduct our businesses; or (4) any change in the market price or trading volume of our securities, including as a result of our failure to meet analysts’ expectations; or (B) the public announcement of the merger agreement and the transactions contemplated thereby; or (ii) would materially adversely affect our ability to consummate the merger, or to perform our obligations under the merger agreement, in a timely manner.

Parent’s and MergerCo’s Representations and Warranties. In the merger agreement, Parent and MergerCo make certain representations and warranties to us. These include representations regarding corporate organization and power; authority relative to the merger agreement and the consummation of transactions contemplated by the merger agreement; enforceability of the merger agreement; filings with and consents of governmental entities required to complete the merger; non-contravention of Parent’s and MergerCo’s organizational and governing documents; financing; the commitment of certain persons to contribute a portion of their equity stake in the Company to Parent; the operations of MergerCo; solvency of Parent and the surviving corporation following the merger; and the absence of agreements with members of our management or Board of Directors.

Conduct of Business Pending the Merger

From January 28, 2007 to the effective time of the merger, except as expressly requested by Parent, MergerCo or their respective representatives to facilitate the sale or transfer of certain of our assets in connection with the merger as more fully described in “Special Factors—Plans for Educate after the Merger” above, we will, and will cause our subsidiaries to, conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and use their commercially reasonable best efforts to maintain and preserve intact their respective businesses organizations, including the services of their respective key employees and the goodwill of their customers, franchisees, lenders, distributors, suppliers, regulators and other persons with whom they have material business relationships.

In addition, we have agreed, during the same period, not to take, and to cause our subsidiaries not to take, any of the following specific actions without the prior written consent of Parent, except as expressly requested or permitted by Parent, MergerCo or their respective representatives to facilitate the sale or transfer of certain of our assets in connection with the merger as more fully described in “Special Factors—Plans for Educate after the Merger” above:

•	propose or adopt any change in the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any subsidiary;

•	pay any dividend or distribution on any shares of our capital stock or our subsidiaries’ capital stock;

•	adjust, split, combine or reclassify or otherwise amend the terms of our capital stock or our subsidiaries’ capital stock;

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repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer any shares of our capital stock or our subsidiaries’ capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of our capital stock or our subsidiaries’ capital stock or such securities or other rights, or offer to do the same, except, upon termination of an employee’s employment, for repurchases of restricted stock and/or stock options from employees upon termination of any such employee’s employment;

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other than granting of a limited number of stock options to non-director, non-executive officer employees in accordance with our stock incentive plans, issue, grant, deliver or sell any shares of our capital stock or our subsidiaries’ capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of our capital stock or such securities or rights other than pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

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enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of our capital stock or our subsidiaries’ capital stock or such securities or other rights, except in each case as permitted under the merger agreement;

•	register for sale, resale or other transfer any shares under the Securities Act;

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increase the compensation or benefits payable, or make any payment not otherwise due to, any past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice;

•	grant any severance or termination pay to any past or present directors or officers other than in the ordinary course of business consistent with past practice;

•	enter into any new employment or severance agreement with any past or present directors or officers of the Company other than in the ordinary course of business consistent with past practice;

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other than in the ordinary course of business consistent with past practice or pursuant to the terms of the merger agreement, establish, adopt, enter into, amend or take any action to accelerate rights under any of our benefit plans or any plan, agreement, program, policy, trust or fund;

•	contribute any funds to a “rabbi trust” or similar grantor trust, except for payroll withholdings made to our deferred compensation plan;

•	change any actuarial assumptions currently being utilized with respect to our benefit plans, except as required by applicable law or by GAAP;

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merge or consolidate the Company or any subsidiary with any person, other than the merger or consolidation of eSylvan, Inc., a Maryland corporation, with and into a newly-formed subsidiary of the Company;

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sell, lease or otherwise dispose of any assets or securities with a value in excess of $2.0 million, including by merger, consolidation, asset sale or other business combination or by property transfer, other than sales of products, assets or licenses or dispositions of intellectual property in the ordinary course of business consistent with past practice;

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other than in the ordinary course of business consistent with past practice or as required by the terms of any existing agreement to which the Company or any of its subsidiaries is a party, mortgage or pledge any material assets, or create, assume or suffer to exist any liens thereupon, other than liens specifically permitted by the merger agreement;

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make any acquisitions or purchases of any property or assets from any person (other than a wholly owned subsidiary of the Company) other than in the ordinary course of business operations consistent with past practice;

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enter into, renew, extend, amend or terminate any contract or contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated contracts, would reasonably be expected to have a Company Material Adverse Effect;

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incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities other than under our credit facilities as existing as of January 28, 2007 or as amended as permitted by the merger agreement, in the ordinary course of business consistent with past practice;

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make any loans, advances or capital contributions to, or investments in, any other person, other than (i) contributions or investments to or in wholly owned subsidiaries, (ii) contributions or investments among wholly owned subsidiaries, (iii) contributions or investments between the Company and its wholly owned subsidiaries, (iv) advancement of expenses to employees in the ordinary course of business consistent with past practice or (v) contributions to SLC National Advertising, Inc., a joint venture formed to manage our advertising, to fund advertising expenses in the ordinary course of business consistent with past practice;

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authorize or make any capital expenditure, other than capital expenditures from January 28, 2007 through the closing date in the ordinary course of business consistent with past practice not in excess of $5.0 million;

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change the financial accounting policies or procedures, other than as required by law or GAAP, or write up, write down or write off the book value of any of the assets of the Company and its subsidiaries, including writing down the value of inventory in any material manner, other than in the ordinary course of business consistent with past practice or as may be required by law or GAAP;

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waive, release, assign, settle or compromise any legal action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 with respect to any individual case or series of related cases, or $250,000 in the aggregate, in any case without the imposition of any restrictions on our business and operations or that of any of our subsidiaries;

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adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

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settle or compromise any material tax audit, make or change any material tax election or file any material amendment to a material tax return, except as required by applicable law, change any annual tax accounting period or adopt or change any material tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•	other than as otherwise permitted by the merger agreement, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any of our affiliates; or

•	agree or commit to do any of the foregoing.

Actions to be Taken to Complete the Merger

Reasonable Best Efforts. Each of the parties agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions set forth in the merger agreement and to consummate the transactions contemplated by the merger agreement as promptly as practicable. The parties agreed to use their respective reasonable best efforts to obtain necessary approvals from governmental entities, making appropriate filings pursuant to federal securities laws, the HSR Act and any applicable foreign merger control laws, and obtaining all consents or waivers from third parties necessary or advisable in connection with the merger. The parties have agreed to cooperate and consult with each other in connection with the making of any filings and other material actions necessary to obtain the applicable approvals.

Calling of Special Meeting and Certain Filings. We agreed to prepare and file this proxy statement and convene a special meeting of our stockholders as promptly as reasonably practicable in order for our stockholders to consider and vote upon the adoption of the merger agreement. Parent and MergerCo agreed to cooperate with us in connection with the preparation and filing with the SEC of this proxy statement, and we agreed to provide Parent and MergerCo a reasonable opportunity to review and comment on this proxy statement. The parties also agreed to cooperate with respect to the preparation and filing of the Rule 13e-3 Transaction Statement required to be filed with the SEC in connection with the merger. We agreed that our Board of Directors would recommend adoption of the merger agreement to our stockholders, subject to our Board of Directors’ right to change its recommendation in the event that our Board of Directors determines in its good faith judgment, following consultation with legal counsel, that the failure of the Board of Directors to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders; however, if such change is in response to a takeover proposal, our Board of Directors may change its recommendation only if it determines in its good faith judgment, following consultation with one of our financial advisors and legal counsel, that the proposal is a superior proposal and that the failure to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders, and provides Parent and MergerCo with written notice that includes, among other things, the material terms and conditions of the superior proposal and Parent and MergerCo do not, within five business days, make an offer that our Board of Directors determines, in its good faith judgment, following consultation with outside financial advisors and legal counsel, to be at least as favorable to our stockholders as the superior proposal. See “—No Solicitation” beginning on page 61.

Notice of Certain Events. The parties agreed to keep each other apprised of the status of matters relating to completion of the merger and other matters related thereto. Specifically, we agreed to notify Parent and MergerCo promptly of any communication from any governmental entity, accrediting body, counterparty to any of our joint ventures or counterparty to any of our contracts alleging that the consent of such person is or may be required; any communication from any governmental entity or accrediting body in connection with the merger; any legal actions commenced against us or any of our subsidiaries that are related to the merger; and any event, change, occurrence, circumstance or development between January 28, 2007 and the effective time of the merger which causes, or is reasonably expected to cause, certain conditions to the merger not to be satisfied or result in such satisfaction being delayed. Parent and MergerCo agreed to notify us promptly of any communication from any governmental entity, accrediting body, counterparty to any of our joint ventures or counterparty to any of our contracts alleging that the consent of such person is or may be required; any communication from any governmental entity or accrediting body in connection with the merger; any legal actions commenced against Parent or any of its affiliates that are related to the merger; any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause Parent’s financing with respect to the merger to become unavailable on the terms and conditions contemplated in the commitment letters with respect thereto; and any event, change, occurrence, circumstance or development between January 28, 2007 and the effective time of the merger which causes, or is reasonably expected to cause, certain conditions to the merger not to be satisfied or result in such satisfaction being delayed.

Access to Premises and Records. Subject to applicable law, the confidentiality agreement with Sterling Partners and other confidentiality provisions, and upon reasonable notice, we agreed to provide Parent and MergerCo and their representatives with reasonable access to our offices, properties, books and records prior to the completion of the merger.

Public Statements. The parties agreed to consult with each other before issuing any press release or public statements about the merger, and except as may be required by applicable law or any existing agreement with the NASDAQ Global Select Market, will not issue any such press release or make any public statements without the consent of the other parties.

Voting Agreement. Concurrently with the execution of the merger agreement, as a condition and inducement to Parent’s and MergerCo’s willingness to enter into the merger agreement, Parent, MergerCo and Apollo entered into a voting agreement, pursuant to which Apollo has agreed to vote its shares in favor of adoption of the merger agreement. See “—Voting Agreement” beginning on page 67.

Limited Guarantees. Concurrently with the execution of the merger agreement, Parent delivered to us the limited guarantees of each of the Sterling and Citigroup entities pursuant to which the Sterling and Citigroup entities have severally agreed to guarantee the payment obligations of Parent in respect of any termination fee or expenses payable to us under the merger agreement. See “—Termination Fees; Reimbursement of Expenses” beginning on page 66.

Financing Efforts. Parent and MergerCo each agreed to use all reasonable efforts to obtain the financing contemplated by the debt financing letters executed in connection with the merger agreement. In the event that any portion of the debt financing contemplated by the debt financing letters becomes unavailable on the terms and conditions contemplated by the debt financing letters, Parent and MergerCo shall use all reasonable efforts to arrange alternative financing from alternative sources on terms no less favorable to Parent and/or MergerCo as promptly as practicable following the occurrence of such event of unavailability. We must use all reasonable efforts to cooperate with Parent and MergerCo, at Parent’s sole expense, in connection with the arrangement of the financing. It is not a condition of the merger that Parent obtain financing.

Asset Sales. We have agreed to cooperate with Parent and MergerCo in order to effectuate the asset transfers described in “Special Factors—Plans for Educate after the Merger” above, including using our commercially reasonable efforts to secure such consents and approvals and to take such other actions, as may be reasonably requested by Parent and MergerCo, at Parent and MergerCo’s sole expense.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative in which any of our present or former directors or officers is or is threatened to be made a party arising out of any action or failure to take action by any such person in such capacity taken prior to the effective time of the merger, Parent and the surviving corporation will, jointly and severally, from the effective time of the merger, indemnify, defend and hold harmless, to the fullest extent permitted or required by applicable law, our organizational documents and any applicable indemnity agreement in effect as of January 28, 2007, such indemnified party against any losses, claims, damages, liabilities, costs, legal and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with such claim, action, suit , proceeding or investigation. Unless otherwise provided in any relevant indemnification agreement, the surviving corporation will not be liable for any settlement effected without its consent.

The merger agreement also provides that, prior to the effective time of the merger, we will acquire a six-year tail policy with a one-time premium payment not to exceed $1.3 million for persons currently covered by our current directors’ and officers’ liability insurance and fiduciary liability insurance on terms no less favorable than the policies in place as of January 28, 2007. The surviving corporation is required to take such actions as shall be necessary to continue in full force and effect for a period of six years from the effective date of the merger the coverage provided by such tail policy.

No Solicitation

The merger agreement provides that, until the effective time of the merger, neither we nor any of our subsidiaries nor any of our or our subsidiaries’ directors, officers or representatives shall, directly or indirectly:

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initiate, solicit or knowingly encourage (including by way of providing non-public information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making of, or the completion of, a Takeover Proposal;

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participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to us or any of our subsidiaries to, or otherwise knowingly cooperate with or assist, any person in connection with a Takeover Proposal;

•	withdraw, modify or amend our recommendation to our stockholders to adopt the merger agreement;

•	approve, endorse or recommend any Takeover Proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal; or

•	agree to do any of the foregoing.

For purposes of the merger agreement, “Takeover Proposal” means any proposal or offer from any person or group of persons other than Parent or its affiliates relating to (i) any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 25% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 25% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

We ceased all solicitations, discussions and negotiations relating to any Takeover Proposal as of January 28, 2007. We are obligated to notify Parent promptly upon receipt by us or our subsidiaries or representatives of any Takeover Proposal, any request for non-public information relating to us or any of our subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or any inquiry or request for discussions or negotiations regarding any Takeover Proposal. We are also obligated to notify Parent promptly with the identity of such person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the consideration and material other terms and conditions of such Takeover Proposal, indication, inquiry or request), including any modification or change to the proposed consideration or any material other modifications thereto. We must keep Parent reasonably informed on a current basis of the occurrence of any material changes, developments, discussions or negotiations relating to the status of any such Takeover Proposal, indication, inquiry or request (including the consideration and material other terms and conditions thereof and of any modification or change to the proposed consideration or any material other modifications thereto), including furnishing copies of any written revised proposals.

If we have complied with our obligations with respect to non-solicitation, then prior to obtaining stockholder approval of the merger, we may:

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engage in discussions or negotiations with any person that makes a written Takeover Proposal after January 28, 2007 not solicited in violation of our non-solicitation obligations, which the Board of Directors determines in its good faith judgment, following consultation with its financial and legal advisors, could reasonably be expected to result in a Superior Proposal (as defined below), provided that prior to taking such action, such person enters into an Acceptable Confidentiality Agreement, as such term is defined in the merger agreement;

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furnish or disclose any non-public information relating to us or any of our subsidiaries to any person who has made a written Takeover Proposal after the date of the merger agreement not solicited in violation of our non-solicitation obligations if the Board of Directors determines in its good faith judgment, following consultation with its financial and legal advisors, that such Takeover Proposal could reasonably be expected to result in a Superior Proposal, so long as we furnish or disclose that same information to Parent;

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other than in response to a Takeover Proposal, and acting through the Board of Directors, withdraw, modify or amend our recommendation with respect to the merger if the Board of Directors has determined in its good faith judgment, following consultation with its financial and legal advisors, that the failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under applicable laws; and

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in response to a Takeover Proposal not solicited in violation of the merger agreement, and acting through the Board of Directors, withdraw, modify or amend our recommendation with respect to the merger if the Board of Directors has determined in its good faith judgment, following consultation with its financial and legal advisors, that such Takeover Proposal constitutes a Superior Proposal, or terminate the merger agreement to accept such Superior Proposal.

We may not make a recommendation change or terminate the merger agreement without giving Parent and MergerCo five business days (or three business days in the event of each subsequent modification or change to the proposed consideration or material other revision to such Takeover Proposal) after delivery of notice to Parent and MergerCo to propose revisions to the terms of the merger agreement (or make another proposal) and, in the case of a termination, paying a termination fee.

For purposes of the merger agreement, “Superior Proposal” means any bona fide written Takeover Proposal that the Board of Directors determines in its good faith judgment (following consultation with financial advisors) to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the merger and other transactions contemplated by the merger agreement deemed relevant by the Board of Directors, and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to our stockholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), except that the reference to “25%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

Additionally, we may also disclose to our stockholders a position with regard to any tender or exchange offer pursuant to Rules 14e-2 and 14d-9 under the Exchange Act, and may make any other disclosure our Board of Directors (after consultation with outside legal counsel) determines in its good faith judgment is required under our disclosure obligations under applicable law. However, any disclosure other than a “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9(f) under the Exchange Act will be created as a change of our recommendation unless the Board of Directors either reaffirms its recommendation that our stockholders adopt the merger agreement or rejects such Takeover Proposal.

Employees and Benefit Plans

The merger agreement provides that for a period of one year following the closing date, the surviving corporation will provide our and our subsidiaries’ current full-time employees as of the effective time of the merger who continue employment with the surviving corporation with compensation and benefits that are no less favorable in the aggregate than those provided under our compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the effective time of the merger. The surviving corporation and its affiliates have also agreed to honor our benefit plans in accordance with their terms as in effect immediately prior to the effective time of the merger.

Additional Actions

Prior to the effective time of the merger, the Company shall take such steps as may be reasonably requested by Parent or MergerCo to cause dispositions of Company equity securities (including derivative securities), pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the closing the resignations, effective as of the effective time of the merger, of those directors of the Company or any subsidiary of the Company designated by Parent to the Company in writing prior to the closing. In addition, promptly following the effective time of the merger, the surviving corporation will cause the shares of Company common stock to be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act.

Conditions to the Completion of the Merger

The respective obligations of the Company, Parent and MergerCo to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been approved and duly adopted in accordance with the DGCL by the affirmative vote of the holders of a majority of the shares of our outstanding common stock;

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any applicable waiting period under the HSR Act relating to the merger shall have expired or been terminated and any other applicable governmental approvals, including the German Federal Cartel Office, shall have been obtained; and

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no court, governmental entity or accrediting body will have enacted, issued, promulgated, enforced or entered any laws or orders which enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

The obligations of Parent and MergerCo to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

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our representations and warranties relating to corporate organization, power, qualification and authority to enter into the merger agreement, and relating to capitalization and enforceability of the merger agreement, shall be true and correct in all respects (except with respect to any inaccuracies regarding capitalization not exceeding 10,000 shares of our stock in the aggregate) as of January 28, 2007 and at and as of the closing date (unless another date is specified);

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our representations and warranties that are qualified by a “Company Material Adverse Effect” qualification (other than those set forth above except with respect to the corporation organization, power and qualification of our subsidiaries) shall be true and correct in all respects as so qualified as of January 28, 2007 and at and as of the closing date (unless another date is specified);

•

our representations and warranties that are not qualified by a “Company Material Adverse Effect” qualification (other than those set forth above with respect to the corporation organization, power and qualification of our subsidiaries) shall be true and correct in all material respects as of January 28, 2007, and shall be true and correct in all respects at and as of the closing date, except for any failures of such representations and warranties to be true and correct at and as of the closing date that do not, and would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect (unless another date is specified), in all cases disregarding any “materiality” qualification;

•

we shall have performed in all material respects all of our obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement on or prior to the effective time of the merger;

•	Parent shall have received a closing certificate signed by an executive officer of the Company;

•

all consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, any governmental entity required to be obtained or made prior to the closing by or with respect to us, Parent, MergerCo, or any of their respective subsidiaries in connection with the execution and delivery of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not have a Company Material Adverse Effect;

•	any resignations of our directors or those of our subsidiaries requested by Parent shall have been obtained; and

•

stockholders holding no more than ten percent (10%) of our outstanding shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the merger.

Our obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent and MergerCo relating to their authority to enter into the merger agreement shall be true and correct in all respects as of January 28, 2007 and at and as of the closing date (unless another date is specified);

•

the representations and warranties of Parent and MergerCo which are qualified by a designated degree of materiality (other than those with respect to authority to enter into the merger agreement) shall be true and correct in all respects as so qualified as of January 28, 2007 and at and as of the closing date (unless another date is specified);

•

the representations and warranties of Parent and MergerCo which are not qualified by a designated degree of materiality (other than those with respect to authority to enter into the merger agreement) shall be true and correct in all material respects as of January 28, 2007 and at and as of the closing date (unless another date is specified);

•

Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by Parent or MergerCo under the merger agreement;

•	we will have received closing certificates signed by executive officers of each of Parent and MergerCo; and

•

we shall have received an opinion, in customary form and subject to customary qualifications, assumptions and limitations, from a nationally recognized valuation expert or advisory firm with respect to the solvency of Parent and the surviving corporation at the effective time of the merger.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of us and Parent.

The merger agreement may be terminated by either us or Parent at any time prior to the effective time of the merger:

•

if the merger has not been consummated by June 30, 2007, except that the right to terminate the merger agreement under this provision is not available to any party to whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of, or resulted in, the failure to consummate the merger by such date;

•

if the merger agreement has been submitted to our stockholders for adoption at a duly convened stockholders meeting and the required vote shall not have been obtained at such stockholders meeting (including any adjournment or postponement thereof); or

•

if any law or governmental entity prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

The merger agreement may be terminated by Parent at any time prior to the effective time of the merger if:

•

the Board of Directors changes its recommendation that our stockholders adopt the merger, the Board of Directors approves, endorses or recommends any Takeover Proposal other than the merger, or the Board of Directors resolves or publicly announces its intention to do any of the foregoing;

•	we materially breach our covenants with respect to limitations on solicitation, recommending adoption of the merger agreement in the proxy statement or the holding of the stockholder meeting;

•

we materially breach our obligation with respect to filing the proxy statement, responding to SEC comments thereto and cooperating with Parent and MergerCo’s participation therewith and such breach is not cured within 10 business days after we receive written notice asserting such breach or failure from Parent;

•

we postpone or adjourn the stockholders meeting other than to avoid a breach of U.S. federal securities laws and there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders necessary to adopt the merger agreement; or

•

we breach any of our representations, warranties or covenants, which breach would give rise to the failure of the conditions to the obligations of Parent and MergerCo with respect to representations and warranties of, and the performance of covenants by, us, and as a result of such breach, such condition would not be capable of being satisfied by June 30, 2007 (unless Parent and MergerCo are in material breach of their own obligations under the merger agreement).

We may terminate the merger agreement at any time prior to the effective time of the merger if:

•

a breach or failure of any representation, warranty or covenant of Parent or MergerCo would give rise to the failure of the conditions to our obligations with respect to representations and warranties and covenants of, and the performance of covenants by, Parent and MergerCo, and as a result of such breach, such condition could not be satisfied by June 30, 2007 (unless we are in material breach of our own obligations under the merger agreement); or

•

we enter into a definitive agreement in respect of a Superior Proposal without violating our no-solicitation obligations, provided that we must pay a termination fee prior to terminating the merger agreement, as described below under “—Termination Fees; Reimbursement of Expenses”.

Termination Fees; Reimbursement of Expenses

Termination Fee and Expenses Payable by us. The merger agreement provides that we will be obligated to pay Parent a termination fee of $16.0 million:

•

if the merger agreement is terminated by Parent because the Board of Directors changes its recommendation with respect to the merger agreement, the Board of Directors approves, endorses or recommends any Takeover Proposal other than the merger, or the Board of Directors resolves or publicly announces its intention to do any of the foregoing;

•

if the merger agreement is terminated by Parent because we materially breach our covenants with respect to limitations on solicitation, the inclusion of our recommendation of the merger in the proxy statement or the holding of the stockholder meeting;

•	if we terminate the merger agreement in response to a Superior Proposal; or

•

if all of the following three events have occurred: (i) a Takeover Proposal shall have been made known at or at any time prior to the termination of the merger agreement; (ii) the merger agreement is terminated by Parent due to failure of the merger to have been consummated on or before June 30, 2007 or due to a breach or failure by us of any of our representations, warranties or covenants which gives rise to the failure of a condition to the obligations of Parent and MergerCo, and as a result of such breach, such condition could not be satisfied by June 30, 2007; and (iii) within 12 months after such termination, we enter into a definitive contract to consummate, or we do consummate, a Takeover Proposal (whether or not such Takeover Proposal was the same referred to in (i) above.

In the event the merger agreement is terminated under the circumstances set forth in clauses (i) and (ii) of the immediately preceding bullet, but we have not yet entered into a definitive agreement or consummated a transaction, then we shall be obligated to pay all of Parent’s and MergerCo’s out-of-pocket fees and expenses, but in no event more than $4.0 million in the aggregate. In the event that we do pay such expenses on behalf of Parent and MergerCo and the termination fee becomes subsequently payable to Parent, we may deduct the amount of such expenses paid from the termination fee otherwise payable to Parent.

Termination Fee and Expenses Payable by Parent. The merger agreement also provides that Parent agrees to pay a termination fee of $16.0 million:

•

if we terminate the merger agreement due to failure of the merger to have been consummated on or before June 30, 2007, and on such date the conditions set forth in the merger agreement relating to the approval of our stockholders, the receipt of all required regulatory approvals, no injunctions against or restraints upon the merger existing, the accuracy of our representations and warranties, and the performance of our agreements would have been satisfied had the closing of the merger been scheduled on such date; or

•

if we terminate the merger agreement due to a breach or failure of any covenant of Parent or MergerCo, which breach gives rise to the failure of the conditions to the obligations of Parent and MergerCo and as a result of such breach, such conditions could not be satisfied prior to June 30, 2007, and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in the merger agreement relating to the approval of our stockholders, the receipt of all required regulatory approvals, no injunctions against or restraints upon the merger existing, the accuracy of our representations and warranties, and the performance of our agreements not to be satisfied on or prior to such date assuming the closing of the merger were to be scheduled on such date.

In the event that the merger agreement is terminated by (i) us under circumstances under which no termination fee is payable to us and no termination fee or expenses are payable to Parent, or (ii) Parent under circumstances under which no termination fee or expenses are payable to Parent, Parent will reimburse our actual and reasonable documented out-of-pocket expenses incurred by us in connection with our cooperation with the transactions described in “Special Factors; Plans for Educate after the Merger.”

Amendment and Waiver of the Merger Agreement

Amendment. The merger agreement may be amended by the parties thereto at any time prior to the effective time of the merger, whether before or after stockholder approval is obtained; however, (a) no amendment that requires further stockholder approval under applicable laws after stockholder approval of the merger agreement has been obtained will be made without such required further approval and (b) such amendment must be duly authorized or approved by us and Parent.

Extension and Waiver. At any time prior to the effective time of the merger, Parent and we may, in writing (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto, or (c) unless prohibited by applicable laws, waive compliance with any of the covenants or conditions contained in the merger agreement.

Voting Agreement

This section describes the voting agreement among Parent and the Apollo Entities. The description is not complete, and you should read the voting agreement for a more complete understanding of its terms. The complete text of the voting agreement is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement.

Concurrently with the execution of the merger agreement, the Apollo Entities entered into a voting agreement with Parent and MergerCo. The Apollo Entities have agreed, among other things and subject to certain exceptions, to vote all of their shares of our common stock:

•

in favor of the adoption of the merger agreement (whether or not recommended by our Board of Directors or any committee thereof) and the approval of the transactions contemplated thereby, including the merger;

•

in favor of the approval of any other matter to be approved by our stockholders to facilitate the transactions contemplated by the merger agreement, including the merger but excluding any asset sales as described in “Special Factors—Plans for Educate after the Merger” above;

•	against any alternative takeover proposal or any transaction contemplated by such alternative takeover proposal; and

•	against any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger not being fulfilled.

For a period beginning on January 28, 2007 and continuing until the expiration date of the voting agreement, the Apollo Entities have granted an irrevocable proxy appointing Parent as the Apollo Entities’ attorney-in-fact and proxy, to vote or otherwise to act on behalf of the Apollo Entities with respect to all of their shares of our common stock in connection with the voting obligations described immediately above.

In addition, subject to certain exceptions, the Apollo Entities have also agreed not to:

•	directly or indirectly transfer any of their shares of our common stock;

•	tender any shares of our common stock into any tender or exchange offer or otherwise;

•	otherwise restrict the ability of the Apollo Entities freely to exercise all voting rights with respect to their shares of our common stock;

•

initiate, solicit, knowingly encourage (including by way of providing non-public information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, an alternative takeover proposal;

•

engage or participate in any discussions or negotiations concerning, or provide or cause to be provided, or disclose any non-public information or data relating to us or any of our subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed alternative takeover proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an alternative takeover proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to an alternative takeover proposal; or

•	amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement.

Notwithstanding the foregoing, the voting agreement does not limit or affect the ability of the Apollo Entities from engaging in discussions or negotiations with, or furnishing information to, any person in response to an unsolicited bona fide takeover proposal to the extent we are permitted to take similar actions under the merger agreement. See “The Merger Agreement—No Solicitation.”

The voting agreement will terminate upon the earliest of:

•	the termination of the merger agreement;

•	with the written consent of the Apollo Entities, Parent and MergerCo;

•	at the effective time of the merger; or

•	if the merger agreement is amended in any manner that is adverse to the Apollo Entities, including to reduce the consideration payable to the Apollo Entities.

The voting agreement will not terminate if our Board of Directors changes its recommendation that our stockholders approve adoption of the merger agreement.

Pursuant to the voting agreement, the Apollo Entities have waived their dissenters’ rights of appraisal under the DGCL. See “Appraisal Rights.”

For a more complete description of the voting agreement, you should refer to the voting agreement attached as Annex B to this proxy statement.

THE TRANSACTION PARTICIPANTS

Educate, Inc.

We are a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Our consumer services businesses, including Sylvan Learning, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction and our Educate Products business delivers educational products including the Hooked on Phonics early reading, math and study skills programs. Catapult Learning, our school partnership business unit, is a leading provider of educational services to public and non-public schools. We maintain our principal executive offices at 1001 Fleet Street, Baltimore, Maryland 21202. Our telephone number is 410-843-8000.

Edge Acquisition, LLC

Edge Acquisition, LLC is a Delaware limited liability company. Its principal address is c/o Sterling Capital Partners, LLC, 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062.

Edge Acquisition Corporation

Edge Acquisition Corporation is a Delaware corporation and wholly-owned subsidiary of Edge Acquisition, LLC. Its principal address is c/o Sterling Capital Partners, LLC, 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062.

Sterling Entities

Sterling Capital Partners, L.P. is a Delaware limited partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity securities. SC Partners, L.P., a Delaware limited partnership, is the sole general partner of Sterling Capital Partners, L.P. Sterling Capital Partners, LLC, a Delaware limited liability company, is the sole general partner of SC Partners, L.P. Sterling Capital Partners II, L.P. is a Delaware limited partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity securities. SC Partners II, L.P., a Delaware limited partnership, is the sole general partner of Sterling Capital Partners II, L.P. Sterling Capital Partners II, LLC, a Delaware limited liability company, is the sole general partner of SC Partners II, L.P. The principal address of each Reporting Entity is c/o Fund Management Services, LLC, 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062.

Citigroup Entities

Each of Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P. and Citigroup Capital Partners II Onshore, L.P. is a Delaware limited partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets.

Citigroup Capital Partners II Cayman Holdings, L.P. is a Cayman Islands limited partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets.

Citigroup Private Equity LP, a Delaware limited partnership, is the sole general partner of each of Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., Citigroup Private Equity LP (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets.

Citigroup Alternative Investments LLC, a Delaware limited liability company, is the sole general partner of Citigroup Private Equity LP. Citigroup Alternative Investments LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, principally engaged in investment management.

Citigroup Investments Inc., a Delaware corporation, is the owner of all the membership interests of Citigroup Alternative Investments LLC. Citigroup Investments Inc. is a holding company principally engaged, through its subsidiaries, in financial management and other related services.

Citigroup Inc., a Delaware corporation, is the owner of all of the outstanding common stock of Citigroup Investments Inc. Citigroup Inc. is a diversified holding company providing, through its subsidiaries, a broad range of financial services to consumer and corporate customers worldwide.

CGI CPE LLC is a Delaware limited liability company that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets.

CGI Private Equity LP, LLC, a Delaware limited liability company, is the owner of all of the membership interests of CGI CPE LLC. CGI Private Equity LP, LLC (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets.

Citicorp Banking Corporation, a Delaware corporation, is the owner of all of the membership interests of CGI Private Equity LP, LLC. Citicorp Banking Corporation is a holding company principally engaged, through its subsidiaries, in the general financial services business.

The principal address of each of Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., Citigroup Private Equity LP, Citigroup Alternative Investments LLC, Citigroup Investments Inc. and CGI CPE LLC is 731 Lexington Avenue, 23rd Floor, New York, New York 10022. The principal address of Citigroup Inc. and CGI Private Equity LP, LLC is 399 Park Avenue, New York, New York 10022. The principal address of Citicorp Banking Corporation is One Penn’s Way, New Castle, Delaware 19720.

Mr. Hoehn-Saric

Rudolf Christopher Hoehn-Saric is the Chairman and Chief Executive Officer of Educate. His business address is c/o Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202. Additional information is set forth below under “—The Company’s Executive Officers.”

Business and Background of Natural Persons Related to Educate, Inc.

Set forth below for each director and executive officer of the Company is his or her respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

The Company’s Executive Officers

R. Christopher Hoehn-Saric became our Chief Executive Officer in July 2003 and Chairman of our Board of Directors in April 2004. From February 2000 until July 2003, he was Chairman and Chief Executive Officer of Sylvan Ventures, the incubator subsidiary of our predecessor, Sylvan Learning Systems, Inc., which is now known as Laureate. He served as Chairman of the Board of Sylvan Learning Systems, Inc. from April 1993 until February 2000 and as co-Chief Executive Officer of Sylvan Learning Systems, Inc. from December 1995 until February 2000. He also served as Sylvan Learning Systems, Inc. President from 1988 to 1993. He was a member of Sylvan Learning Systems, Inc.’s Board of Directors from 1986 through July 2003 and has been a member of Laureate’s Board of Directors since July 2003.

Peter J. Cohen became our President and Chief Operating Officer in July 2003. In January 2006 he also became President of the Learning Center segment of our Company. From February 2000 until July 2003, he was President and Chief Operating Officer of Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc. He joined Sylvan Learning Systems, Inc. in 1996 as President of the Sylvan Learning Centers division. From 1994 to 1996, he served as Chief Executive Officer of The Pet Practice, Inc., a national chain of branded pet hospitals.

Kevin E. Shaffer became our Chief Financial Officer in July 2003. From June 1999 until July 2003 he served as Vice President of Finance and Corporate Controller of Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc. Prior to joining Sylvan Learning Systems, Inc., he was an executive with Ernst & Young LLP, providing audit and consulting services to clients in a variety of industries from 1984 to 1999.

Jeffrey H. Cohen became the President of Catapult Learning in July 2003. He previously served in that role with Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc., from August 2001 to July 2003. Prior to joining Sylvan Learning Systems, Inc., from February 1998 until July 2001, he was with Prometric, Inc., a provider of computer-based assessment and examination services, serving first as the Vice President of Prometric’s Academic, Professional and Corporate Services Business Unit and later as the Senior Vice President for Business Unit Management. He also served as a political appointee in the Clinton Administration.

Christopher (Chip) J. Paucek became the President of Educate Products in November 2005. From January 2005 to November 2005 he was General Manager of Hooked on Phonics and from July 2004 to January 2005 he was Vice President of Corporate Business Development for Educate, Inc. From January 2004 to November 2004, he was Deputy Campaign Manager of U.S. Senator Barbara Mikulski’s 2004 re-election campaign. In December 1993, he founded Cerebellum Corporation and served as Co-Chief Executive Officer from that month until January 2004. Cerebellum Corporation sold products under the Cerebellum and Standard Deviants brands and produced, among other things, the PBS television series Standard Deviants.

C. Alan Schroeder became General Counsel and Secretary in August 2004. Previously, Mr. Schroeder was Of Counsel to Piper Rudnick LLP from May 2002 to August 2004. From March 1994 to January 2002, Mr. Schroeder was Executive Vice President—General Counsel and Secretary of Prime Retail, Inc., an owner of shopping centers. On September 12, 2000, Mr. Schroeder was elected director and officer of E-Outlets Resolution Corporation, a subsidiary of Prime Retail, Inc., for the sole purpose of executing the bankruptcy filings of E-Outlets Resolution Corporation, which had ceased operations on April 4, 2000. The bankruptcy petition was filed November 6, 2000.

The Company’s Directors (other than Messrs. Hoehn-Saric and Becker)

Laurence Berg. Mr. Berg has served as one of our directors since March 2003 and served as Chairman of our Board of Directors from March 2003 to April 2004. Mr. Berg is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds. He has worked at Apollo since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert. Mr. Berg is also a director of Goodman Global Holdings, Jacuzzi Bath Inc., Rent-A-Center, Inc., and Rexnord Inc.

Michael F. Devine, III. Mr. Devine has served as one of our directors since December 2004. Mr. Devine is the Senior Vice President and Chief Financial Officer of Coach, Inc., a designer, producer, and marketer of fine accessories and gifts. He has served in that position since December 2001. Prior to joining Coach, Inc., from 2000 to 2001, Mr. Devine was Executive Vice President and Chief Financial Officer of Mothers Work, Inc., the world’s largest designer, manufacturer and retailer of maternity apparel. From 1997 to 2000, Mr. Devine served as Chief Financial Officer, Treasurer and Secretary of Strategic Distribution, Inc. Prior to that, from 1995 to 1997, Mr. Devine was Chief Financial Officer of Industrial Systems Associates, a subsidiary of Strategic Distribution, Inc. Mr. Devine previously held Director of Operations and Director of Finance positions at McMaster-Carr Supply Company from 1989 to 1995 and progressively senior finance positions at Honeywell, Inc. from 1980 to 1989.

David Hornbeck. Mr. Hornbeck has served as one of our directors since September 2004. Mr. Hornbeck is President of the Children’s Defense Fund. From October 2003 to December 2004, Mr. Hornbeck was President and Chief Executive Officer of the International Youth Foundation (“IYF”), a public foundation dedicated to bringing resources and attention to the needs of young people around the world. He remains a member of the Board of Directors, an officer and a full-time employee of IYF. From 2000 to 2003, Mr. Hornbeck was self-employed as a writer and consultant. Previously, Mr. Hornbeck served as Superintendent of the Philadelphia Public Schools for six years and State Superintendent of Schools in Maryland for 12 years.

Cheryl Krongard. Ms. Krongard has served as one of our directors since June 2004. Ms. Krongard was nominated for election by Apollo. Ms. Krongard is a private investor. Ms. Krongard is a former partner of Apollo Advisors, L.P., where she worked from 2002 until 2004. Ms. Krongard was the Chief Executive Officer of Rothschild Asset Management from 1995 to 2000. She served as Senior Managing Director for Rothschild North America from 1993 until 2000. Ms. Krongard is a director of U.S. Airways Group, Inc. and Legg Mason, Inc. She is a Governor of the Iowa State University Board of Governors. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. She is a director of the Investment Committee for the Iowa State University Foundation. She is Trustee of the Mount Sinai Medical Center.

Aaron Stone. Mr. Stone has served as one of our directors since April 2004. Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds. Mr. Stone has worked at Apollo since 1997. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone is also a director of AMC Entertainment Inc., Hughes Communications, Inc., Intelsat, Ltd., and SkyTerra Communications, Inc.

Michael D. Weiner. Mr. Weiner has served as one of our directors since April 2006. Mr. Weiner was nominated for election by Apollo. Since September 2006, Mr. Weiner has served as Chief Legal Officer and General Counsel of Ares Management, Inc., a private investment management firm. From 1992 until August 2006, Mr. Weiner served as the General Counsel of Apollo Management, L.P. Before joining Apollo in 1992, Mr. Weiner was a partner with Morgan, Lewis & Bockius, specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner is also a director of Hughes Communications, Inc., SkyTerra Communications, Inc., and Goodman Global Holdings, Inc.

Raul Yzaguirre. Mr. Yzaguirre has served as one of our directors since September 2004. Mr. Yzaguirre is the Presidential Professor of Practice for Community Development and Civil Rights at Arizona State University. Mr. Yzaguirre resigned on January 1, 2005 from the post of President and Chief Executive Officer of National Council of LaRaza, a community development and public policy organization, a capacity in which he served since 1974. Mr. Yzaguirre is also a past Chairperson of the Independent Sector, a nonprofit coalition of over 850 corporate, foundation and voluntary organizations. He is the current Chairman of the board of directors of AARP Services, Inc., and was formerly a director of the Better Business Bureaus and Sears, Roebuck and Company.

Business and Background of Natural Persons Related to Sterling and Citigroup Entities

Set forth below for each director and executive officer of each of Sterling, Citigroup, Parent and MergerCo is his or her respective present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of each such person.

Natural Persons Related to Sterling Entities

Rudolf Christopher Hoehn-Saric is a member of the Board of Sterling Capital Partners, LLC and a manager of Sterling Capital Partners II, LLC. He is a citizen of the U.S.A. Additional information is set forth above under “— The Company’s Executive Officers.”

Douglas L. Becker is a member of the Board of Sterling Capital Partners, LLC and a manager of Sterling Capital Partners II, LLC. His present principal occupation is Chairman and Chief Executive Officer of Laureate Education, Inc., a position he has held since February 2000. He is a citizen of the U.S.A. Additional information is set forth above under “— The Company’s Executive Officers.”

Steven M. Taslitz is a member of the Board and Senior Managing Director of Sterling Capital Partners, LLC and a manager and Senior Managing Director of Sterling Capital Partners II, LLC. His principal occupation is Senior Managing Director of Sterling Partners, a private equity firm, a position he has held since 1983. He is a citizen of the U.S.A.

Michael G. Bronfein is a member of the Board of Sterling Capital Partners, LLC and a manager of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1999. He is a citizen of the U.S.A.

Merrick M. Elfman is a member of the Board and Senior Managing Director of Sterling Capital Partners, LLC and a manager and Senior Managing Director of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1983. He is a citizen of the U.S.A.

Eric D. Becker is a member of the Board of Sterling Capital Partners, LLC and a manager of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1983. He is a citizen of the U.S.A.

Jeffery R. Schechter is the Chief Financial Officer of Sterling Capital Partners, LLC and Sterling Capital Partners II, LLC. His present principal occupation is Chief Financial Officer of Sterling Partners, a position he has held since 2006. From 2002 to 2006, he was Chief Financial Officer of Grotech Capital Group, a private equity firm. He is a citizen of the U.S.A.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Trusts related to Mr. Hoehn-Saric

Marianne Schmitt Hellauer is the trustee of the CHS Trust u/a dated 1/1/2004 and RCHS Irrevocable Grantor Retained Annuity Trust #9 and has voting and dispositive power over the shares of the Company’s common stock held by such trusts. Marianne Schmitt Hellauer is a citizen of the U.S.A. and a partner at the law firm of DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600, which position she has held for the last five years.

During the last five years, Marianne Schmitt Hellauer has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Natural Persons Related to Citigroup Entities

Citigroup Private Equity LP (“CPE LP”), a Delaware limited partnership, is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. Citigroup Alternative Investments LLC (“CAI LLC”), a Delaware limited liability company, is the general partner of CPE LP and is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. Citigroup Investments Inc. (“CII”), organized under the laws of Delaware, is the sole member of CAI LLC and is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. CII is in turn wholly-owned by Citigroup Inc.

CGI Private Equity LP, LLC (“CGI PE”), a Delaware limited liability company, is the sole member of CGI CPE LLC and is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. Citicorp Banking Corporation (“CBC”), organized under the laws of Delaware, is the sole member of CGI PE and is a holding company principally engaged in, through its subsidiaries, in the general financial services business. CBC is in turn wholly-owned by Citigroup Inc.

Citigroup Inc., organized under the laws of Delaware, wholly owns both CII and CBC, is a diversified holding company that provides, through its subsidiaries, a broad range of financial services to consumer and corporate customers worldwide.

The names and material occupations, positions, offices or employment during the last five years of each officer and director of Citigroup Inc. are set forth below:

C. Michael Armstrong serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1989. Mr. Armstrong is the Chairman of the Board of Trustees of Johns Hopkins Medicine, Health Systems and Hospital and has held this position since 2005. Mr. Armstrong also serves as Retired Chairman of Hughes, AT&T and Comcast Corporation and has held this position since 2004. Mr. Armstrong served as the Chairman of Comcast Corporation from 2002 to 2004. Mr. Armstrong is a citizen of the United States.

Alain J.P. Belda serves as a Director of Citigroup Inc. and has held her position since 1999. Mr. Belda has held the position of Chairman of Alcoa Inc. since 2001 and has held the position of Chief Executive Officer of Alcoa Inc. since 1999. Mr. Belda is a citizen of Brazil and Spain.

George David serves as a Director of Citigroup Inc. and has held his position since 1992. Mr. David is the Chairman and Chief Executive Officer of United Technologies Corporation and has held such positions since 1997 and 1994, respectively. Mr. David is a citizen of the United States.

Kenneth T. Derr serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1987. Mr. Derr is the Chairman of Chevron Corporation and has held this position since 2001. Mr. Derr is a citizen of the United States.

John M. Deutch serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1996. Mr. Deutch is an Institute Professor at Massachusetts Institute of Technology and has held this position since 1990. Mr. Deutch is a citizen of the United States.

Roberto Hernandez Ramirez serves as a Director of Citigroup Inc. and has held his position since 2001. Mr. Ramirez is the Chairman of the Board of Banco National de Mexico and has held this position since 1991. Mr. Ramirez is a citizen of Mexico.

Ann Dibble Jordan serves as a Director of Citigroup Inc. and has held her position as Director of Citigroup Inc. (or its predecessor) since 1989. Ms. Jordan is a self-employed consultant and has held this position since 1987. Ms. Jordan is a citizen of the United States.

Dr. Klaus Kleinfeld serves as a Director of Citigroup Inc. and has held his position since 2005. Mr. Kleinfeld is the President and Chief Executive Officer of Siemens AG and has held this position since 2005. Mr. Kleinfeld also serves on the Member Managing Board of Siemens AG and has held this position since 2002. Mr. Kleinfeld was Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to 2005 and President and Chief Executive Officer of Siemens Corporation (USA) from 2002 to 2003. Mr. Kleinfeld is a citizen of Germany.

Andrew N. Liveris serves as a Director of Citigroup Inc. and has held his position since 2005. Mr. Liveris is the Chairman, Chief Executive Officer and President of The Dow Chemical Company and has held this position since 2006. Mr. Liveris was President and Chief Executive Officer from 2004 to 2006 and was President and Chief Operating Officer from 2003 to 2004 of The Dow Chemical Company. From 2000 to 2003 Mr. Liveris served as President of the Performance Chemicals Business Group of The Dow Chemical Company. Mr. Liveris is a citizen of Australia.

Dudley C. Mecum serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1986. Mr. Mecum is a managing director of Capricorn Holding, LLC and has held this position since 1997. Mr. Mecum is a citizen of the United States.

Anne Mulcahy serves as a Director of Citigroup Inc. and has held her position since 2004. Ms. Mulcahy has held the position of Chairman since 2002 and has served as Chief Executive Officer since 2001 of Xerox Corporation. Ms. Mulcahy is a citizen of the United States.

Richard D. Parsons serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1996. Mr. Parsons is Chairman and Chief Executive Officer of Time Warner Inc. and has held such positions since 2003 and 2002, respectively. Mr. Parsons is a citizen of the United States.

Charles Prince serves as a Chairman and Chief Executive Office of Citigroup Inc. and has held such positions since 2003. Mr. Prince was the Chairman and Chief Executive Officer of Global Corporate and Investment Banking Group Inc. from 2002 to 2003. Mr. Prince is a citizen of the United States.

Dr. Judith Rodin serves as a Director of Citigroup Inc. and has held her position since 2004. Dr. Rodin is President of the Rockefeller Foundation and has held this position since 2005. Dr. Rodin is also President Emerita of the University of Pennsylvania and she has held this position since 2004. Dr. Rodin served as President of the University of Pennsylvania from 1994 to 2004. Dr. Rodin is a citizen of the United States.

Robert E. Rubin serves as a Director and Executive Officer of Citigroup Inc. and has held his position as Director since 1999. Mr. Rubin is also a Member of the Office of the Chairman of Citigroup Inc. and has held this position since 1999. Mr. Rubin is a citizen of the United States.

Franklin A. Thomas serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1970. Mr. Thomas is a consultant at The Study Group and has held this position since 1996. Mr. Thomas is a citizen of the United States.

Ajay Banga serves as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group - International and has held this position since 2005. Mr. Banga served as Executive Vice President of the Global Consumer Group and President of Retail Banking North America from 2002 to 2005. Mr. Banga is a citizen of India.

Sir Winfried F. W. Bischoff serves as Chairman of Citigroup Europe and has held this position since 2000. Mr. Bischoff is a citizen of the United Kingdom and Germany.

David C. Bushnell serves as Senior Risk Officer of Citigroup Inc. and has held this position since 1999. Mr. Bushnell is a citizen of the United States.

Robert Druskin serves as Chief Operating Officer and Member of the Office of the Chairman of Citigroup Corporate and Investment Banking and has held this position since 2006. Mr. Druskin served as President and Chief Executive Officer from 2003 to 2006 and President and Chief Operating Officer from 2002 to 2003 of Citigroup Corporate & Investment Banking. Mr. Druskin is a citizen of the United States.

Steven J. Freiberg serves as Chairman and Chief Executive Officer of Global Consumer Group - North America and has held this position since 2005. Mr. Freiberg served as Chairman and CEO of Citi Cards from 2000 to 2005. Mr. Freiberg is a citizen of the United States.

John G. Gerspach serves as Controller and Chief Accounting Officer of Citigroup Inc. and has held this position since 2005. Mr. Gerspach served as Chief Financial Officer and Chief Administrative Officer — Latin America and held various positions in the Global Consumer Group and the Global Corporate Investment Banking Group from 1990 to 2005. Mr. Gerspach is a citizen of the United States.

Michael S. Helfer serves as General Counsel and Corporate Secretary of Citigroup Inc. and has held this position since 2003. Mr. Helfer served as Executive Vice President for Corporate Strategy of Nationwide from 2000-2002. Mr. Helfer is a citizen of the United States.

Lewis B. Kaden serves as Vice Chairman and Chief Administrative Officer of Citigroup Inc. and has held this position since 2005. Mr. Kaden was a Partner at Davis Polk & Wardwell from 1984 to 2005. Mr. Kaden is a citizen of the United States.

Michael Klein serves as Co-President, Corporate and Investment Banking Vice Chairman of Citibank International PLC and has held his position since 2007. Mr. Klein also serves as Chief Executive Officer of Global Banking and has held this position since 2004. Mr. Klein served as Chief Executive Officer of the Global Corporate and Investment Bank for Europe, the Middle East and Africa (EMEA) for Citigroup Inc. from 2003 to 2004 and served as Chief Executive Officer of the Citigroup Corporate and Investment Banking, Europe, and Co-Head of Global Investment Banking for Salomon Smith Barney, a member of Citigroup, from 2000 to 2003. Mr. Klein is a citizen of the United States.

Sallie L. Krawcheck serves as Chief Financial Officer and Head of Strategy of Citigroup Inc. and has held this position since 2004. Ms. Krawcheck also serves as Chief Financial Officer and Director of Citibank N.A. and Citicorp Holdings Inc. and has held this position since 2005. Ms. Krawcheck served as Chairman and Chief Executive Officer of Smith Barney from 2002 to 2004. Ms. Krawcheck is a citizen of the United States.

Thomas G. Maheras serves as Co-President for Corporate and Investment Banking of Citigroup Inc. and has held this position since 2007. Mr. Maheras served as Chief Executive Officer of Global Capital Markets within Citigroup’s Corporate and Investment Banking Group from 2004 to 2007 and served as the Head of Global Fixed Income along with various other positions within Citigroup Inc. from 1984 to 2004. Mr. Maheras is a citizen of the United States.

Manual Medina-Mora serves as Chairman and Chief Executive Officer of Citigroup Latin America and Mexico and has held this position since 2004. Mr. Medina-Mora also serves as Chief Executive Officer of Banamex for Citigroup Inc. and has held this position since 2001. Mr. Medina-Mora is a citizen of Mexico.

William R. Rhodes serves as Senior Vice Chairman and Senior International Officer of Citigroup Inc. and has held these positions since 2002. Mr. Rhodes also serves as Chairman, Chief Executive Officer and President of Citicorp Holdings Inc. and Citibank, N.A. and has held these positions since 2005. Mr. Rhodes is a citizen of the United States.

Stephen R. Volk serves as Vice Chairman of Citigroup Inc. and has held this position since 2004. Mr. Volk served as the Chairman of Credit Suisse First Boston from 2001 to 2004. Mr. Volk is a citizen of the United States.

The address for each of Citigroup Inc. and the Executive Officers and Directors of Citigroup Inc. is 399 Park Avenue, New York, NY 10022, except as follows: (i) the current business address of Sir Winfried F. W. Bischoff is Citigroup Europe, 33 Canada Square,Canary Wharf, London E14 5LB, United Kingdom, (ii) the current business address of Robert Druskin is Citigroup Corporate & Investment Banking, 388 Greenwich Street, New York, NY 10013, (iii) the current business address of Manuel Medina-Mora is Act. Roberto Medellin 800, Edifico Sur. 5 piso, Col. Sta Fe/C.P. 01210, Mexico, D.F. and (iv) the current business address of Todd S. Thomson is Global Wealth Management Group, 787 7th Avenue, New York, NY 10019. The address for each of the CCP II Funds, CGI, CPE LP, CGI PE, CAI LLC and CII is 731 Lexington Avenue, New York, NY 10022; (212) 559-1000. The address for CBC is One Penn’s Way, New Castle DE 19720.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as described immediately below, a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

From time to time Citigroup Inc., which holds an indirect interest in the Citigroup Global Markets Inc. (“CGMI”), and certain affiliated entities, are the subjects of inquiries and investigations conducted by federal or state regulatory agencies. Citigroup Inc. and its affiliated entities routinely cooperate with such investigations. As a public company, Citigroup Inc. files periodic reports with the Securities and Exchange Commission (“SEC”) as required by the Securities Exchange Act of 1934 which include current descriptions of material regulatory proceedings and investigations concerning Citigroup Inc. and certain affiliated entities. Copies of Citigroup Inc.’s periodic reports are on file with the SEC. The following are summaries of certain pending and recently concluded regulatory matters involving Citigroup Inc. and/or an affiliated entity within the past five years:

Research

On April 28, 2003, CGMI, an affiliated entity, and a number of other broker/dealers announced final agreements with the SEC, the National Association of Securities Dealers (“NASD”), the New York Stock Exchange (“NYSE”) and the New York Attorney General (as lead state among the 50 states, the District of Columbia and Puerto Rico) to resolve on a civil basis all of their outstanding investigations into their research and IPO allocation and distribution practices. The NASD, NYSE and SEC settlements have become final. The SEC settlement asserted that CGMI violated federal and state antifraud securities laws and certain rules of the NASD and NYSE in connection with certain of its practices relating to research, IPO allocation, the safeguarding of material nonpublic information, and the maintenance of certain of its books and records. As required by the settlements, CGMI has entered into separate settlement agreements with 48 states and various U.S. territories and is in settlement negotiations with the remaining 2 states. CGMI reached these final settlement agreements without admitting or denying any wrongdoing or liability. The settlements do not establish wrongdoing or liability for purposes of any other proceeding.

In addition, with respect to issues raised by the SEC, the NASD and the NYSE about CGMI’s and other firms’ email retention practices, CGMI and several other broker/dealers and the SEC, the NASD and the NYSE entered into a settlement agreement in December 2002. CGMI agreed to pay a penalty in the amount of $1.65 million and did not admit to any allegation of wrongdoing.

Enron and Dynegy

On July 28, 2003, Citigroup Inc., CGMI and certain of their affiliates entered into final settlement agreements with the SEC, the Operations Clearing Corporation (“OCC”), the Federal Reserve Bank of New York (“Federal Reserve”) and the Manhattan District Attorney’s Office that resolve on a civil basis their investigations into CGMI’s structured finance work for Enron (and, in the case of the SEC, with Dynegy). CGMI paid a total of $120 million under the SEC settlement and $25.5 million under the Manhattan District Attorney settlement. The agreements with the OCC and the Federal Reserve involve the development and refinement of compliance procedures related to structured finance activities and risk management. CGMI reached these settlements without admitting or denying any wrongdoing or liability, and the settlements do not establish wrongdoing or liability for purposes of any other proceeding.

Mutual Funds

In 2003, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. CGMI has received subpoenas and other requests for information from various government regulators regarding market timing, financing, fees, sales practices and other mutual fund issues in connection with various investigations. CGMI is cooperating with all such reviews. CGMI has entered into a settlement with the SEC with respect to revenue sharing and sales of classes of funds. CGMI and certain affiliates have also been named in several class action litigations arising out of alleged violations of federal securities laws and common law.

Rhode Island

In August 2003, in connection with certain alleged violations of the Rhode Island Securities Ace, and without admitting or denying any findings or violations, CGMI consented to the State of Rhode Island - Department of Business Regulation’s cease and desist order from further violations of the Rhode Island Uniform Securities Act and agreed to pay an administrative fee of $13,000.

Transfer Agency

On May 31, 2005, CGMI completed its settlement with the SEC resolving an investigation by the SEC into matters relating to arrangements between certain Smith Barney mutual funds, an affiliated transfer agent, and an un-affiliated sub-transfer agent. Under the settlement, CGMI paid a total of $208.1 million. The settlement, in which CGMI neither admitted nor denied wrongdoing or liability, asserts fraud charges resulting from failure to disclose aspects of the transfer agent arrangements to the funds.

B shares

On March 23, 2005, the SEC issued an administrative cease-and-desist order against CGMI, which CGMI consented to without admitting or denying the findings therein. The SEC’s order asserts that CGMI failed to disclose certain material facts regarding its revenue sharing program and it failed to inform its customers when recommending Class B mutual fund shares that such shares were subject to higher annual fees and that those fees could have a negative impact on the customers’ investment returns. The SEC’s order asserts that the foregoing conduct violated Section 17(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 10b-10 of the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC’s order requires CGMI to cease and desist from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Rule 10b-10 under the Exchange Act.

E-mails

On December 3, 2002, the SEC issued an administrative cease-and-desist order memorializing a settlement that CGMI entered into, without admitting or denying the findings therein, regarding its failure to retain e-mail communications during the period 1999 to at least 2001 in the manner and for the retention period required under Section 17(a), and Rule 17a-4 promulgated thereunder, of the Exchange Act.

Associates

On February 26, 2003, a Final Order was entered approving the settlement by Citigroup Inc. and the Federal Trade Commission (“FTC”), whereby Citigroup Inc. agreed to pay $215 million to settle claims against Associates First Capital Corporation and the Associates Corporation of North America, which alleged that such entities had engaged in deceptive and abusive lending practices over a five-year period from December 1, 1995 through November 30, 2000. Citigroup Inc. acquired those entities on November 30, 2000.

Euro Zone Government Bonds Trade

On June 28, 2005, the U.K. Financial Services Authority (“FSA”) cited Citigroup Inc. for breaches of FSA Principle 2 (a firm must conduct its business with skill, care and diligence) and FSA Principle 3 (a firm must take reasonable care to organize and control its affairs responsibly and effectively). Citigroup Inc. agreed to pay $7.29 million to the FSA and relinquish $18.15 million in profits generated by the trade to the FSA.

Auctions

In May 2006, the SEC alleged that fourteen investment banking firms, including Citigroup Inc., violated Section 17(a)(2) of the Securities Act, by engaging in one or more practices relating to auctions of auction rate securities during the period from January 1, 2003 through June 30, 2004 as described in the cease-and-desist order entered by the SEC. Citigroup Inc. has agreed to provide certain disclosures about its material auction practices and procedures to auction participants and to certify to the SEC that it has implemented certain procedures relating to the auction process. As part of a multi-firm settlement, Citigroup Inc. submitted an Offer of Settlement which was accepted by the SEC on May 31, 2006. Without admitting or denying the allegations, Citigroup Inc. consented to a censure and cease-and-desist order and a payment of a $1.5 million civil monetary penalty.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the expectation or accomplishment of the merger. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex E.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in the Company as of the date you make your demand for appraisal rights and continue to hold shares in the Company through the effective time of the merger;

•	you must deliver to the Company a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting;

•

you must not have voted in favor of adoption of the merger agreement, as a vote in favor of the adoption of the merger agreement, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

•	you must file a petition in the Delaware Court of Chancery or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail strictly to comply with any of the above conditions or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary

Educate, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the merger consideration referred to above, without interest.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $8.00 merger consideration.

The Delaware courts may also, on application, (i) assess costs among the parties as the Delaware courts deem equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex E to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 5, 2007 by: (i) our Chief Executive Officer and our most highly compensated executive officers who were serving in that capacity as of December 31, 2006 (or “named executive officers”); (ii) each of our directors; (iv) all directors and executive officers as a group, and (iv) each person known by us to beneficially own five percent or more of our common stock outstanding as of March 5, 2007.

Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person or entity identified in the following table possesses sole voting and investment power with respect to all shares of common stock held by them. The percentage of our common stock beneficially owned is based on 43,163,307 shares outstanding as of March 5, 2007. In addition, shares of our common stock subject to options currently exercisable or exercisable within 60 days of March 5, 2007 are deemed outstanding for calculating the percentage of outstanding shares of any person holding such options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202.

	Beneficial Ownership
Name/Address	Number of Shares	Percent of Total
Named Executive Officers
R. Christopher Hoehn-Saric(1)(2)	2,067,520	4.6%
Peter J. Cohen(3)	496,307	1.1%
Jeffrey H. Cohen(4)	271,449	*
Kevin E. Shaffer(5)	290,116	*
Christopher J. Paucek(6)	40,438	*

Non-Employee Directors
Douglas L. Becker	0	*
Laurence Berg(7)(8)(9)	20,000	*
Michael F. Devine, III(10)	20,000	*
David W. Hornbeck(11)	12,000	*
Cheryl Krongard(12)	20,000	*
Aaron Stone(7)(9)(13)	20,000	*
Michael D. Weiner(14)	12,000	*
Raul Yzaguirre(11)	12,000	*

All Current Executive Officers and Directors as a Group (13 persons)

Five Percent Beneficial Owners
Apollo Advisors IV, L.P. (7)(15)	22,588,278	52.3%
Kornitzer Capital Management, Inc. (16)	2,405,432	5.6%

*	Less than one percent.
(1)	Includes: (i) 41,880 shares of common stock that Mr. Hoehn-Saric holds as trustee of the CHS Trust; and (ii) 125,640 shares of common stock that Mr. Hoehn-Saric holds as trustee of the RCHS Trust #9.
(2)	Mr. Hoehn-Saric was granted 1,380,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/36 of the options at the end of each full month after June 30, 2003. As of March 5, 2007, all 1,380,000 options had vested. Also includes 520,000 restricted shares of common stock Mr. Hoehn-Saric was awarded on May 13, 2004.

(3)	Mr. Peter J. Cohen was granted 424,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003. As of March 5, 2007, 352,000 options had vested and another 16,000 options were to vest within 60 days. Also includes 28,000 restricted shares of common stock Mr. Peter J. Cohen was awarded on May 13, 2004 and 40,000 options exercised in 2004.
(4)	Mr. Jeffrey Cohen was granted 260,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003. As of March 5, 2007, 238,333 options had vested and another 10,833 options were to vest within 60 days. Also includes 16,000 shares of restricted stock Mr. Jeffrey Cohen was awarded on May 13, 2004.
(5)	Mr. Shaffer was granted 184,000 and 80,000 options to purchase shares of common stock on July 1, 2003 and May 13, 2004, respectively. Pursuant to the terms of his stock option agreements, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003 and May 31, 2004, respectively. As of March 5, 2007, 185,015 options had vested and another 9,243 options were to vest within 60 days. Also includes 16,000 shares of restricted stock Mr. Shaffer was awarded on May 13, 2004 and 42,166 options exercised in 2004.
(6)	Mr. Paucek was granted 15,000 options to purchase shares of common stock on September 17, 2004. As of March 5, 2007, 9,688 of these options had vested and 625 of these options were to vest within 60 days. Mr. Paucek was also granted 135,000 options to purchase shares of common stock on April 10, 2006. As of March 5, 2007, 33,750 of these options had vested and 5,625 of these options were to vest within 60 days.
(7)	c/o Apollo Advisors, L.P., Two Manhattanville Road, Purchase, New York 10577.
(8)	Includes shares of common stock beneficially owned by Apollo Advisors IV, L.P. as to which Mr. Berg, a director of the company and senior partner of Apollo Advisors IV, L.P., expressly disclaims beneficial ownership.
(9)	On May 13, 2004, Messrs. Berg and Stone were each granted 20,000 options to purchase common stock. As of March 5, 2007, all the options had vested.
(10)	On December 10, 2004, Mr. Devine was granted 16,000 options to purchase common stock. On April 10, 2006, Mr. Devine was granted 4,000 options to purchase common stock. As of March 5, 2007, all the options had vested.
(11)	On September 17, 2004, Messrs. Hornbeck and Yzaguirre were each granted 12,000 options to purchase common stock. As of March 5, 2007, all of the options had vested.
(12)	On June 23, 2004, Ms. Krongard was granted 20,000 options to purchase common stock. As of March 5, 2007, all of the options had vested.
(13)	Includes shares of common stock beneficially owned by Apollo Advisors IV, L.P. as to which Mr. Stone, a director of the company and partner of Apollo Advisors IV, L.P., expressly disclaims beneficial ownership.
(14)	On April 10, 2006, Mr. Weiner was granted 12,000 options to purchase common stock. As of March 5, 2007, all of the options had vested.
(15)	Represents shares held by Apollo Sylvan, LLC and Apollo Sylvan II, LLC, two special purpose entities created in connection with Educate’s acquisition of the pre-K-12 business of Laureate. Apollo Investment Fund IV, L.P. is the managing member of Apollo Sylvan, LLC and Apollo Overseas Partners IV, L.P. serves as managing member of Apollo Sylvan II, LLC. Apollo Advisors IV, L.P. is the general partner of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Messrs. Leon Black and John Hannan are directors and principal executive officers of the general partner of Apollo Advisors IV, L.P., and each expressly disclaim beneficial ownership of the indicated shares.
(16)

Based solely upon a Amendment No. 1 to Schedule 13G filed by Kornitzer Capital Management, Inc. (“KCM”) on February 15, 2007. The filing indicates that KCM is an investment adviser and that its principal business address is 5420 West 61st Place, Shawnee Mission, KS 66205.

COMMON STOCK TRANSACTION INFORMATION

There have been no transactions in shares of our common stock by our directors and executive officers within the 60 days prior to the date of this proxy statement.

STOCKHOLDER PROPOSALS

A 2007 annual meeting of stockholders will be held only if the merger agreement is not adopted by our stockholders or the merger is not otherwise completed. The deadline of March 1, 2007 for submitting stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the 2007 proxy statement has passed. However, if the date of Educate’s 2007 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2006 Annual Meeting, which appears likely, then under the SEC’s proxy rules, the deadline for submission of proposals that are to be included in our proxy materials for the 2007 Annual Meeting is a reasonable time before we begin to print and mail our proxy statement for the 2007 Annual Meeting, which deadline we will describe in a current report on Form 8-K. In such event, any stockholder wishing to include a proposal in the proxy statement for our 2007 Annual Meeting must send the proposal to Educate, Inc., Attn: General Counsel/Corporate Secretary, at 1001 Fleet Street, Baltimore, Maryland 21202.

Stockholders intending to present a proposal at Educate’s 2007 Annual Meeting but not to include the proposal in our proxy statement must comply with the requirements set forth in our Bylaws. The deadline of March 4, 2007 for stockholder proposals pursuant to our Bylaws has passed. However, in the event that Educate’s 2007 Annual Meeting is called for a date that is not within 30 calendar days before or 30 calendar days after the anniversary date of the 2006 Annual Meeting, which appears likely, stockholders must submit a written notice of intent to present a proposal to Educate’s General Counsel/Corporate Secretary not later than the tenth day following the day on which the notice of the date of the 2007 Annual Meeting is mailed or the date of the 2007 Annual Meeting is publicly disclosed, whichever occurs first.

SUMMARY FINANCIAL INFORMATION

The summary financial data for the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004 have been derived from Educate’s consolidated financial statements. The summary financial data should be read in conjunction with Educate’s consolidated financial statements and notes thereto.

	Nine months ended Sept 30, 2006	Years ended December 31,
		2005	2004
Revenues:		(1)
Learning Centers:
Company-owned centers	$158,614	$170,253	$132,778
Franchise services	30,355	40,217	40,911
Net product sales	19,407	33,785	8,029

Catapult Learning	68,360	86,159	91,406

Total revenues	276,736	330,414	273,124
Costs and expenses:
Instructional and franchise operations costs	199,046	217,107	179,934
Marketing and advertising	26,720	30,074	22,950
Cost of goods sold	13,476	16,080	4,652
Depreciation and amortization	6,264	6,787	6,300
General and administrative expense	12,947	14,721	21,092

Total costs and expenses	258,453	284,769	234,928

Operating income	18,283	45,645	38,196
Interest expense, net	(8,856)	(7,521)	(9,398)
Foreign exchange gains (losses) and other	(1,273)	(1,364)	(4,261)

Income before income taxes	8,154	36,760	24,537
Income tax expense	(6,209)	(14,749)	(11,090)

Income (loss) from continuing operations	$1,945	$22,011	$13,447

Dividends per common share	—	—	$0.24

Other Operating Data:
Number of Sylvan Learning Territories:
Company-owned	175	171	111
Franchisee-owned	737	725	738

Total	912	896	849

Number of Sylvan Learning Centers:
Company-owned	252	245	163
Franchisee-owned	888	876	896

Total	1,140	1,121	1,059

Balance Sheet Data:
Cash and cash equivalents	$7,008	$2,414	$14,592
Working capital	(151,016)	8,394	10,802
Total assets	465,246	451,888	381,382
Total long-term debt (including current portion)	162,225	162,848	122,513
Book value	214,434	211,708	197,701

(1)	On February 8, 2005, the Company acquired Gateway Learning Corporation (“HOP”), the owner of the branded “Hooked on Phonics” early reading, math and study skills programs. The results of operations of HOP are included in the Company’s consolidated statements of income beginning February 1, 2005. During the year ended December 31, 2005, the Company purchased 60 Sylvan Learning Center franchised territories comprising 78 centers in separate transactions with franchisees. See Note 3 to our Consolidated Financial Statements included in Item 8 of this Form 10-K.

Comparative Per Share Data

The following table sets forth certain historical data for our basic and diluted earnings per common share and book value per share for each of the periods shown.

	Nine months ended Sept 30, 2006	Years ended December 31, 2005	2004
Earnings per share from continuing operations
-basic	$0.05	$0.52	$0.35
-diluted	$0.04	$0.50	$0.34
Weighted average common shares outstanding
-basic (in thousands)	42,844	42,646	38,637
-diluted (in thousands)	43,691	44,054	39,847
Book value per share	$4.99	$4.95	$4.64

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ Global Select Market under the symbol “EEEE.” The table below sets forth by quarter, since the beginning of our fiscal year ended December 31, 2005, the high and low per share sales prices of our common stock on the NASDAQ Global Select Market. We have not paid any dividends during that period. Covenants contained in our credit facilities limit our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger.

	Market Prices
	High	Low
Fiscal Year 2005
First Quarter	$14.23	$12.02
Second Quarter	14.52	10.22
Third Quarter	17.11	13.49
Fourth Quarter	15.07	9.96
Fiscal Year 2006
First Quarter	13.03	8.19
Second Quarter	8.94	7.39
Third Quarter	8.13	5.69
Fourth Quarter	8.06	7.03
Fiscal Year 2007
First Quarter (through March 7, 2007)	7.86	7.10

On September 22, 2006, the last full trading day prior to the public announcement of the Buyer Group’s proposal to acquire all of our outstanding shares of common stock, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $7.06. On January 26, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $7.61. On                     , 2007, the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on the NASDAQ Global Select Market was $            .

Stockholders are encouraged to obtain current market quotations for our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute forward-looking statements. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Any statements in this proxy statement or those documents about results of operations, expectations, plans and prospects, including statements regarding the completion of the proposed merger constitute forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed in or implied by such forward-looking statements. The merger may involve unexpected costs. Our business may suffer as a result of uncertainty surrounding the merger. Certain other risks associated with our business are discussed from time to time in the reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. In addition to the other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	whether or not the conditions to complete the merger are satisfied, including the receipt of the required stockholder or regulatory approvals;

•	whether the financing required to complete the merger is obtained on the terms expected by, or other terms reasonably acceptable to, Parent and its affiliates;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	competition generally and the increasingly competitive nature of our industry; and

•	stock price and interest rate volatility.

See “Where You Can Find More Information” beginning on page 90. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	our Current Reports on Form 8-K filed on September 25, 2006, October 24, 2006 and January 29, 2007.

A copy of the written presentations of (a) Signal Hill Capital Group, LLC to our Board of Directors on September 22, 2006, and (b) the Negotiation Committee’s financial advisors to the Negotiation Committee on October 18, 2006 and January 26, 2007 have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentations will be available for any interested Educate stockholder (or any representative of a stockholder who has been so designated in writing) to inspect any copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain it by mail from, the SEC.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202, Attention: Corporate Secretary, and should be made by                     , 2007 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS OF EDUCATE, INC. RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

	FOR	AGAINST	ABSTAIN

To adopt the Agreement and Plan of Merger, dated as of January 28, 2007, by and among Edge Acquisition, LLC, Edge Acquisition Corporation and Educate, Inc.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through

11:59 PM Eastern Time the day prior to the special meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

Internet [ ]		Telephone [ ]		Mail

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY FOR SPECIAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EDUCATE, INC.

The undersigned hereby appoints [            ] and [            ] proxies, each with power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Educate, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders to be held on [    •    ], 2007 or any adjournments thereof.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

IF YOU DO NOT VOTE VIA THE INTERNET OR BY TELEPHONE,

SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

[EDUCATE, INC. LOGO]

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EDGE ACQUISITION, LLC

EDGE ACQUISITION CORPORATION

and

EDUCATE, INC.

Dated as of January 28, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 28, 2007, by and among Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), Edge Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), and Educate, Inc., a Delaware corporation (the “Company”). Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Section 8.1.

RECITALS

WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive $8.00 per share in cash;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Negotiation Committee, has, by unanimous vote of all of the directors (other than Douglas L. Becker and R. Christopher Hoehn-Saric, each of whom abstained), (i) determined that it is in the best interests of the Company and its stockholders (other than those stockholders who will exchange their Shares for membership interests in Parent prior to the Effective Time), and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger but excluding the Asset Sales, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company, except in certain situations provided herein;

WHEREAS, the Board of Directors and stockholders of MergerCo have unanimously approved this Agreement and declared it advisable for MergerCo to enter into this Agreement;

WHEREAS, certain existing stockholders of the Company desire to contribute their Shares to Parent immediately prior to the Effective Time in exchange for membership interests in Parent;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and MergerCo’s willingness to enter into this Agreement, Parent, MergerCo and certain stockholders of the Company are entering into a voting agreement, of even date herewith (the “Voting Agreement”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their Shares in favor of adoption of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement (excluding the Asset Sales) and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

I. THE MERGER

Section 1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time,

(a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and (c) the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a subsidiary of Parent.

Section 1.2    Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661, at 9:00 a.m. local time on the third Business Day following the day (the “Satisfaction Date”) on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement or another date mutually agreed to by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4    Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5    Organizational Documents. At the Effective Time,

(a) the Company Certificate, as in effect immediately prior to the Effective Time, shall be further amended to read as set forth in Exhibit 1.5(a) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and

(b) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read as set forth in Exhibit 1.5(b) and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6    Directors and Officers of Surviving Corporation. The directors of MergerCo and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

II. EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:

(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by MergerCo, Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each share of Common Stock, including each restricted Share, whether or not vested (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)), will be converted into the right to receive $8.00 in cash from Parent or MergerCo (through the Paying Agent as provided in Section 2.2), without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all Shares will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, other than Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.

(d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2    Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. Immediately prior to the Effective Time, Parent or MergerCo will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates and Book-Entry Shares and the aggregate amount required to be paid to the holders of Options (as defined below) pursuant to Section 2.4(a) (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

(b) Payment Procedures. Promptly after the Effective Time, but in no event more than five (5) business days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties hereto specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required tax withholdings) for each Share (other than Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 2.3    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by stockholders (each, a “Dissenting Stockholder”) that have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and that have demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Excluded Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.4    Treatment of Stock Options.

(a) Except as set forth in Section 2.4(a) of the Acquiror Disclosure Letter, each option to purchase Shares (collectively, the “Stock Options”), whether vested or unvested, outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time become fully vested and be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option, receive from Parent or MergerCo (through the Paying Agent as provided in Section 2.2) an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

(b) Upon the Effective Time, the Company shall deliver to the Paying Agent an electronic listing, suitable for the Paying Agent’s use, of each holder of Stock Options as of the Effective Time, provided that such listing shall be in form and content reasonably satisfactory to Parent. Parent or MergerCo shall instruct the Paying Agent to deliver the payment due each such holder promptly following the Effective Time.

(c) Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

Section 2.5    Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent or MergerCo pursuant to the Equity Rollover (and any subsequent contribution of such Shares prior to the Effective Time by Parent to MergerCo) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and MergerCo that, except (i) as set forth in the corresponding sections or subsections of the letter delivered to Parent and MergerCo by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), (ii) as may be disclosed in any of the Company SEC Documents filed on or after December 31, 2005 and at least five (5) Business Days prior to the date of this Agreement or (iii) as arising after the date of this Agreement from any actions taken by the Company or any of its Subsidiaries after the date hereof at, and in accordance with, the specific request of Parent, MergerCo or their respective Representatives to facilitate the Asset Sales:

Section 3.1    Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization, except in the case of a Subsidiary, where the failure to be so incorporated, existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and as it will be conducted through the Effective Time. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2    Corporate Authorization; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement, excluding the Asset Sales. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Negotiation Committee, at a duly held meeting has, by unanimous vote of all of the directors (other than Douglas L. Becker and R. Christopher Hoehn-Saric, each of whom abstained), (i) determined that it is in the best interests of the Company and its stockholders (other than stockholders who invest in Parent or MergerCo), and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger but excluding the Asset Sales, and (iii) subject to a Recommendation Change (as defined below) to the extent provided for under Section 5.3, resolved to recommend that the stockholders of the Company adopt this Agreement (including the recommendation of the Negotiation Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, excluding the Asset Sales, have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Requisite Company Vote.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 3.3    Capitalization; Options.

(a) The Company’s authorized capital stock consists solely of 120,000,000 shares of Common Stock and 20,000,000 shares of preferred stock (the “Preferred Stock”). As of the close of business on January 18, 2007 (the “Measurement Date”), 43,157,998 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, no shares of Common Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of shares issuable upon the exercise of outstanding Stock Options. As of the Measurement Date, Stock Options to purchase 3,285,275 shares of

Common Stock were outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Stock Options that are outstanding as of the Measurement Date, the exercise price of each such Stock Option, and with respect to the Persons specified thereon, the number of shares issuable upon the exercise of outstanding Stock Options held by each such Person. As of the date of this Agreement, except as set forth in this Section 3.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights which in each case have been issued by the Company (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries.

(b) All outstanding Shares, and all shares of Common Stock reserved for issuance upon the exercise of Stock Options as noted in clause (a) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to any pre-emptive rights.

(c) Except as set forth in this Section 3.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.

(d) Other than the issuance of Shares upon exercise of Stock Options and the issuance of Shares to participants in the Company’s 401(k) plan in accordance with such plan, since December 31, 2005 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.

(e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.15(a) of the Company Disclosure Letter. The Company has made available to Parent or any of its Affiliates true, complete and correct copies of all Company Stock Award Plans and all forms of options and other stock based awards (including award agreements) issued under such Company Stock Award Plans.

Section 3.4    Subsidiaries and Company Joint Ventures. Section 3.4 of the Company Disclosure Letter sets forth each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities or other equity interests of the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, and all such shares or interests have been duly authorized, validly issued and fully paid and, in the case of shares of capital stock issued by a corporate entity formed under the laws of the United States, nonassessable, free of any preemptive rights. Neither the Company nor any Subsidiary have any direct or indirect equity interest in any Company Joint Venture.

Section 3.5    Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger but excluding the Asset Sales, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, (x) any international, foreign, supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority (including any self-regulatory authority), agency, commission, court, tribunal or arbitral body, whether domestic or foreign (each, a “Governmental Entity”) or (y) any entity or organization, whether private or quasi-private, whether foreign or domestic, which is not a Governmental Entity and which engages in the granting or withholding of accreditation of supplemental education services in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such services (each such entity or organization, an “Accrediting Body”), other than: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and the related Rule 13E-3 Transaction Statement (the “Schedule 13E-3”); (v) any filings required by, and any approvals required under, the rules and regulations of the National Association of Securities Dealers, Inc. or its wholly owned Subsidiary, NASD Regulation, Inc., or any successor entity or entities thereto (collectively, the “NASD”), including requirements of the NASDAQ Stock Market (the “NASDAQ”); (vi) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), if any, and (C) applicable competition or merger control Laws of any other jurisdiction identified in Section 3.5(vi) of the Company Disclosure Letter (the “Foreign Merger Control Laws”); (vii) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity or Accrediting Body identified in Section 3.5(vii) of the Company Disclosure Letter; and (viii) in such circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 3.6    Non Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger but excluding the Asset Sales, do not and will not:

(a) conflict with or result in any breach of any provision of (i) the Company Organizational Documents or (ii) any Subsidiary’s organizational or governing documents;

(b) result in any violation, or the breach of, or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a Lien under) any of the terms, conditions or provisions of any Company Contract, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or imposition of Liens which would not, individually or in the aggregate, reasonably be expected to (i) result in a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder; or

(c) contravene or conflict with, or result in any violation or breach of, any Permit of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to (i) result in a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the transactions contemplated hereby (excluding the Asset Sales) or the Company’s ability to perform its obligations hereunder; or

(d) violate the provisions of any Law, Order or any standard or requirement of any Accrediting Body, applicable to the Company or any of its Subsidiaries, except for any such violations which would not, individually or in the aggregate, reasonably be expected to (i) result in a Company Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder.

Section 3.7    Accreditation and Licensing. Since June 30, 2005, except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are (i) accredited by, and in good standing with, and in compliance in all material respects with the requirements of their respective applicable Accrediting Bodies and (ii) licensed to operate by, in good standing with, and in compliance in all material respects with the requirements of the Governmental Entities in the states or foreign jurisdictions in which they operate; and, in each case, the Company and its Subsidiaries have not received written notice of, and the Company has no Knowledge of, any facts or circumstances which would materially interfere with or jeopardize such license or accreditation.

Section 3.8    Compliance with Laws and Permits. As of the date hereof, the Company and each of its Subsidiaries is in possession of all Permits necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws, and all such Permits are in full force and effect, except where the failure to hold such Permits, or the failure of such Permits to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of, nor since January 1, 2004 has the Company or any such Subsidiary violated or, to the Knowledge of the Company, nothing is under investigation with respect to or has been threatened to be charged with, or been given notice of, any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. This Section 3.8 does not relate to matters with respect to Taxes or Environmental Laws which are exclusively the subject of Section 3.17 and Section 3.18, respectively.

Section 3.9    Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby, excluding the Asset Sales.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.10    Financial Reports and SEC Documents.

(a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since September 22, 2004 (the forms, statements, reports and documents filed or furnished with the SEC since September 22, 2004, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available at least five (5) Business Days prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available at least five (5) Business Days prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (i) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of the Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not expected to be material in amount or effect) and (ii) has in each case been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has timely filed and made publicly available on the SEC’s EDGAR system prior to the date hereof, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the 1934 Act and (B) Section 906 of SOX with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC (x) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (y) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting required by Rule 13a-14 or Rule 15d-14 under the 1934 Act; such internal control over financial reporting is effective and does not contain any material weaknesses.

(d) To the Company’s Knowledge, (x) from January 1, 2005 through the date of this Agreement, none of the Company or any of its Subsidiaries, or any director, officer or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (y) since January 1, 2005, through the date of this Agreement, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or other duty recognized under applicable federal or state statutory or regulatory Law or at common Law (including any abdication of duty, abuse of trust or approval of unlawful transactions) or similar violation, relating to periods after January 1, 2005, by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

Section 3.11    Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company and its Subsidiaries dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Documents or disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, (ii) liabilities or obligations that the Company is expressly permitted to incur pursuant to Section 5.1 or that are incurred pursuant to, and in accordance with the terms of, Contracts listed on Section 3.14 of the Company Disclosure Letter (as in effect on the date hereof, without amendment or modification), (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) fees and expenses actually incurred by the Company in connection with the transactions contemplated by this Agreement (excluding the Asset Sales) and estimated on the date hereof at Nine Million dollars ($9,000,000) in the aggregate (excluding any fees and expenses related to any litigation arising in connection with the transactions contemplated hereby or incurred in connection with responding to any Takeover Proposal).

Section 3.12    Absence of Certain Changes.

(a) Since December 31, 2005, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Since December 31, 2005, the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i) –(ii), (c)(iv) –(v), (d)(i) –(iii) or (d)(v), (e) (except with respect to mergers or consolidations between entities that were wholly owned by the Company at the time of merger or consolidation), (f) (except with respect to dispositions of assets in the ordinary course of business consistent with past practice), (h), (k), (l), (m), (n), (o) (except with respect to the Company’s Subsidiaries or former Subsidiaries), (p) and (q) or (ii) agreement or commitment to do any of the foregoing.

Section 3.13    Litigation.

Other than workers compensation claims arising in the ordinary course of business and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings or hearings, notices of violation, or, to the Company’s Knowledge, investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries, other than any claims, actions, suits or demand letters relating to the Merger and the other transactions contemplated by this Agreement of which the Company obtains Knowledge, without inquiry or investigation, after the date of this Agreement. There is no outstanding material Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary of the Company, nor any executive officer or director of the Company or any such Subsidiary is under any investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business that could reasonably be expected to have a Company Material Adverse Effect.

Section 3.14    Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this

Agreement that has not been filed in the Company SEC Documents; (ii) which constitutes a contract or commitment relating to material indebtedness of the Company or its Subsidiaries for borrowed money (whether incurred, assumed, guaranteed or secured by any asset); (iii) which contains any provision that would prohibit or materially restrict the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.14(a), whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Disclosed Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Disclosed Contract) and true, complete and correct copies thereof have been provided to Parent by the Company.

(b)        (i) Except for such failure to be valid and binding and in full force and effect as would not reasonably be expected to have a Company Material Adverse Effect, each Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Company Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended), (ii) the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Disclosed Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15    Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true, complete and correct list as of the date of this Agreement of each Material Company Benefit Plan. Each Material Company Benefit Plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”) is denoted as such in Section 3.15(a) of the Company Disclosure Letter. No entity other than the Company and its Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code).

(b) With respect to each Material Company Benefit Plan, other than any Multiemployer Plan, if applicable, the Company has provided or made available to Parent true, complete and correct copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Material Company Benefit Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received since June 30, 2004. There is no present intention that any Material Company Benefit Plan, other than a Multiemployer Plan, be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan, other than a Multiemployer Plan, at any time within the 12 months immediately following the date of this Agreement.

(c) Since December 31, 2005, there has not been any amendment or change in interpretation relating to any Company Benefit Plan, other than a Multiemployer Plan, which would materially increase the cost of such plan, or, in the case of any Company Benefit Plan other than a Material Company Benefit Plan and other than a Multiemployer Plan, materially increase the aggregate cost to the Company of maintaining all Company Benefit Plans that are not Material Company Benefit Plans.

(d) With respect to each Material Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation by the Company of the transactions contemplated by this Agreement (excluding the Asset Sales) will not result in the occurrence of any such reportable event; (iv) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan other than a plan listed in Section 3.15(a) of the Company Disclosure Letter. To the Knowledge of the Company, (x) neither the Company nor any of its Subsidiaries would be reasonably expected to be liable for any material liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) (a “Withdrawal Liability”) that has not been satisfied in full and (y) with respect to each Company Benefit Plan that is a Multiemployer Plan, neither the Company nor any of its Subsidiaries has received any notification that any such plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(e) Each Company Benefit Plan, other than a Multiemployer Plan, that requires registration with a Governmental Entity has been properly registered, except where any failure to register would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan, other than a Multiemployer Plan, which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan, other than a Multiemployer Plan, has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. No event has occurred and no condition exists that would reasonably be expected to subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(f) There are no (i) Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the contributions for which are fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and its Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Documents, except in the case of clause (i) or (ii) as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

(g) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (excluding the Asset Sales) will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, other than vesting to comply with Section 401(a) of the Code; (iv) assuming that none of the assets being used by Parent or MergerCo in connection with the transactions contemplated hereby constitute “plan assets” within the meaning of Section 3(42) of ERISA or 29 C.F.R. 2510.3-101, result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) None of the Company, any of its Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole. With respect to any Material Company Benefit Plan, other than a Multiemployer Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the Internal Revenue Service but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in each case such as would not reasonably be expected to have a Company Material Adverse Effect.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the regulations promulgated thereunder and IRS Notice 2005-1 and (ii) has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(j) Every stock option issued by the Company (i) was issued in compliance with the terms of the plan under which it was issued and in compliance with applicable laws, rules and regulations, including the rules and regulations of the NASDAQ, and (ii) has been accounted for in accordance with GAAP and otherwise been disclosed in accordance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Rule 402 of Regulation S-K.

(k) Each Company Benefit Plan that has been adopted or maintained by the Company or any of its Affiliates, whether informally or formally, or with respect to which the Company or any of its Affiliates will or may have any liability, for the benefit of employees of the Company or any of its Subsidiaries who perform services outside the United States (each a “Company International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. No Company International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued on the Company’s balance sheets included in or incorporated by reference into the Company SEC Documents. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any of its Affiliates (other than ordinary administration expenses or routine claims for benefits).

(l) Except as set forth on Section 3.15(l) of the Company Disclosure Letter, (i) the liabilities of the Company and its Subsidiaries do not include any obligation to make any payments that, individually or collectively, would reasonably be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code, and (ii) the liabilities of the Company and its Subsidiaries do not include any obligations under any contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

Section 3.16    Labor Relations.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (x) none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or threatened since June 30, 2004 or are currently being conducted or threatened, (y) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor Contract, and (z) there is no pending, and, to the Knowledge of the Company, there is no threatened, strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no material unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.17    Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects. There are no adjustments relating to such Tax Returns that have been proposed in writing by any Tax authority and to the Company’s Knowledge as of the date hereof no basis exists for any such adjustment and there are no Tax liens on any of the Assets for Taxes that are not Permitted Liens.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending. The Company has not received any written requests for information by any Tax authority that are currently outstanding that could adversely affect the Taxes of the Company or any of its Subsidiaries; and there are no proposed reassessments received in writing by the Company of any property owned by the Company or any of its Subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any of its Subsidiaries would be subject.

(d) As of the date of this Agreement, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of indemnification for Taxes after the Closing Date. Neither the Company nor any of its Subsidiaries has any liability as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and its Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries will be required based upon actions taken by the Company or any of its Subsidiaries prior to the Closing to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(h) As of the date hereof, neither the Company nor any of its Subsidiaries has agreed to nor has already been required to make any adjustment under Section 481(a) of the Code for any taxable year ending after the Closing.

(i) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(ii) of the Code, and, to the Knowledge of the Company, has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (without regard to Section (b)(3) thereof).

(j) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or been requested to do so in connection with any transaction or proposed transaction.

(k)        (i) The Company has provided or made available to Parent true, complete and correct copies of (A) all material Tax Returns filed by the Company or any of its Subsidiaries for Tax years ending in 2004 and thereafter and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries relating to Taxes; and (ii) the Company is not, and has not at any time during the last five years been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.18    Environmental Liability. Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that require investigation or remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.19    Intellectual Property.

(a) As of the date of this Agreement (i) the Company or one or more of its Subsidiaries own, in all material respects, all rights, title and interest in and to, or otherwise has, in all material respects, a valid right to use, all Intellectual Property necessary to conduct the Business as it is conducted as of the date of this Agreement, (ii) there are no Legal Actions instituted or pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing in the two (2) year period immediately preceding the date of this Agreement by any Person, contesting or challenging the right of the Company or any of its Subsidiaries to use any of the material Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the Business or alleging that such material Intellectual Property infringes or otherwise violates the Intellectual Property of any third party; and to the Knowledge of the Company, no Person is infringing or otherwise violating in any material respect any of the Intellectual Property owned or used by the Company or any of its Subsidiaries; (iii) each trademark registration, service mark registration, copyright registration, domain name registration and patent that is owned by the Company or any of its Subsidiaries is subsisting; (iv) neither the Company nor any of its Subsidiaries has received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party; (v) the Company and its Subsidiaries make reasonable efforts to protect and maintain their Intellectual Property and the security of their technology systems and software; and (vi) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (excluding the Asset Sales) will not impair the right of the Company or any of its Subsidiaries immediately following the Merger to use any Intellectual Property currently owned or used by the Company or any of its Subsidiaries in the conduct of the Business as currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

(b) All material franchise and license agreements granting to third parties the right to use the Intellectual Property give the Company and its Subsidiaries as franchisor or licensor and its successors and assigns the rights to control the quality of products and services sold under the material trademarks described under the franchise agreements or license agreements, as the case may be.

(c) Section 3.19(c) of the Company Disclosure Letter sets forth all material registered trademarks and registered service marks, trademark and service mark registration applications, domain name registrations, copyright registrations, copyright registration applications, patents and patent applications, currently owned by the Company or its Subsidiaries.

Section 3.20    Title to Real Properties. Neither the Company nor any of its Subsidiaries own any real property. The Company and each of its Subsidiaries have good and valid leasehold interests in all real property leased by them, except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to all leases under which the Company or any of its Subsidiaries lease any real property, such leases are in good standing, valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, other than failures to be in good standing and defaults under such leases which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21    Franchises. With respect to the Business,

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a list, which is true, complete and correct in all material respects, of each of the Company’s franchisees, the applicable form of franchise agreement (collectively, the “Franchise Agreements”) and the stated termination date of each such Franchise Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, all Franchise Agreements constitute valid and binding obligations of the Company or any of its Subsidiaries party thereto, as the case may be, enforceable against the Company or its applicable Subsidiaries in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought. The consummation by the Company of the transactions contemplated by this Agreement (excluding the Asset Sales) will not constitute a breach or default or other event which, with notice, lapse of time, or both, would constitute a default or an event of default under any Franchise Agreement or Development Agreement.

(c) Neither the Company nor any of its Subsidiaries has entered into any contracts, agreements or arrangements, orally or in writing, whereby the Company or any of its Subsidiaries receive rebates, commissions, discounts or other payments or remuneration based on purchases by Franchisees or Licensees.

Section 3.22    Franchise Registration.

(a) To the Knowledge of the Company, the jurisdictions in which the Company and its Subsidiaries are registered as of the date hereof are the only jurisdictions in which they are required to be registered in light of the rights granted under the Franchise Agreements.

(b) The Company has made available to Parent each material letter or other material correspondence from federal, state and/or foreign franchise examiners received by the Company since January 1, 2004 through the date of this Agreement relating to:

(i) franchise or license agreements for the Business System or the Business Marks currently in effect as of the date of this Agreement;

(ii) franchise registration status of the Company in that jurisdiction with respect to the sale of franchises for Franchised Learning Centers;

(iii) the Company’s exemption from the registration provisions of jurisdiction’s franchise registration law with respect to the sale franchises for Franchised Learning Centers;

(iv) the form of each franchise offering circular provided to Franchisees or Licensees or registered with any jurisdiction since January 1, 2004 with respect to the sale of franchises for Franchised Learning Centers; and

(v) the form of each franchise offering circular, if any, currently being used by the Company in connection with offers to sell and sales of franchises for Franchised Learning Centers.

(c)(i) The offers and sales of franchises for Franchised Learning Centers have been made in substantial compliance with applicable Laws and (ii) since such offers or sales, the Company has not committed any material violation of any applicable Laws with respect to the operation of the Business System or the administration of any Franchise Agreement or Development Agreement. Without limitation of the foregoing, no right of rescission or set-off exists or has been asserted or threatened with respect to any Franchise Agreement or Development Agreement.

Section 3.23    Takeover Statutes; No Rights Agreement; Company Certificate.

(a) The approval by the Company Board of this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement (excluding the Asset Sales) and the Voting Agreement constitutes approval of this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement (excluding the Asset Sales) and the Voting Agreement for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 203 of the DGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement (excluding the Asset Sales) and the Voting Agreement.

(b) The Company and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Certificate of Incorporation or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement and the Voting Agreement, including the Merger but excluding the Asset Sales.

(c) The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

Section 3.24    Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.25    Opinion of Financial Advisor. Each of Credit Suisse Securities (USA) LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (collectively, the “Company Financial Advisors”) has delivered to the Negotiation Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of January 27, 2007 and subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration was fair to the holders of Common Stock (other than Apollo Sylvan, LLC, Apollo Sylvan II, LLC, Parent, MergerCo, the holders of direct or indirect equity interests in Parent and each of their respective Affiliates, including those stockholders of the Company who will exchange their Shares for membership interests in Parent prior to the Effective Time) from a financial point of view. The Company has provided to Parent a true, complete and correct copy of such opinions; it being agreed that Parent and MergerCo have no rights with respect to such opinions.

Section 3.26    Brokers and Finders. Other than the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a true, complete and correct copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

Section 3.27    Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed as an exhibit to a Company SEC Report at least five (5) Business Days prior to the date hereof, Section 3.27 of the Company Disclosure Letter (i) sets forth a true, complete and correct list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Except as set forth in the letter (the “Acquiror Disclosure Letter”) delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of Parent or MergerCo contained herein), Parent and MergerCo hereby represent and warrant to the Company as follows:

Section 4.1    Organization and Power. Parent is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2    Corporate Authorization. Parent and MergerCo each have all requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of Parent and MergerCo.

Section 4.3    Enforceability. This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 4.4    Required Filings and Consents. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Accrediting Body other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) applicable requirements of the Exchange Act; (c) the filing with the SEC of the Company Proxy Statement and the Schedule 13E-3; (d) any filings required by, and any approvals required under, the rules and regulations of the NASD or the NASDAQ; (e) compliance with and filings under (i) the HSR Act, (ii) any applicable requirements of the EC Merger Regulation, and (iii) any applicable requirements of any Foreign Merger Control Law; (f) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity or Accrediting Body identified in Section 4.4 of the Acquiror Disclosure Letter or Schedule 6.1(b)(iv) to this Agreement; and (g) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a MergerCo Material Adverse Effect.

Section 4.5    Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a) conflict with, or result in any breach of any provision of the organizational documents of either Parent or MergerCo; or

(b) contravene or conflict with, or result in any violation of breach of, any Permit of the Company or any of its Subsidiaries;

(c) violate the provisions of any Law applicable to either Parent or MergerCo or any of MergerCo’s Subsidiaries except for any such violations as would not, individually or in the aggregate, reasonably be expected to (i) result in a MergerCo Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated hereby or Parent’s or MergerCo’s or any of MergerCo’s Subsidiary’s ability to perform their respective obligations hereunder.

Section 4.6    Financing. True, complete and correct copies of the following documents have been delivered to the Company: (i) the fully executed commitment letter, dated as of the date of this Agreement (the “Debt Financing Letter”), pursuant to which J.P. Morgan Securities, Inc. and JPMorgan Chase Bank, N.A. have committed, subject to the terms and conditions thereof, to lend to Parent and/or MergerCo the amounts set forth therein (the “Debt Financing”), and (ii) the fully executed equity commitment letters, dated as of the date of this Agreement, from funds managed by Sterling Capital Partners, LLC, Sterling Capital Partners II, LLC, and Citigroup Alternative Investments LLC (the “Equity Financing Letters” and together with the Debt Financing Letter, the “Financing Letters”), pursuant to which such parties have committed, subject to the terms and conditions thereof, to provide or cause to be provided to Parent and/or MergerCo the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Letters are the only agreements that have been entered into by Parent or its respective Affiliates with respect to the Financing. Prior to the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Subject to the seventh and eighth sentences of this paragraph, and the terms and conditions set forth therein, each of the Financing Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and/or MergerCo and, to MergerCo’s Knowledge, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and/or MergerCo under any term or condition of the Financing Letters. Parent and/or MergerCo has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, and after giving effect to the Equity Rollover Commitment, together with cash on hand from operations of the Company, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Notwithstanding anything in this Agreement to the contrary, any of the Financing Letters may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Debt Financing Letters”) which replace such existing Debt Financing Letter and/or contemplate co-investment by or financing from one or more other or additional nationally recognized financial institutions. In such event, the term “Debt Financing Letter” as used herein shall be deemed to include the New Debt Financing Letters to the extent then in effect. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Letters. Assuming the accuracy of the representations and warranties of the Company set forth in Article III of this Agreement and the Company’s compliance with its covenants herein required to be performed prior to the Effective Time, as of the date of this Agreement, Parent and MergerCo have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to Parent and/or MergerCo on the Closing Date.

Section 4.7    Equity Rollover Commitment. Parent has delivered to the Company a true, complete and correct copy of the equity rollover letter, dated as of the date of this Agreement, from the Persons listed on Section 4.7 of the Acquiror Disclosure Letter (the “Equity Rollover Commitment”), pursuant to which such persons have each committed to contribute to Parent (i) that number of Shares and (ii) with respect to certain of such persons, and under certain circumstances, that amount of immediately available funds, in each case as set forth in such letter, in exchange for membership interests in Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)). To MergerCo’s Knowledge, the Equity Rollover Commitment is in full force and effect. In addition, certain of the funds managed by Citigroup Alternative Investments LLC, pursuant to the Equity Commitment Letters executed thereby, have committed to contribute to Parent that number of Shares set forth in such Equity Commitment Letters, in exchange for membership interests in Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)).

Section 4.8    Interim Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.9    Solvency. As of the Effective Time, assuming satisfaction of the conditions to the obligation of Parent and MergerCo to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated hereby, including without limitation the Financing, any alternative financing, the payment of the aggregate Merger Consideration and payment in respect of the Options contemplated by Section 2.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 4.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10    Management Agreements. Except as contemplated in this Agreement or as set forth in Section 4.10 of the Acquiror Disclosure Letter, there are no Contracts or understandings between Parent or MergerCo or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors of the Company, on the other hand.

V. COVENANTS

Section 5.1    Conduct of Business of the Company. Except as expressly required or expressly contemplated by this Agreement, as expressly requested by Parent, MergerCo or their respective Representatives to facilitate the Asset Sales, or as set forth in Section 5.1 of the Company Disclosure Letter or required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations in all material respects only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable best efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, franchisees, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly contemplated by this Agreement, as expressly requested by Parent, MergerCo or their respective Representatives to facilitate the Asset Sales, or as set forth in Section 5.1 of the Company Disclosure Letter or required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;

(c)(i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, except, upon termination of an employee’s employment, for repurchases of restricted stock and/or stock options from employees upon termination of any such employee’s employment, (iii) other than granting of stock options to non-director, non-executive officer employees to purchase up to 50,000 Shares at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and which options will vest, become exercisable and expire on terms identical to the Company’s standard terms and conditions for options granted to non-director, non-executive officer employees, in accordance with the Company’s stock incentive plans set forth in Section 3.3 of the Company Disclosure Letter (as such plans are in effect on the date hereof without amendment or modification), issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), other than pursuant to the exercise of Stock Options outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d)        (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) other than in the ordinary course of business consistent with past practice, grant any severance or termination pay to any of its past or present directors or officers, (iii) other than in the ordinary course of business consistent with past practice, enter into any new employment or severance agreement with any of its past or present directors or officers, (iv) other than in the ordinary course of business consistent with past practice or pursuant to the terms of this Agreement, establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, except for payroll withholdings made to the Company’s deferred compensation plan, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, except as required by applicable Law or by GAAP, or (vii) grant any equity or equity-based awards to directors, officers or employees other than as provided in clause 5.1(c)(iii) above;

(e) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the merger or consolidation of eSylvan, Inc., a Maryland corporation, with and into a newly-formed Subsidiary of the Company (the “eSylvan Restructuring”); provided, that the consideration to be paid to the minority stockholders in the eSylvan Restructuring shall not exceed $25,000 in the aggregate;

(f) sell, lease or otherwise dispose of any assets or securities with a value in excess of Two Million dollars ($2,000,000), including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture ) or by property transfer, other than sales of products, assets or licenses or dispositions of Intellectual Property in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice or as required by the terms of any existing agreement to which the Company or any of its Subsidiaries is a party, mortgage or pledge any material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than, in all cases, Permitted Liens;

(h) make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture) or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than in the ordinary course of business operations consistent with past practice;

(i) enter into, renew, extend, amend or terminate any Contract or Contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated Contracts, would reasonably be expected to have a Company Material Adverse Effect;

(j) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities other than under the Company’s credit facilities as existing as of the date hereof or as amended as permitted hereby, in the ordinary course of business consistent with past practice;

(k) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) contributions or investments to or in wholly-owned Subsidiaries, (ii) contributions or investments among wholly-owned Subsidiaries, (iii) contributions or investments between wholly-owned Subsidiaries and the Company, (iv) advancement of expenses to employees in the ordinary course of business consistent with past practice or (v) contributions to SLC National Advertising, Inc. to fund advertising expenses in the ordinary course of business consistent with past practice;

(l) authorize or make any capital expenditure, other than capital expenditures during the period from the date hereof through the Closing Date in the ordinary course of business consistent with past practice not in excess of Five Million dollars ($5,000,000);

(m) change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, including writing down the value of inventory in any material manner, other than in any such case (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(n) waive, release, assign, settle or compromise any Legal Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 with respect to any individual case or series of related cases, or $250,000 in the aggregate, in any case without the imposition of any restrictions on the business and operations of the Company or any of its Subsidiaries;

(o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(p) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, except as required by applicable law, change any annual Tax accounting period or adopt or change any material Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(q) other than as otherwise permitted hereunder, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than those otherwise expressly permitted hereunder;

(r) agree or commit to do any of the foregoing.

Section 5.2    Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreements and, solely with respect to financing sources that are not a party to any Confidentiality Agreement as of the date of this Agreement, other confidentiality provisions reasonably acceptable to the Company, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or the performance of their duties) as Parent reasonably may request and (ii) subject to the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product, all documents that Parent reasonably may request.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein. The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither MergerCo nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c) All information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with Section 5.13(c).

Section 5.3    Limitations on Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.3(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage (including by way of providing non-public information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or assist, any Person in connection with a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal; or

(vi) agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations relating to a Takeover Proposal with any Person (other than the parties hereto) that has made, or indicated an intention to make, a Takeover Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.3.

(c) The Company shall notify Parent promptly upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the consideration and material other terms and conditions of such Takeover Proposal, indication, inquiry or request), including any modification or change to the proposed consideration or any material other modifications thereto. The Company shall keep Parent reasonably informed on a current basis of the occurrence of any material changes, developments, discussions or negotiations relating to the status of any such Takeover Proposal, indication, inquiry or request (including the consideration and material other terms and conditions thereof and of any modification or change to the proposed consideration or any material other modifications thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.3(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent, and neither the Company nor any of its Subsidiaries is party to any agreement that prohibits the Company from providing such information to Parent.

(d) Notwithstanding the foregoing, if the Company has otherwise complied with its obligations under this Section 5.3, but only prior to the satisfaction of the condition set forth in Section 6.1(a), the Company shall be permitted to:

(i) engage in discussions or negotiations with any Person or group of related Persons that makes a written Takeover Proposal after the date of this Agreement not solicited in violation of this Section 5.3, which the Company Board (acting through the Negotiation Committee, if then in existence) has determined in its good faith judgment, following consultation with a Company Financial Advisor and outside legal counsel, could reasonably be expected to result in a Superior Proposal if, prior to taking such action, such Person or group of related Persons enters into an Acceptable Confidentiality Agreement;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any Person or group of related Persons who has made a written Takeover Proposal after the date of this Agreement not solicited in violation of this Section 5.3 if, prior to taking such action, the Company Board (acting through the Negotiation Committee, if then in existence) determines in its good faith judgment, following consultation with a Company Financial Advisor and its outside legal counsel, that such Takeover Proposal could reasonably be expected to result in a Superior Proposal, but only so long as the Company concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent;

(iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent and MergerCo (a “Recommendation Change”), if the Company Board (acting upon the recommendation of the Negotiation Committee, if then in existence) has determined in its good faith judgment, following consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws; provided that if such action is in response to or relates to a Takeover Proposal, then the Recommendation Change shall be taken only in compliance with Section 5.3(d)(iv) and not in compliance with this Section 5.3(d)(iii).

(iv) in response to a Takeover Proposal not solicited in violation of this Section 5.3 which the Company Board (acting upon the recommendation of the Negotiation Committee, if then in existence) has determined in its good faith judgment, following consultation with a Company Financial Advisor and outside legal counsel, constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent and MergerCo pursuant to the provisos to this paragraph, (x) effect a Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, such termination to be effective only if in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 7.6(a); provided that the Company (acting upon the recommendation of the Negotiation Committee, if then in existence) shall not make a Recommendation Change or terminate this Agreement unless: (1) the Company Board (acting upon the recommendation of the Negotiation Committee, if then in existence) has determined in its good faith judgment, following consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (2) the Company shall have given Parent and MergerCo prompt written notice advising Parent and MergerCo of (A) the decision of the Company Board (acting through the Negotiation Committee, if then in existence) to take such action and (B) the consideration and material other terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and copies of any relevant proposed transaction agreements with such party and other material documents, (3) the Company shall have given Parent and MergerCo five (5) Business Days (or three (3) Business Days in the event of each subsequent modification or change to the proposed consideration or material other revision to such Takeover Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal), and (4) at the end of such period, the Company Board (acting through the Negotiation Committee, if then in existence) shall have determined in good faith, after giving effect to the revisions or other proposals made by Parent and MergerCo, if any, that (A) following consultation with outside legal counsel, in the case of a Recommendation Change, failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) following consultation with the Company Financial Advisor and outside legal counsel, in the case of a termination of this Agreement, such Takeover Proposal remains a Superior Proposal relative to the Merger, as supplemented by any revisions or counterproposals made by Parent and MergerCo; provided that in the event the Company Board (acting through the Negotiation Committee, if then in existence) does not make the determination referred to in clause (4) of this paragraph but thereafter determines to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(iv), the procedures referred to in clauses (1) – (4) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

(e) Section 5.3(d) shall not prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer; or (ii) making any other disclosure that the Company Board or the Negotiation Committee (after consultation with outside legal counsel) determines in its good faith judgment is required under the Company’s disclosure obligations under applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be a Recommendation Change unless the Company Board expressly (x) reaffirms its recommendation to its stockholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.

(f) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply; in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(g) Any withdrawal, modification or amendment by the Negotiation Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Parent and MergerCo or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Negotiation Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Negotiation Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.

Section 5.4    Notices of Certain Events.

(a) The Company will notify Parent and MergerCo promptly of (i) any written or, to the Knowledge of the Company, oral communication from (w) any Governmental Entity, (x) any Accrediting Body, (y) any counterparty to any Company Joint Venture or (z) any counterparty to any Contract in each case alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity or Accrediting Body in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its

Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or is reasonably expected to cause, any of the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, the Company will consult with Parent and MergerCo and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) Parent and MergerCo will notify the Company promptly of (i) any written or, to the Knowledge of Parent or MergerCo, oral communication from (w) any Governmental Entity, (x) any Accrediting Body, (y) any counterparty to any Company Joint Venture (to the extent that Parent or MergerCo is aware that such Person is a counterparty to a Company Joint Venture) or (z) any counterparty to any Contract (to the extent that Parent or MergerCo is aware that such Person is a counterparty to a Contract), alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and MergerCo or their Representatives), (ii) any communication from (x) any Governmental Entity or (y) any Accrediting Body in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and MergerCo or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent and MergerCo or their Representatives), (iv) any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Letters or to otherwise be delayed, and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which Parent or MergerCo learns and which causes, or is reasonably likely to cause, any condition set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, Parent and MergerCo will consult with the Company and its Representatives so as to permit the Company and Parent and MergerCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.5    Proxy Material; Stockholder Meeting.

(a) In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect thereto and will provide copies of such comments to Parent and MergerCo promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and MergerCo have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all commercially reasonable efforts to have cleared by the SEC the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to cause the Company Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Company Stockholders Meeting as promptly as reasonably practicable after the later of (A) the tenth (10th) day after the filing of the preliminary Proxy Statement with the SEC or (B) the second business day after the Company is notified by the SEC that (1) it will not be reviewing the Proxy Statement or (2) that it has no further comments on the preliminary Proxy Statement, (vi) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vii) otherwise use all commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. Parent and MergerCo shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and MergerCo a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, Parent and MergerCo will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have the Schedule 13E-3 cleared by the SEC and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Parent or MergerCo or any of their respective Affiliates should be discovered by the Company, Parent or MergerCo which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (acting through the Negotiation Committee, if then in existence) has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 5.3(d).

(c) The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Certificate and the Company’s by-laws, call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a). The written consent of Parent shall be required to adjourn or postpone the Company Stockholders Meeting (which consent shall not be unreasonably withheld or delayed unless such consent is requested on the date of such meeting and there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a)); provided, that the Company may adjourn or postpone the Company Stockholders Meeting if the Company reasonably determines following consultation with its legal counsel that failure to do so is necessary to avoid a breach of the U.S. federal securities laws or Delaware law, in which case, the Company will hold or resume the Company Stockholders Meeting on the earliest date thereafter on which the Company Stockholders Meeting could be held or resumed without breaching the U.S. federal securities laws or Delaware law. The Company will, subject to Section 5.3(d), use commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, 7.2, 7.3 or 7.4, the Company will take all of the actions contemplated by this Section 5.5 regardless of whether the Company Board (acting through the Negotiation Committee, if then in existence) has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.

(d) The Company agrees that (i) none of the information included or incorporated by reference in the Company Proxy Statement, the Schedule 13E-3 or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) shall, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the

Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its Affiliates in connection with the preparation of the Company Proxy Statement, the Schedule 13E-3 or the Other Filings for inclusion or incorporation by reference therein and (ii) the Company Proxy Statement, the Schedule 13E-3 and the Other Filings that are filed by the Company shall comply as to form in all material respects with the requirements of the Exchange Act.

(e) Parent and MergerCo covenant that none of the information supplied by or on behalf of either Parent or MergerCo for inclusion in the Company Proxy Statement, the Schedule 13E-3 or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6    Employees; Benefit Plans.

(a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current full-time employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that discretionary incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. During the Continuation Period, the Surviving Corporation will provide all Employees (other than those covered by an individual agreement providing severance benefits outside the Company’s severance policies) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policies as in effect immediately prior to the Effective Time.

(c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, except for purposes of benefit accrual under any defined benefit plan, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing, (i) each Employee immediately will be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No provision of this Section 5.6 creates any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 5.7    Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including with respect to any action or failure to take action occurring in connection with the approval of this Agreement and the consummation of the transaction contemplated hereby), the Parent and the Surviving Corporation (each, an “Indemnifying Party”) will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that unless otherwise provided in any relevant indemnification agreement or any provision of the Company’s Organizational Documents, the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event any claim under this Section 5.7 is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the DGCL or other applicable Law shall be made by independent legal counsel selected by the Surviving Corporation and reasonably acceptable to such Indemnified Party. Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such claim, action, suit, proceeding or investigation as such expenses (including reasonable attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such claim, action, suit, proceeding or investigation. In the event any claim, action, suit, or proceeding is brought against any Indemnified Party (and in which indemnification could be sought by such Indemnified Party hereunder), Parent and the Surviving Corporation shall each use all reasonable best efforts to assist in the defense of such matter (unless Parent or the Surviving Corporation has assumed the defense thereof), provided, that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment without the prior written consent of such Indemnified Party if and to the extent the terms of the proposed settlement, compromise or judgment provide for any non-monetary relief from such Indemnified Party.

(b) Prior to the Effective Time, the Company shall, subject to the following sentence, acquire a six-year tail policy for persons currently covered by the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement. The one-time premium payment for such tail policy shall not exceed One Million Three Hundred Thousand dollars ($1,300,000) (and, to the extent the one-time premium payment for such tail policy would exceed $1,300,000, the Company shall acquire aggregate coverage for the maximum amount available on substantially equivalent terms for $1,300,000). The Surviving Corporation shall take such actions as shall be necessary to continue in full force and effect for a period of six (6) years from and after the Effective Time (and with respect to claims made during such period, until final resolution thereof) the coverage provided by such tail policy.

(c) The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

(d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquiror of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.7.

Section 5.8    Reasonable Best and Other Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from (A) any Governmental Entity and (B) any Accrediting Body and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, (I) any Governmental Entity and (II) any Accrediting Body, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings (A) under the EC Merger Regulation, if required, and (B) under any Foreign Merger Control Law, if required, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent and MergerCo (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used its reasonable best efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by (A) any Governmental Entity or (B) any Accrediting Body vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement. Without limiting the foregoing, the Company shall cooperate with Parent and MergerCo in order to effectuate the Asset Sales, including using commercially reasonable efforts to secure such consents and approvals of third parties, Governmental Entities and Accrediting Bodies, and to take any other such actions, as may be reasonably requested by Parent or MergerCo in connection therewith, all at the sole expense of Parent and MergerCo.

(b) Parent and MergerCo and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to (x) any Governmental Entity or (y) any Accrediting Body and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with (x) any Governmental Entity or (y) any Accrediting Body and any other information supplied by such party and such party’s Affiliates to or received from (x) any Governmental Entity or (y) any Accrediting Body in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither Parent and MergerCo nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of (x) any Governmental Entity or (y) any Accrediting Body without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

(c) Each of Parent and MergerCo and the Company will promptly inform the other party upon receipt of any material communication from (i) the FTC, (ii) the Antitrust Division, (iii) any Governmental Entity or (iv) any Accrediting Body regarding any of the transactions contemplated by this Agreement. If Parent and MergerCo or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with (A) the FTC, (B) the Antitrust Division, (C) any Governmental Entity or (D) any Accrediting Body in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by (I) the FTC, (II) the Antitrust Division, (III) such

Governmental Entity or (IV) such Accrediting Body, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with (w) the FTC, (x) the Antitrust Division, (y) any Governmental Entity or (z) any Accrediting Body in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its reasonable best efforts (Y) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (Z) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent and MergerCo, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Company Material Adverse Effect at or after the Effective Time. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent and MergerCo, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Effective Time occurs.

(e) The Company shall use its commercially reasonable efforts to not incur, through the Outside Date, fees and expenses in connection with the transactions contemplated hereby in excess of Ten Million dollars ($10,000,000) in the aggregate (excluding any fees and expenses related to any litigation arising in connection with the transactions contemplated hereby, incurred in connection with responding to any Takeover Proposal or incurred in connection with the Asset Sales or the Financing); provided, that nothing contained in the covenant shall be interpreted to require the Company or the Negotiation Committee to change its legal or financial advisors.

Section 5.9    Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, and will not issue any such press release or make any such public statement without the consent of the other parties, except to the extent that the disclosing party determines in its good faith judgment, following consultation with outside legal counsel, it is required to do so by applicable Laws or NASD or NASDAQ requirements.

Section 5.10    Stock Exchange Listing Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NASDAQ and deregistered under the Exchange Act.

Section 5.11    Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (excluding the Asset Sales) (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Sections 5.3, 5.7, 5.8(a), 5.13, 7.4 and 7.6, and that (i) Parent shall pay any filing fee under the HSR Act, and (ii) the Company shall be responsible for all printing and mailing costs incurred in connection with the Company Stockholders Meeting and the Company Proxy Statement.

Section 5.12    Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the making of Commitments pursuant to the Equity Rollover Commitment, the Equity Financing Letters, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.13    Financing.

(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use all reasonable efforts to cause their respective Representatives, including legal and accounting advisors, to provide, at Parent’s sole expense, all reasonable cooperation requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters as of the Effective Time and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) reasonably facilitating the pledging of collateral, (v) furnishing Parent and its Financing sources as promptly as practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Letter at the time during the Company’s fiscal year such offerings will be made (“Required Financial Information”), (vi) providing assistance to Parent and MergerCo in connection with the satisfaction of the conditions set forth in the Debt Financing Letter, (vii) using all reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (viii) using all reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date to the extent the Company prepares such financial statements within such timeframe, (ix) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (x) assisting Parent with any presentation to the SEC with regard to the recording of the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and cooperating in good faith with Parent, if so requested by Parent, in order to develop alternative means of recording the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately following the Effective Time; provided that neither of the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other material liabilities that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the Effective Time and the Company and its Subsidiaries shall not be required to approve or execute any agreements, certificates or other documents relating to the Debt Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by the Company or any of its Subsidiaries). The Company shall have the right to consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Parent and MergerCo shall use all reasonable efforts to arrange the Debt Financing as promptly as reasonably practicable on the terms and conditions described in the Debt Financing Letter, including using all reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and/or MergerCo and (ii) to satisfy on a timely basis all conditions applicable to Parent and/or MergerCo in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter, Parent and MergerCo shall use all reasonable efforts to arrange to obtain by the Outside Date alternative financing from alternative sources on terms no less favorable to Parent and/or MergerCo (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event of unavailability, but in any event no later than the Outside Date. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

(c) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.3 or Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

Section 5.14    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.15    Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.

Section 5.16    Limited Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees of each of Sterling Capital Partners, L.P., Sterling Capital Partners II, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P. and CGI CPE LLC (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Limited Guarantees”).

Section 5.17    Other Actions. Each party agrees that, from the date of this Agreement to the Effective Time, it shall use commercially reasonable efforts not to take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed.

VI. CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated; (ii) if the EC Merger Regulation is applicable to the transactions contemplated hereby, the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market; (iii) if any Foreign Merger Control Law is applicable to the transactions contemplated hereby, then the applicable Governmental Entity shall have given all such approvals or consents identified in Schedule 6.1(b)(iii) except those approvals or consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect at or after the Effective Time; and (iv) any applicable Governmental Entity or Accrediting Body shall have given all such approvals or consents identified in Schedule 6.1(b)(iv), except those approvals or consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect at or after the Effective Time. In the case of the obligations of Parent and MergerCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any condition, limitation, requirement or Order that would reasonably be expected to have a Company Material Adverse Effect.

(c) No Injunctions or Restraints. No Governmental Entity or Accrediting Body will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) which is then in effect that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement (excluding the Asset Sales).

Section 6.2    Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1 (Organization; Power; Qualification) (with respect to the Company only), Section 3.2 (Corporate Authorization; Enforceability) and Sections 3.3(a), (c) and (d) (Capitalization), shall be true and correct in all respects (except, in the case of Sections 3.3(a), (c) and (d), any inaccuracy in the number of shares of capital stock outstanding or underlying the Stock Options that does not exceed 10,000 shares in the aggregate or that results from exercises that as of the Measurement Date are not yet reflected in the Company’s record of outstanding Stock Options or in the records maintained by the Company’s transfer agent of Stock Options and that represent an increase in the number of outstanding shares and an equal reduction in the number of shares subject to outstanding Stock Options (with respect to all such inaccuracies) shall not be deemed to be a breach of the representations set forth in the second, third and the sixth sentence of Section 3.3(a)), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Company set forth in this Agreement (other than those specified in clause (i) above but including the representations and warranties of the Company contained in Section 3.1 with respect to its Subsidiaries) that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iii) the representations and warranties of the Company set forth in this Agreement (other than those specified in clause (i) above but including the representations and warranties of the Company contained in Section 3.1 with respect to its Subsidiaries) that are not qualified by a “Company Material Adverse

Effect” qualification (A) shall be true and correct in all material respects at and as of the date of this Agreement (disregarding any “materiality” qualifiers) and (B) shall be true and correct in all respects at and as of the Closing Date (disregarding any “materiality” qualifiers) as though made at and as of the Closing Date, except for any failures of such representations and warranties to be true and correct at and as of the Closing Date that do not, and would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.

(c) Officer’s Certificate. Parent will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to be obtained or made prior to the Closing by or with respect to the Company, Parent, MergerCo, or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby (excluding the Asset Sales) shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not have a Company Material Adverse Effect.

(e) Resignations. Any resignations requested by Parent pursuant to Section 5.16 shall have been obtained.

(f) Dissenters’ Shares. Stockholders holding no more than ten percent (10%) of the outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Shares by virtue of the Merger.

Section 6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and MergerCo set forth in Section 4.2 (Corporate Authorization) herein shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Parent and MergerCo set forth in this Agreement (other than in clause (i) above) which are qualified by a “MergerCo Material Adverse Effect” or “materiality” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iii) the representations and warranties of Parent and MergerCo set forth in this Agreement (other than in clause (i) above) which are not qualified by a “MergerCo Material Adverse Effect” or “materiality” qualification shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Covenants. Parent and MergerCo each shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officer’s Certificate. The Company will have received certificates, signed by an executive officer of each of Parent and MergerCo, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d) Solvency Opinion. The Company shall have received an opinion, in customary form and subject to customary qualifications, assumptions and limitations, from a nationally recognized valuation expert or advisory firm with respect to the Solvency of Parent and the Surviving Corporation at the Effective Time.

VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (acting through the Negotiation Committee, if then in existence) at any time prior to the Effective Time:

(a) whether before or after satisfaction of the condition set forth in Section 6.1(a), if the Merger has not been consummated by June 30, 2007 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the vote required by the condition set forth in Section 6.1(a) shall not have been obtained at such Company Stockholders Meeting (including any adjournment or postponement thereof); or

(c) whether before or after satisfaction of the condition set forth in Section 6.1(a), if any Law or Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3    Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if (i) the Company Board (or the Negotiation Committee) effects a Recommendation Change (giving effect to Section 5.3(e)), (ii) the Company Board (or the Negotiation Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board (or the Negotiation Committee) resolves or publicly announces its intention to do any of the foregoing, in any case, except for the actions described in clause (i), whether or not permitted by Section 5.3; or

(b) if (i) the Company materially breaches its obligations under Sections 5.3, 5.5(b) or 5.5(c), (ii) (A) the Company materially breaches its obligations under Section 5.5(a) and (B) such breach is not cured within 10 Business Days after the Company’s receipt of written notice asserting such breach or failure from Parent, or (iii) the Company postpones or adjourns the Company Stockholders Meeting (except, and only to the extent that, such postponement or adjournment results solely from the Company’s reasonable determination, following consultation with its legal counsel, that failure to do so is necessary to avoid a breach of the U.S. federal securities laws and provided that the Company holds or resumes the Company Stockholders Meeting on the earliest practicable date thereafter on which the Company Stockholders Meeting could be held or resumed without breaching the U.S. federal securities laws) and there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a);

(c) provided that neither Parent nor MergerCo is in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this

Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date.

Section 7.4    Termination by the Company. This Agreement may be terminated by the Company (acting through the Negotiating Committee, if then in existence) at any time prior to the Effective Time:

(a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; or

(b) pursuant to and in accordance with Section 5.3(d)(iv); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this Section 7.4(b) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 7.6(a).

Section 7.5    Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of Section 5.11, Section 5.13(c), the indemnity and reimbursement provisions of Sections 5.13(a), the Limited Guarantees referred to in Section 5.16, this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any Party from liabilities for damages incurred or suffered by any other Party as a result of any willful breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Sections 6.1, 6.2(a), 6.2(b), 6.3(a) and 6.3(b) not to be satisfied; provided, further, that Parent and MergerCo shall not be liable for any amounts in excess of the Reverse Termination Fee (even in the case of such willful breach by Parent or MergerCo).

Section 7.6    Fees and Expenses Following Termination.

(a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds an amount equal to Sixteen Million dollars ($16,000,000) (the “Termination Fee”):

(i) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or pursuant to Section 7.3(b), in which event payment will be made within two Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination;

(iii) if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known at or at any time prior to the termination of this Agreement (publicly, in the case of a termination pursuant to Section 7.2(b)), (B) this Agreement is terminated by Parent pursuant to Section 7.2(a) (provided that the right to terminate this Agreement under Section 7.2(a) is not available to the Company at such time pursuant to the terms of Section 7.2(a)), or by Parent or the Company pursuant to Section 7.2(b) or by Parent pursuant to Section 7.3(c) as a result of a breach of a covenant by the Company, and (C) within 12 months following the date of such termination, the Company enters into a definitive agreement providing for the implementation of any Takeover Proposal or the Company consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement or consummates such Takeover Proposal, as applicable. For purposes of the this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “25%” will be deemed to be replaced by the figure “51%.”

(b) In the event that this Agreement is terminated by Parent under the provisions referred to in clause (B) of Section 7.6(a)(iii) (or could have been terminated under such section) and the circumstances referred to in clause (A) of Section 7.6(a)(iii) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.6(a)(iii) shall not have occurred, then the Company shall reimburse Parent (through payment by wire transfer of immediately available funds to an account or accounts designated by Parent), as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor, for all of Parent and MergerCo’s actual and reasonable documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent, MergerCo and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated in this Agreement (the “Acquiror Expenses”), but in no event more than Four Million dollars ($4,000,000) in the aggregate; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.6(a)(iii) shall not relieve the Company of its obligations to pay the Acquiror Expenses pursuant to this Section 7.6(b); and provided further that the payment by the Company of Acquiror Expenses pursuant to this Section 7.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.6(a)(iii). Notwithstanding anything contained herein to the contrary, in the event that Acquiror Expenses have been paid by the Company as provided for in this Section 7.6 and the Termination Fee subsequently becomes payable to the Company, the Company may deduct the amount of the Acquiror Expenses paid to Parent in accordance with this Section 7.6 from the Termination Fee otherwise payable to Parent.

(c) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.2(a) and on the Outside Date the conditions set forth in Sections 6.1, 6.2(a) and 6.2(b) would have been satisfied had the Closing been scheduled on the Outside Date, or (ii) Section 7.4(a) as a result of a breach of a covenant by Parent or MergerCo (including any failure to obtain the Financing that is not caused by a failure of the conditions in Sections 6.1, 6.2(a) and 6.2(b)) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Sections 6.1, 6.2(a) and 6.2(b) not to be satisfied on or prior to the Outside Date assuming the Closing were to be scheduled on such date, then Parent shall pay, or cause to be paid, to an account designated by the Company, by wire transfer of immediately available funds, an amount equal to Sixteen Million dollars ($16,000,000) (the “Reverse Termination Fee”) as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination. Under no circumstances shall the Reverse Termination Fee be payable more than once pursuant to this Section 7.6(c). In the event that this Agreement is terminated by (I) the Company under circumstances under which no Reverse Termination Fee is payable to the Company and no Termination Fee or Acquiror Expenses are payable to Parent, or (II) Parent under circumstances under which no Termination Fee or Acquiror Expenses are payable to Parent, Parent shall promptly (but in any event within two Business Days) following receipt of an invoice therefor reimburse the Company for any actual and reasonable documented out-of-pocket expenses incurred by the Company in connection with its performance of its obligations pursuant to the last sentence of Section 5.8(a).

(d) Each of the Company, Parent and MergerCo acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and MergerCo would not have entered into this Agreement, and that the damages resulting from termination of this Agreement under circumstances where a Termination Fee or a Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that each of the Termination Fee and the Reverse Termination Fee is a reasonable forecast of the actual damages which may be incurred and constitutes liquidated damages and not a penalty.

(e) If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and/or MergerCo in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f) If Parent fails to pay as directed in writing by the Company any amounts due to accounts designated by the Company pursuant to this Section 7.6 within the time periods specified in this Section 7.6, Parent shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(g) Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive the Reverse Termination Fee pursuant to this Section 7.6 and the guarantee thereof pursuant to the Limited Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, MergerCo, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, MergerCo, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 7.7    Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof; provided, however, that (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company (acting through the or on the recommendation of Negotiation Committee, if then in existence). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8    Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

VIII. MISCELLANEOUS

Section 8.1    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, standstill and non-solicitation provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and which expressly permits the Company to fulfill its obligations set forth in Section 5.3(c).

(2) “Accrediting Body” has the meaning set forth in Section 3.5(b).

(3) “Acquiror Disclosure Letter” has the meaning set forth in Article IV.

(4) “Acquiror Expenses” has the meaning set forth in Section 7.6(b).

(5) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. For the purposes of Sections 3.3(e), 3.4, 3.18(l)(i), 3.26 and 5.5, “Affiliate” shall exclude Douglas L. Becker, R. Christopher Hoehn-Saric, Peter J. Cohen, Jeffrey H. Cohen and Kevin Shaffer.

(6) “Agreement” has the meaning set forth in the Preamble.

(7) “Antitrust Division” has the meaning set forth in Section 5.8(a).

(8) “Asset Sales” means the sales and other transfers of property and assets (real, personal or mixed, tangible and intangible, and including the capital stock of any Subsidiaries) of the Company and its Subsidiaries (together with the transactions relating thereto) generally reflected on Section 8.1(8) of the Acquiror Disclosure Letter, as such Section 8.1(8) may be revised by Parent or MergerCo from time to time after the hereof with the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), which sales, transfers and other transactions shall be more specifically described to the Company or its Representatives by Parent, MergerCo or their respective Representatives after the date hereof and which are to be consummated immediately following the Effective Time.

(9) “Book-Entry Shares” has the meaning set forth in Section 2.1(c).

(10) “Business” means the Company’s operation and franchising of facilities that provide tutoring and other supplemental education services to pre-kindergarten through twelfth grade students, the operation of such facilities by any of the Company’s Subsidiaries, and the production and sale of educational products by any of the Company’s Subsidiaries.

(11) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in Baltimore, Maryland are generally closed.

(12) “Business Marks” means all the United States and foreign trademarks, service marks, company names, corporate names, trade names or d/b/a names which are used primarily in the Business as it is currently being conducted and operated, together with all goodwill associated therewith.

(13) “Business System” means the system for the franchising, development and operation of facilities conducting the Business under the Business Marks.

(14) “Certificate” has the meaning set forth in Section 2.1(c).

(15) “Certificate of Merger” has the meaning set forth in Section 1.3.

(16) “Common Stock” has the meaning set forth in the Recitals.

(17) “Closing” has the meaning set forth in Section 1.2.

(18) “Closing Date” has the meaning set forth in Section 1.2.

(19) “COBRA” has the meaning set forth in Section 3.16(f).

(20) “Code” means the Internal Revenue Code of 1986, as amended.

(21) “Common Stock” has the meaning set forth in the Recitals.

(22) “Company” has the meaning set forth in the Preamble.

(23) “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement (including any related funding mechanism now in effect or required in the future) whether or not subject to ERISA, whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

(24) “Company Board” has the meaning set forth in Section 3.2(a).

(25) “Company Board Recommendation” has the meaning set forth in Section 3.2(a).

(26) “Company Certificate” means the Company’s Amended and Restated Certificate of Incorporation.

(27) “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

(28) “Company Disclosure Letter” has the meaning set forth in Article III.

(29) “Company Expenses” has the meaning set forth in Section 7.6(c).

(30) “Company Financial Advisor” has the meaning set forth in Section 3.26.

(31) “Company International Employee Plan” has the meaning set forth in Section 3.16(k).

(32) “Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person, other than ownership of any equity interest in connection with a particular client Contract.

(33) “Company Material Adverse Effect” means any event, circumstance, development, change or effect (including those affecting or relating to any Company Joint Venture) that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets and liabilities taken as a whole, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (A) (1) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement or any natural disasters or any national or international calamity affecting the United States; (3) any general downturn in the industry in which the Company or any of its Subsidiaries operates, except, in the case of clauses

(1), (2) and (3), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company conducts its businesses; or (4) any change in the market price or trading volume of the Company’s securities, including as a result of the failure of the Company to meet analysts’ expectations; or (B) the public announcement of this Agreement and the transactions contemplated hereby; or (ii) would materially adversely affect the ability of the Company to consummate the Merger, or to perform its obligations hereunder, in a timely manner.

(34) “Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(35) “Company Proxy Statement” has the meaning set forth in Section 3.5.

(36) “Company SEC Documents” has the meaning set forth in Section 3.11(a).

(37) “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).

(38) “Company Stockholders Meeting” has the meaning set forth in Section 3.5.

(39) “Confidentiality Agreements” means that certain confidentiality letter agreement by and between the Company and Sterling Capital Partners, dated as of October 3, 2006 and any joinders thereto approved by the Company and executed by financing sources, or potential financing sources, prior to the date of this Agreement.

(40) “Continuation Period” has the meaning set forth in Section 5.6(a).

(41) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(42) “Debt Financing” has the meaning set forth in Section 4.6.

(43) “Debt Financing Letter” has the meaning set forth in Section 4.6.

(44) “DGCL” has the meaning set forth in Section 1.1.

(45) “Disclosed Contract” has the meaning set forth in Section 3.15(a).

(46) “Dissenting Shares” has the meaning set forth in Section 2.3.

(47) “Dissenting Stockholder” has the meaning set forth in Section 2.3.

(48) “EC Merger Regulation” has the meaning set forth in Section 3.5.

(49) “Effective Time” has the meaning set forth in Section 1.3.

(50) “Employees” has the meaning set forth in Section 5.6(a).

(51) “Environmental Claims” means, any administrative, regulatory or judicial actions or suits, or written orders, decrees, demands, directives, claims, liens, proceedings or notices of noncompliance or violation by any Governmental Entity, alleging liability for the Release of, or exposure to, any Hazardous Materials against the Company or any of its Subsidiaries, including any written claims for indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

(52) “Environmental Laws” means all applicable federal, state, local rules, regulations, orders, decrees or judgments, issued or promulgated by any Governmental Entity, governing pollution or the Release of, or exposure to, Hazardous Materials or natural resources pertaining to the protection or restoration of the environment, as in effect on the date of this Agreement.

(53) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(54) “Equity Financing” has the meaning set forth in Section 4.6.

(55) “Equity Financing Letters” has the meaning set forth in Section 4.6.

(56) “Equity Rollover” means the contribution by one or more stockholders of the Company to Parent or MergerCo of some or all of such stockholder’s Shares in exchange for membership interests in Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)), including the contributions pursuant to the Equity Rollover Commitment and certain of the Equity Financing Letters.

(57) “Equity Rollover Commitment” has the meaning set forth in Section 4.7.

(58) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(59) “Exchange Act” has the meaning set forth in Section 3.5.

(60) “Excluded Party” has the meaning set forth in Section 5.3(d).

(61) “Excluded Share(s)” has the meaning set forth in Section 2.1(b).

(62) “Expenses” has the meaning set forth in Section 5.11.

(63) “Financing” has the meaning set forth in Section 4.6.

(64) “Financing Letters” has the meaning set forth in Section 4.6.

(65) “Foreign Merger Control Laws” has the meaning set forth in Section 3.5.

(66) “Franchise Agreements” has the meaning set forth in Section 3.22(a)(i).

(67) “Franchisee” or “Licensee” means third parties who have been granted the right by the Company or any of its Subsidiaries to use any component of the Business System or the Business Marks.

(68) “Franchised Learning Centers” means facilities operated by Franchisees of the Company or any of its Subsidiaries using any components of the Business System or the Business Marks.

(69) “FTC” has the meaning set forth in Section 5.8(a).

(70) “GAAP” has the meaning set forth in Section 3.11(b).

(71) “Governmental Entity” has the meaning set forth in Section 3.5.

(72) “Guarantors” has the meaning set forth in Section 5.16.

(73) “Hazardous Materials” means (i) any substance that is regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

(74) “HSR Act” has the meaning set forth in Section 3.5.

(75) “Indemnified Parties” has the meaning set forth in Section 5.7(a).

(76) “Indemnifying Party” has the meaning set forth in Section 5.7(a).

(77) “Intellectual Property” means all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works), copyrights and copyright registrations and registration applications and renewals thereof; and (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, Franchisee, Licensee and supplier lists, pricing and cost information, and business and marketing plans and proposals); and all other Intellectual Property, in any medium, including digital, and in any jurisdiction.

(78) “IRS” has the meaning set forth in Section 3.18(b).

(79) “Knowledge” means, when used with respect to Parent, MergerCo or the Company, the actual knowledge, after reasonable inquiry and investigation, of the Persons set forth in Section 8.1(79) of the Acquiror Disclosure Letter or the Company Disclosure Letter, respectively.

(80) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(81) “Legal Action” has the meaning set forth in Section 3.14.

(82) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.

(83) “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

(84) “Limited Guarantees” has the meaning set forth in Section 5.16.

(85) “Material Company Benefit Plan” means (i) all Company Benefit Plans other than those that both (x) relate to fewer than 100 employees and (y) do not relate to or affect any officer, director, senior corporate executive or other employee that is a member of corporate headquarters staff and (ii) all Company Stock Award Plans.

(86) “Measurement Date” has the meaning set forth in Section 3.3(a).

(87) “Merger” has the meaning set forth in Section 1.1.

(88) “MergerCo” has the meaning set forth in the Preamble.

(89) “MergerCo Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would materially adversely affect Parent’s or MergerCo’s ability to consummate the Merger.

(90) “Merger Consideration” has the meaning set forth in Section 2.1(b).

(91) “Multiemployer Plan” has the meaning set forth in Section 3.16(a).

(92) “Multiple Employer Plan” has the meaning set forth in Section 3.16(a).

(93) “NASD” has the meaning set forth in Section 3.5.

(94) “NASDAQ” has the meaning set forth in Section 3.5.

(95) “Negotiation Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or MergerCo and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger but excluding the Asset Sales, and shall include any successor committee to the Negotiation Committee existing as of the date of this Agreement or any reconstitution thereof.

(96) “New Debt Financing Letters” has the meaning set forth in Section 4.6.

(97) “New Plans” has the meaning set forth in Section 5.6(c).

(98) “Old Plans” has the meaning set forth in Section 5.6(c).

(99) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(100) “Other Filings” has the meaning set forth in Section 5.5(c).

(101) “Outside Date” has the meaning set forth in Section 7.2(a).

(102) “Parent” has the meaning set forth in the Preamble.

(103) “Paying Agent” has the meaning set forth in Section 2.2(a).

(104) “Payment Fund” has the meaning set forth in Section 2.2(a).

(105) “PBGC” has the meaning set forth in Section 3.16(d).

(106) “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, authorization or registration.

(107) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings for which the

Company has established a reasonable reserve; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate; (viii) licenses of or other agreements related to Intellectual Property which are not intended to secure an obligation; and (ix) such other Liens that, individually or in the aggregate, (A) would not adversely affect the consummation of the Financing and (B) are not, and would not reasonably be expected to be, material to the Company or the Financing.

(108) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(109) “Preferred Stock” has the meaning set forth in Section 3.3(a).

(110) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(111) “Recommendation Change” has the meaning set forth in Section 5.3(d).

(112) “Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and their respective Subsidiaries.

(113) “Required Financial Information” has the meaning set forth in Section 5.13(a).

(114) “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.

(115) “Reverse Termination Fee” has the meaning set forth in Section 7.6(c)

(116) “Satisfaction Date” has the meaning set forth in Section 1.2.

(117) “Schedule 13E-3” has the meaning set forth in Section 3.5.

(118) “SEC” has the meaning set forth in Section 3.5.

(119) “Securities Act” has the meaning set forth in Section 3.11(a).

(120) “Share(s)” has the meaning set forth in Section 2.1(b).

(121) “Solvent” has the meaning set forth in Section 4.9.

(122) “SOX” has the meaning set forth in Section 3.11(a).

(123) “Stock Options” has the meaning set forth in Section 2.4(a).

(124) “Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.

(125) “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (acting through the Negotiation Committee, if then in existence) determines in its good faith judgment (following consultation with the Company Financial Advisors to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board (or the Negotiation Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “25%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

(126) “Surviving Corporation” has the meaning set forth in Section 1.1.

(127) “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 25% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(128) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.

(129) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(130) “Termination Fee” has the meaning set forth in Section 7.6(a).

(131) “Third-Party Beneficiary” has the meaning set forth in Section 8.9.

(132) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(133) “Voting Agreement” has the meaning set forth in the Recitals.

(134) “Withdrawal Liability” has the meaning specified in Section 3.16(d).

Section 8.2    Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes. References herein to federal, state, local or other applicable Laws refer to the laws of the United States, Canada, Germany, Austria and all other applicable jurisdictions. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 8.3    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.4    Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.5    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7    Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or MergerCo, to:

Edge Acquisition, LLC
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Facsimile:	(847) 480-0199
Attention:	Tom D. Wippman

with copies (which will not constitute notice to Parent or MergerCo) to each of:

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:	(312) 577-8864
Attention:	Saul E. Rudo, Esq.
Mark D. Wood, Esq.

If to the Company, to:

Educate, Inc.
1001 Fleet Street
Baltimore, Maryland 21202
Facsimile:	(410) 843-2139
Attention:	General Counsel

with copies (which will not constitute notice to the Company) to each of:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Facsimile:	(213) 621-5288
Attention:	Jeffrey H. Cohen, Esq.
Rick C. Madden, Esq.

Hughes Hubbard & Reed, LLP
One Battery Park Plaza
New York, New York 10004
Facsimile:	(212) 422-4726
Attention:	Candace K. Beinecke, Esq.
Kenneth A. Lefkowitz, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8    Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 5.7 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs and legal representatives (each such Indemnified Party, a “Third-Party Beneficiary”), and that each such Third-Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation in all respects fully and to the same extent as if such Third-Party Beneficiary were a party hereto.

Section 8.10    Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11    Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.12    Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party whether by operation of Law or otherwise. Any purported assignment not permitted under this Section 8.12 will be null and void ab initio.

Section 8.13    Remedies.

(a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and MergerCo for such losses or damages shall be limited to the amount of the Reverse Termination Fee, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Limited Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, MergerCo, the Guarantors, or their respective Representatives and Affiliates in connection therewith.

(b) The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article VII, Parent and MergerCo will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case with the posting of a bond or other security or proving actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or MergerCo or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 7.6(c); provided, however, that the Company shall be entitled to specific performance against Parent or MergerCo to prevent any breach by Parent or MergerCo of Section 5.13(c).

Section 8.14    Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

EDGE ACQUISITION, LLC

By:	/s/ Steven M. Taslitz
Name:	Steven M. Taslitz
Title:	President

EDGE ACQUISITION CORPORATION

By:	/s/ Steven M. Taslitz
Name:	Steven M. Taslitz
Title:	President

EDUCATE, INC.

By:	/s/ C. Alan Schroeder
Name:	C. Alan Schroeder
Title:	General Counsel and Secretary

Schedule 6.1(b)(iii)

Approvals or Consents Under Foreign Merger Control Laws

Foreign Merger Control Laws of Canada, Germany and Austria.

Schedule 6.1(b)(iv)

Approvals or Consents of Governmental Entities and Accrediting Bodies

See Schedule 6.1(b)(iii).

Annex B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of January 28, 2007, by and among Edge Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), Edge Acquisition, LLC, a Delaware limited liability company (“Parent”, and together with Acquisition Corp., the “Purchaser Parties”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each a “Stockholder” and collectively the “Stockholders”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, the Purchaser Parties and Educate, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (without giving effect to any amendment, supplement or modification not approved by the Stockholders) (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Corp. with and into the Company, upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, each Stockholder is the record or Beneficial Owner of that number of Shares set forth next to such Stockholder’s name on Schedule A hereto, and (except as otherwise set forth on Schedule A hereto) has the sole right to vote and dispose of such Shares; and

WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations therein, the Purchaser Parties have required that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I. CERTAIN DEFINITIONS

Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2 Other Definitions. For the purposes of this Agreement:

(a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b) “Expiration Time” has the meaning set forth in Section 2.1.

(c) “Legal Actions” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations.

(d) “Owned Shares” has the meaning set forth in Section 2.1.

(e) “Permits” means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.

(f) “Representative” means, with respect to any particular Person, any director, officer, employee, agent or other representative of such Person, including any consultant, accountant, legal counsel or investment banker.

(g) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted during the term of this Agreement and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares during the term of this Agreement and which are entitled to vote in respect of the matters contemplated by Article II; provided, that nothing herein shall be construed to give the Purchaser Parties any rights under that certain Nominating Agreement, dated as of July 25, 2004, by and among the Company, Apollo Sylvan, LLC, a Delaware limited liability company, and Apollo Sylvan II, LLC, a Delaware limited liability company.

(h) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

II. AGREEMENT TO VOTE

Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, such Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; and (ii) the termination of this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances (including any action sought by written consent (provided that nothing contained herein shall require the Company or the Stockholders to seek a written consent)) upon which a vote or other consent or approval is sought relating to any of the matters set forth in clause (z) below (any such meeting or other circumstance, a “Stockholder’s Meeting”), such Stockholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or at such Stockholder’s option otherwise cause its Owned Shares to be counted as present there at, for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Shares Beneficially Owned by such Stockholder and over which such Stockholder has voting control as of the relevant time (collectively, the “Owned Shares”) (A) in favor of the adoption of the Merger Agreement (whether or not recommended by the Company Board or any committee thereof) and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger but excluding the Asset Sales, (C) against any Takeover Proposal or any transaction contemplated by such Takeover Proposal, and (D) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.

Section 2.2 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new Shares or Stock Options with respect to which Beneficial Ownership and voting control is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Stockholder as of the date hereof.

Section 2.3 Restrictions on Transfer, Etc. Except as expressly provided for herein, or in the Merger Agreement, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer any Owned Shares or Stock Options; (ii) tender any Owned Shares or Stock Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Stockholder acknowledges and agrees that the intent of the foregoing sentences is to ensure that Parent retains the right under Section 2.4 to vote the Owned Shares and Stock Options in accordance with the terms of Section 2.4. Notwithstanding the foregoing, each Stockholder may make Transfers of Owned Shares for estate planning or similar purposes or to such Stockholder’s Affiliates, stockholders, members or partners so long as such Stockholder retains control over the voting and disposition of such Owned Shares and agrees in writing prior to such Transfer to continue to vote such Owned Shares in accordance with this Agreement. Each Stockholder further agrees to authorize, and hereby authorizes, the Purchaser Parties and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the transfer of the Owned Shares.

Section 2.4 Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent, with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Stockholder with respect to its Owned Shares solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1 as such proxy or its substitutes shall, in Parent’s sole and absolute discretion, deem proper with respect to such Owned Shares. The proxy granted by each Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law and is granted in order to secure such Stockholder's performance under this Agreement and also in consideration of the Purchaser Parties entering into this Agreement and the Merger Agreement. If any Stockholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Stockholder’s Owned Shares in accordance with the requirements of Section 2.1 above, then the Parent shall have the right to cause to be present or vote such Stockholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by the Purchaser Parties against such Stockholder in accordance with its terms.

(b) The number of Shares of Company Common Stock constituting Owned Shares of such Stockholder as of the date hereof, and the number of votes which the holder of such Shares shall be entitled to cast in respect of any matter as to which holders of Shares are entitled to cast votes, are set forth next to such Stockholder’s name on Schedule A of this Agreement. Such Stockholder is the record and Beneficial Owner of, and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement) to, the Owned Shares, and, except as provided in this Agreement, has the power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Stockholder’s Owned Shares. The Owned Shares set forth next to such Stockholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Stockholder as of the date hereof, and, except for such Stockholder’s Owned Shares and the Owned Shares owned by the other Stockholders who are parties to this Agreement, such Stockholder and such Stockholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (including Stock Options).

(c) Other than the filing by a Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by a Stockholder, the consummation by a Stockholder of the actions contemplated hereby or compliance by a Stockholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of, any organizational document or material Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder's Owned Shares), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares).

IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Section 4.1 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal (including, without limitation, under Section 262 of the Delaware General Corporation Law) or rights of dissent from the Merger that such Stockholder may have.

Section 4.2 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder's obligation under this Agreement.

Section 4.3 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein materially untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this Agreement.

Section 4.4 No Solicitation. Prior to the termination of this Agreement, subject to Section 6.18, each Stockholder agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of providing non-public information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal, (ii) engage or participate in any discussions or negotiations concerning, or provide or cause to be provided, or disclose any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed Takeover Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal, or (iv) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement. If, prior to the Expiration Time, a Stockholder receives a proposal with respect to the sale of Shares in connection with an Takeover Proposal, then such Stockholder shall promptly advise the Purchaser Parties of (i) any Takeover Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Takeover Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, and (iii) any inquiry or request for discussions or negotiations regarding an Takeover Proposal, including in each case the identity of the person making any such Takeover Proposal or indication or inquiry and the material terms of any such Takeover Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Takeover Proposal or inquiry), including any modification or change to the proposed consideration or any material other modifications thereto. Notwithstanding the foregoing, Stockholders are permitted solely to engage in discussions or negotiations with any Person or group of related Persons or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any Person or group of related Persons that has made a Takeover Proposal if, and only during such time as and only to the extent that the Company is permitted under the Merger Agreement to engage in discussions or negotiations with such Person or group of related Persons and provided that the Company is in compliance with Section 5.3 of the Merger Agreement. For the avoidance of doubt, the fact that the Company Board (or any committee thereof) shall determine that a Takeover Proposal is a Superior Proposal shall in no way affect or limit the obligations of any of the Stockholders under this Agreement, including Section 2.1 and this Section 4.4 (unless and until the Company terminates the Merger Agreement in accordance with Section 7.4(b) of the Merger Agreement).

V. TERMINATION

Section 5.1 Termination. This Agreement shall terminate without further action (a) upon termination of the Merger Agreement, (b) with the written consent of the parties hereto, (e) at the Effective Time, or (d) if the Merger Agreement is amended in any manner that is adverse to the Stockholders, including to reduce the consideration payable to the Stockholders.

Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.

VI. GENERAL

Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, to the address and facsimile number set forth below such Stockholder’s or Purchaser Party’s name on the signature page hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication, if to a Stockholder, will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void, except that each of the Purchaser Parties may assign its rights under this Agreement to any Affiliate of such Purchaser Party to which such Purchaser Party assigns its rights and obligations under the Merger Agreement in accordance with Section 8.12 of the Merger Agreement.

Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation in the case of each Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Stockholder’s Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of such Stockholder).

Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. References herein to federal, state, local or other applicable Laws refer to the laws of the United States. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.

Section 6.9 Extension; Waiver. At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.

Section 6.11 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 6.12 No Strict Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 6.14 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Purchaser Parties. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case with the necessity of posting bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

Section 6.17 WAIVER OF JURY TRIAL. EACH PARTYACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.17.

Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in its capacity as a director or officer of the Company (but not on its own behalf as a stockholder) and the taking of any actions (or failure to act) solely in its capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.

Section 6.19 Additional Stockholders. Additional Stockholders shall become a party to this Agreement upon their execution of this Agreement. Any such additional Stockholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.

[Remainder of Page Intentionally Left Blank.

Signature Pages Follow.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

PURCHASER PARTIES:

Edge Acquisition, LLC

By:	/S/ STEVEN M. TASLITZ
Name:	Steven M. Taslitz
Title:	President
Address:	Edge Acquisition, LLC
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Facsimile:	(847) 480-0199

Edge Acquisition Corporation

By:	/s/ STEVEN M. TASLITZ
Name:	Steven M. Taslitz
Title:	President
Address:	Edge Acquisition Corporation
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Facsimile:	(847) 480-0199

STOCKHOLDERS:

Apollo Sylvan, LLC

By:	/s/ AARON STONE
Name:	Aaron Stone
Title:	Vice President
Address:	Apollo Sylvan, LLC
Two Manhattanville Road
Purchase, New York 10577
Facsimile:

Apollo Sylvan II, LLC

By:	/s/ AARON STONE
Name:	Aaron Stone
Title:	Vice President
Address:	Apollo Sylvan II, LLC
Two Manhattanville Road
Purchase, New York 10577
Facsimile:

SCHEDULE A

BENEFICIAL OWNERSHIP OF SHARES OF COMPANY COMMON STOCK

Apollo Sylvan, LLC	21,400,134 shares of Company common stock

Apollo Sylvan II, LLC	1,188,144 shares of Company common stock

Annex C

January 27, 2007

Negotiation Committee of the Board of Directors

Educate, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Members of the Negotiation Committee:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Educate, Inc. (the “Company”), other than Edge Acquisition, LLC and its affiliates (the “Acquiror”), and Apollo Sylvan, LLC, Apollo Sylvan II, LLC, R. Christopher Hoehn-Saric, Peter J. Cohen, Kevin E. Shaffer, Jeffrey H. Cohen and any other holder of Company Common Stock exchanging shares for securities of the Acquiror (collectively, the “Excluded Persons”), from a financial point of view, of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 27, 2007 (the “Merger Agreement”), among the Company, Acquiror and Edge Acquisition Corporation (the “Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $8.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Negotiation Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company and the Acquiror and their respective affiliates, for which we have received, and would expect to receive, compensation. In addition, private investment funds associated with us own interests in funds associated with certain owners of the Acquiror. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror, any other company that may be involved in the Merger or their respective affiliates, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is solely for the information of the Negotiation Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders, other than the Excluded Persons.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/S/ CHARLES EDELSTEIN
Managing Director

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Annex D

HOULIHAN LOKEY HOWARD & ZUKIN

INVESTMENT BANKING SERVICES

www.hlhz.com

January 27, 2007

The Negotiation Committee of the Board of Directors of Educate, Inc.

1001 Fleet Street

Baltimore, MD 21202

Dear Members of the Negotiation Committee:

We understand that Educate, Inc. intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Edge Acquisition, LLC (“Parent”), Edge Acquisition Corporation, a wholly owned subsidiary of Parent (“MergerCo”), and Educate, Inc. (the “Company”). Pursuant to the Merger Agreement, the Company will merge with MergerCo (the “Merger”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) will be converted into the right to receive $8.00 in cash (the “Merger Consideration”) and the Company will become a wholly owned subsidiary of Parent. You have advised us that certain stockholders of the Company will exchange their shares of Common Stock for membership interests in Parent prior to the consummation of the Merger.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Negotiation Committee (the “Committee”) of the Board of Directors of the Company as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than Apollo Sylvan, LLC, Apollo Sylvan II, LLC, Parent, MergerCo, the holders of direct or indirect equity interests in Parent and each of their respective affiliates, including those stockholders of the Company who will exchange their shares of Common Stock for membership interests in Parent (collectively, the “Excluded Shareholders”) in the Merger is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and Company-prepared interim financial statements for the period ended December 31, 2006, which the Company’s management has identified as being the most current financial statements available;

2.	reviewed financial forecasts and projections prepared by the management of the Company with respect to the Company for the fiscal years ended December 31, 2007 through 2010;

3.	reviewed the most recent drafts provided to Houlihan Lokey as of January 27th, 2007, of the following agreements and documents:

a.	the Agreement and Plan of Merger;

b.	the Voting Agreement to be entered into by and among Parent, MergerCo and certain stockholders of the Company;

New York • 245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661.3070

Los Angeles Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London Paris Frankfurt Hong Kong

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital.

Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

The Negotiation Committee of the Board of Directors of Educate, Inc.

January 27, 2007

c.	the Limited Guarantee of Sterling Capital Partners II, L.P.;

d.	the Debt Commitment Letter provided by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. with respect to certain loans; and

e.	the equity commitment agreement of Sterling Capital Partners II, L.P.

4.	reviewed the letter, dated September 21, 2006, from R. Christopher Hoehn-Saric, Peter J. Cohen, Christopher Paucek, Sterling Capital Partners, LP, Sterling Capital Partners II, LP and certain limited partners and co-investors of Sterling Capital Partners, including Citigroup Private Equity, regarding a proposed transaction with the Company and the attached letters from Sterling Capital Partners and Citigroup Private Equity, indicating their interest in providing equity financing for such transaction;

5.	spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Merger, and spoken with representatives of the Committee’s other financial advisor and the Committee’s counsel regarding the Company, the Merger, and related matters;

6.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities since the Company’s initial public offering and those of certain publicly traded companies which we deemed relevant;

7.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

8.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or any stockholder of the Company is a party (other than the Merger).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all

The Negotiation Committee of the Board of Directors of Educate, Inc.

January 27, 2007

governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have a material adverse effect on the Company or any expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger or any alternatives to the Merger, (b) negotiate the terms of the Merger or (c) advise the Committee, the Board of Directors or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the Merger.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, any other party that may be involved in the Merger and their respective affiliates.

Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, has acted as financial advisor to the Committee with respect to the Merger and will receive a fee for such services. The Company has agreed to indemnify HLHZ and its affiliates (including Houlihan Lokey) for certain liabilities that may arise in connection with our engagement.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Board of Directors of the Company, the Company, Parent, MergerCo, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of,

The Negotiation Committee of the Board of Directors of Educate, Inc.

January 27, 2007

the Merger or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, Parent or MergerCo, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company, Parent, MergerCo or any other party might engage, (v) the tax or legal consequences of the Merger to the Company, Parent, MergerCo, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), (vii) whether or not the Company, Parent, MergerCo, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, or (viii) the solvency, creditworthiness or fair value of the Company, Parent, MergerCo or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Board of Directors of the Company, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than the Excluded Shareholders in the Merger is fair to such holders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex E

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise

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entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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